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Exhibit 99.(a)(1)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

This document should be read in conjunction with the accompanying Acceptance Forms, which form part of this document.

If you have sold or otherwise transferred all of your Celltech Shares or Celltech ADSs (other than pursuant to the Offer), please send this document, together with the accompanying documents and the reply-paid envelope as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. If you have sold or otherwise transferred only part of your holding of Celltech Shares or Celltech ADSs, you should retain these documents. However, the foregoing documents must not be forwarded or transmitted in or into Australia, Belgium, Canada or Japan or any jurisdiction where to do so would constitute a violation of the relevant laws in that jurisdiction.

Recommended Cash Offer
by
 Lazard & Co., Limited
on behalf of
 UCB S.A.
and (in the United States) by UCB S.A. itself
for
 Celltech Group plc

YOUR ATTENTION IS DRAWN TO THE LETTER FROM THE CHAIRMAN OF CELLTECH, WHICH IS SET OUT IN PART I OF THIS DOCUMENT AND WHICH CONTAINS THE RECOMMENDATION OF THE CELLTECH BOARD TO ACCEPT THE OFFER.

IF YOU ARE A HOLDER OF CELLTECH SHARES AND WISH TO ACCEPT THE OFFER, THE ACCOMPANYING FORM OF ACCEPTANCE SHOULD BE COMPLETED, SIGNED AND RETURNED, WHETHER OR NOT YOUR CELLTECH SHARES ARE HELD IN CREST, IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY CAPITA IRG PLC, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH NOT LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY TIME), ON 17 JUNE 2004.

THE PROCEDURE FOR ACCEPTING THE OFFER IS SET OUT IN PARAGRAPH 18 OF THE LETTER FROM LAZARD SET OUT IN PART II OF THIS DOCUMENT AND IN THE FORM OF ACCEPTANCE.

IF YOU ARE A HOLDER OF CELLTECH ADSs AND WISH TO ACCEPT THE OFFER, YOU SHOULD FOLLOW THE INSTRUCTIONS SET OUT IN PARAGRAPH 18(c) OF THE LETTER FROM LAZARD SET OUT IN PART II OF THIS DOCUMENT AND IN THE LETTER OF TRANSMITTAL.

        Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to anyone other than UCB for providing the protections afforded to clients of Lazard or for providing advice in relation to the Offer or the contents of this document.

        Each of Morgan Stanley and JPMorgan is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of Morgan Stanley or JPMorgan (as the case may be) or for providing advice in relation to the Offer or the contents of this document.

        The Offer in the United States is made solely by UCB and neither Lazard nor any of its affiliates is making the Offer in the United States.

        Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) will not be made, directly or indirectly, in or into a Restricted Jurisdiction and, subject to certain exemptions, the Offer will not be capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this document and the Acceptance Forms and any other accompanying document are not being, and must not be, directly or indirectly, mailed, forwarded, transmitted, sent or otherwise distributed or sent in, into or from a Restricted Jurisdiction and persons receiving this document, the Acceptance Forms and any other accompanying document (including custodians, nominees and trustees) must not mail, forward, transmit, send or otherwise distribute them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdiction.

        The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan or Belgium. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States or a Restricted Jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of a Restricted Jurisdiction. Under the terms of the Offer, holders of Celltech Securities who are US persons or otherwise located in the United States are not eligible to receive Loan Notes.

        Any person (including nominees, trustees and custodians) who would, or otherwise intends to, or may have a legal or contractual obligation to, forward this document and/or any related document to any jurisdiction outside the United Kingdom or the United States, should read paragraph 6 of Part B of Appendix I to this document before taking any action.

i

TO ACCEPT THE OFFER

1.
Complete the Form of Acceptance in accordance with paragraph 18 of the letter from Lazard set out in Part II of this document (see pages 9 to 25). A step-by-step guide to completing the Form of Acceptance has been sent to you with this document.

2.
Return as soon as possible the completed Form of Acceptance (along with any appropriate documents of title, such as your share certificate(s)) using the enclosed reply-paid envelope and, in any event, so as to be received by Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TH, no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004.

3.
If you hold your Celltech Shares in CREST, you should follow the additional procedures set out in paragraph 18(b) of the letter from Lazard set out in Part II of this document (see pages 9 to 25).

SHAREHOLDER HELPLINE 0870 162 3118 (calls charged at national rate)
(800) 261 1054 (toll free, if telephoning in the US)
+44 208 639 2157 (if telephoning from other countries)

Open Monday to Friday, 9 a.m. to 5 p.m. (London time)

        For legal reasons, the Shareholder Helpline will only be able to provide information contained in this document and the Form(s) of Acceptance and will be unable to give advice on the merits of the Offer or to provide financial advice.

Acceptances of the Offer must be received by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 17 June 2004.

IF YOU ARE A HOLDER OF CELLTECH ADSs, TO ACCEPT THE OFFER:

1.
complete the Letter of Transmittal in accordance with paragraph 18(c) of the letter from Lazard; and

2.
return as soon as possible the completed Letter of Transmittal (along with any appropriate documents of title, such as your Celltech ADRs) to the Tender Agent, using the enclosed reply-paid envelope.

Offer into the United States

If you are a resident of the United States, please read the following:

        The Offer is being made for securities of a UK company and, while the Offer is subject to UK and US disclosure requirements, US investors should be aware that this Offer Document has been prepared in accordance with a UK format and style, which differs from the US format and style. In particular, the appendices to this document contain information concerning the Offer required by UK and US disclosure requirements which may be material and which has not been summarised elsewhere in this document. In addition, the financial statements of UCB reproduced in this document have been prepared in accordance with generally accepted accounting principles in Belgium and the financial statements of Celltech reproduced in this document have been prepared in accordance with generally accepted accounting principles in the United Kingdom and thus neither set of financial statements may be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. In addition, the settlement procedure with respect to the Offer will comply with the rules of the City Code, which differ from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment of consideration.

        Celltech is organised under the laws of England and Wales. UCB is organised under the laws of Belgium. Some or all of the officers and directors of Celltech and UCB, respectively, are residents of countries other than the United States. In addition, a significant portion of the assets of Celltech and UCB are located outside the United States. As a result, it may be difficult for US shareholders of Celltech to effect service of process within the United States upon Celltech or UCB or their respective officers or directors or to enforce against them a judgement of a US court predicated upon the federal or state securities laws of the United States.

        As part of the Offer, Celltech Shareholders who are eligible to do so may elect for the Loan Note Alternative. The effect of electing for the Loan Note Alternative will be to allow eligible Celltech Shareholders resident in the United Kingdom to defer any taxable gain arising on a disposal of their Celltech Shares until such time as the Loan Notes are transferred or redeemed. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to Celltech Shareholders who are US persons or otherwise in the United States. The Loan Note Alternative is also not available to holders of Celltech ADSs.

        In accordance with the City Code, normal UK practice and Rule 14e-5 under the Exchange Act ("Rule 14e-5"), Lazard, Morgan Stanley and JPMorgan and/or their respective affiliates will continue to act as connected exempt market makers or connected exempt principal traders in Celltech Shares on the London Stock Exchange. Information regarding such activities which is required to be made public in the United Kingdom pursuant to the City Code is reported to a Regulatory Information Service of the UK Listing Authority. This information will also be made available to US holders of Celltech Shares and Celltech ADSs, if such holders contact the UK or US Information Agent on the Helpline.

        In addition, in accordance with normal UK practice and pursuant to exemptive relief granted by the SEC from Rule 14e-5, UCB and its nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Celltech Shares outside the United States during the period in which the Offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, including the City Code, the rules of the UK Listing Authority and the rules of the London Stock Exchange. This information will be disclosed in the United States through amendments to UCB's Tender Offer Statement on Schedule TO on file with the SEC to the extent that such information is made public in the United Kingdom pursuant to the City Code. Free copies of the Tender Offer Statement are available on the SEC's website at http://www.sec.gov.

        This Offer Document includes "forward-looking statements" relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB's and Celltech's control and are difficult to predict and that may cause actual results to differ materially from any future results expressed or implied by such forward-looking statements. In this Offer Document, the words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" and similar expressions, as they relate to UCB or its management, are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the pipeline or under development by UCB or Celltech; dependence on the existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech's filings with the SEC.

        All subsequent written and oral forward-looking statements attributable to UCB or Celltech or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this Offer Document. Neither UCB nor Celltech intend, or undertake any obligation, to update these forward-looking statements.

        Any person who, alone or acting together with any other person(s) pursuant to an agreement or any understanding (whether formal or informal) to acquire or control securities of Celltech, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of the issued share capital of Celltech is generally required under the provisions of Rule 8 of the City Code to notify a Regulatory Information Service and the Panel of every dealing in such securities during the Offer Period by not later than 12.00 noon (London time) on the business day following the date of the relevant transaction. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

        In the United States, the Offer is made solely by UCB, and neither Lazard nor any of its affiliates is making the Offer in the United States.

        Lazard Frères & Co. LLC is acting as dealer manager of the Offer in the United States.

v

FREQUENTLY ASKED QUESTIONS

        The following are some of the questions you, as a Celltech Shareholder and/or holder of Celltech ADSs, may have and answers to those questions. You are advised to read carefully the remainder of this document and the accompanying Form of Acceptance (in relation to Celltech Shares) or Letter of Transmittal (in relation to Celltech ADSs).

1      Who is offering to buy my shares?

  The Offer is being made by UCB, a company organised under the laws of Belgium, and (outside the United States) by Lazard on its behalf. The main listing of UCB's ordinary shares is on the First Market of Euronext Brussels.

  UCB is headquartered in Brussels, Belgium and is a pharmaceutical and specialty chemical company that does business through its approximately 120 subsidiaries in Europe, the Americas and Asia. UCB's businesses are focused in two sectors, UCB Pharma and Surface Specialties.

2      What are the classes and amounts of Celltech Securities sought in the Offer?

  UCB is seeking to acquire all of the issued and to be issued Celltech Securities, comprised of:

  •
  Celltech Shares listed on the London Stock Exchange; and

  •
  Celltech ADSs listed on the New York Stock Exchange.

3      What will I receive in exchange for my Celltech Securities?

  UCB is offering to pay:

for each Celltech Share	550 pence in cash

for each Celltech ADS*	1,100 pence, equivalent to $19.44 (as at 17 May 2004), in cash
* (each Celltech ADS representing two Celltech Shares)

4      How do I accept the Offer?

  If you are a holder of Celltech Shares, to accept the Offer, you must deliver a completed Form of Acceptance to the Receiving Agent not later than the time and date on which the Offer expires (see question 8 below). If you hold your Celltech Shares in certificated form, you must also deliver your share certificates. If you hold your Celltech Shares in CREST, you must follow the instructions set out in paragraph 18(b) of the letter from Lazard set out in Part II of this document.

  If you are a holder of Celltech ADSs, to accept the Offer, you must deliver your Celltech ADRs evidencing your Celltech ADSs, together with a completed Letter of Transmittal, to the Tender Agent not later than the time and date on which the Offer expires (see question 8 below).

  If your Celltech ADSs are held in a "street name" in the United States, your nominee can tender them through the applicable book entry transfer system. In addition, in the case of Celltech ADSs, if you cannot get any document or instrument that is required to be delivered by the expiration of the Offer, you may gain some time by following the procedures for guaranteed delivery. See paragraph 18(c) of the letter from Lazard and paragraph 2 of Part C of Appendix I to this document.

5      How does the Offer compare with recent prices of Celltech Shares and Celltech ADSs?

  The Offer for Celltech Shares represents a premium of:

  •
  27.8 per cent. to the Closing Price of 430.5 pence per Celltech Share on 17 May 2004, the last business day prior to the announcement by Celltech of the Offer;

  •
  26.3 per cent. to the average Closing Price of 435.6 pence per Celltech Share during the three months prior to 17 May 2004; and

  •
  44.7 per cent. to the average Closing Price of 380.1 pence per Celltech Share during the twelve months prior to 17 May 2004.

  See paragraph 3 of Appendix V to this document for the variation in the prices of Celltech Shares and Celltech ADSs.

6      Do the Directors of Celltech support the Offer?

  Yes. The Celltech Board, which has been so advised by Morgan Stanley and JPMorgan, considers the terms of the Offer to be fair and reasonable. In providing advice to the Celltech Board, Morgan Stanley and JPMorgan have taken into account the commercial assessments of the Celltech Board. Accordingly, the Celltech Board unanimously recommends that Celltech Shareholders accept the Offer, as they and certain members of their families have irrevocably undertaken to do in respect of Celltech Shares beneficially owned and controlled by them. See the letter from the Chairman of Celltech in the next section of this document.

7      Does UCB have the financial resources to make payment?

  Yes. The Offer will be financed from funds made available to UCB pursuant to financing agreements. The Offer is not conditional upon any financing arrangements. See paragraph 7 of Appendix V to this document.

8      How long do I have to accept the Offer?

  You will have until 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004 to accept the Offer or withdraw your acceptance, unless the Initial Offer Period is extended. In addition, you may accept the Offer but not withdraw your acceptance during the Subsequent Offer Period except in the limited circumstances described in paragraph 3 of Part B of Appendix I. If you are a holder of Celltech ADSs and you cannot deliver everything that is required in order to make a valid tender of Celltech ADSs by that time, you may be able to use a Guaranteed Delivery Procedure, which is described later in this document. See paragraph 18(c) of the letter from Lazard and paragraph 2 of Part C of Appendix I to this document.

9      Until what time can I withdraw my acceptance?

  The Initial Offer Period for acceptances and withdrawals is the period from the date of this document until the time and date (not being before 3.00 p.m. (London time), 10.00 a.m. (New York City time)), on 17 June 2004 and not, except with the consent of the Panel, being after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 18 July 2004) on which date all the Conditions are satisfied, fulfilled or, to the extent permitted, waived or, if earlier, the time and date on which the Offer lapses.

  Unless the Offer has lapsed, the Subsequent Offer Period starts as soon as the Initial Offer Period terminates. The Subsequent Offer Period must remain open for at least 14 days but it may be extended beyond that time by UCB until a further specified date or until further notice.

  You can withdraw your acceptance during the Initial Offer Period but not during the Subsequent Offer Period except in the limited circumstances described in paragraph 3 of Part B of Appendix I. See paragraph 3 of Part B of Appendix I of this document.

10    Can the Offer be extended and under what circumstances?

  If all of the Conditions have not been either satisfied, fulfilled or, to the extent permitted, waived by UCB by 3.00 p.m. London time, 10.00 a.m. (New York City time) on 17 June 2004, UCB may choose, but shall not be obliged, to extend the Initial Offer Period. UCB may also be required to extend the Initial Offer Period under applicable UK and US securities laws if it changes the Offer in any material respect. The Initial Offer Period for acceptances and withdrawals cannot be extended beyond 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 18 July 2004 without the consent of the Panel.

  Once all the Conditions have been either satisfied, fulfilled or, to the extent permitted, waived by UCB it will extend the Offer for a Subsequent Offer Period of at least 14 days. See paragraph 1 of Part B of Appendix I to this document.

11    How will I be notified if the Offer is extended?

  If UCB extends the Offer, it will make a public announcement of the extension not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the next business day after the date on which the Offer was scheduled to expire. See paragraph 1 of Part B of Appendix I to this document.

  UCB will also announce by not later than 8.00 a.m. (London time) in the United Kingdom, and 8.00 a.m. (New York City time) in the United States, on the business day following the end of the

  Initial Offer Period that there will be a Subsequent Offer Period. The Subsequent Offer Period will remain open for at least 14 days but UCB may extend it beyond that time until a further specified date or until further notice.

12    What are the most significant conditions to the Offer?

  Unless it has received valid acceptances (which have not been properly withdrawn) in respect of at least 90 per cent. of the Celltech Shares (including Celltech Shares represented by Celltech ADSs) to which the Offer relates, UCB is not obliged to purchase any Celltech Shares and/or Celltech ADSs. This percentage may be reduced at the discretion of UCB, subject to certain limits. At least five US business days prior to any reduction, UCB will announce that it may do this through a press release and an advertisement in a newspaper with general circulation in the United States.

  UCB is not obliged to purchase any Celltech Shares and/or Celltech ADSs unless, among other things, each of the antitrust authorities in Germany and Austria approve the transaction on terms reasonably satisfactory to UCB. In relation to the United Kingdom, the Offer is conditional on the OFT indicating either that they do not have jurisdiction over the transaction or do not intend to refer the transaction to the Competition Commission and in relation to the US, the Offer is conditional on a filing being made and the applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated.

  See Part A of Appendix I to this document.

13    How do I withdraw my acceptance?

  To withdraw an acceptance in relation to the Offer for Celltech Shares or Celltech ADSs, you must deliver a written notice of withdrawal with the required information to the Receiving Agent or the Tender Agent, as applicable, while you still have the right to withdraw the Celltech Shares or Celltech ADSs. See paragraph 3 of Part B of Appendix I to this document.

14    Will the Offer be followed by a compulsory acquisition?

  If all of the Conditions to the Offer are either satisfied, fulfilled or, where permitted, waived and UCB has acquired 90 per cent. in nominal value of Celltech Shares (including Celltech Shares represented by Celltech ADSs) within the statutory time period, then UCB will be entitled to and intends to acquire all remaining Celltech Shares (including those represented by Celltech ADSs) pursuant to the Companies Act. Celltech Shareholders and holders of Celltech ADSs subject to the compulsory acquisition would be offered the same consideration as those Celltech Shareholders and holders of Celltech ADSs who accept the Offer. See paragraph 7(c) of Part B of Appendix I to this document.

15    If I decide not to accept, how will the Offer affect my securities?

  If UCB is able to, it will acquire all Celltech Shares (including Celltech Shares represented by Celltech ADSs) for which it has not received acceptances pursuant to the compulsory acquisition provisions of the Companies Act. UCB also intends to procure the making of an application by Celltech for the removal of Celltech Shares from the Official List and for the cancellation of trading in Celltech Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 Business Days after the Offer becomes or is declared unconditional in all respects. UCB also intends to procure that Celltech applies for de-listing of the Celltech ADSs from the New York Stock Exchange. Such de-listings and cancellation would significantly reduce the liquidity and marketability of any Celltech Securities not tendered in the Offer. UCB may also request that Celltech terminate the existing deposit agreement through which the ADS programme is operated. See paragraph 7(d) of Part B of Appendix I to this document.

16    Can I choose the currency of the cash that I receive?

  If you accept the Offer for Celltech Shares, you will receive the price for your shares in pounds sterling.

  If you accept the Offer for Celltech ADSs, you will receive the price for your ADSs in US dollars unless you specifically elect to receive it in pounds sterling.

  Where you are receiving US dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable on the spot market in London on the date the cash consideration is made available by UCB to the Tender Agent for delivery in respect of your Celltech ADSs. The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the Tender Agent by UCB.

  See paragraph 20 of the letter from Lazard and paragraph 2(j) of Part C of Appendix I to this document.

17    Will I have to pay any fees or commissions?

  If you are the registered owner of your Celltech Shares and/or Celltech ADSs and you accept the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Celltech Shares and/or Celltech ADSs through a broker or other nominee, and your broker accepts the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

18    Will I be taxed on the cash that I receive?

  For UK tax purposes, a UK resident holder who accepts the Offer and elects for the cash consideration (to the extent that cash consideration, rather than Loan Notes, is received in return for those Celltech Shares) will generally realise an immediate chargeable gain or allowable loss if the Offer becomes unconditional.

  For US federal income tax purposes, a US Holder will generally recognise a capital gain or loss on the exchange of Celltech Shares or Celltech ADSs in an amount equal to the difference between the US Holder's tax basis in its Celltech Shares or Celltech ADSs and the offer consideration valued in US dollars. A US Holder may also recognise an exchange gain or loss due to currency fluctuations.

  Further information regarding the application of both UK and US tax laws to holders of Celltech Securities who accept the Offer is set out in paragraph 16 of the letter from Lazard set out in Part II of this document.

19    Is there an alternative to cash consideration for my Celltech Securities?

  As part of the Offer, Celltech Shareholders who are eligible to do so may elect to receive some or all of their consideration in Loan Notes. For UK tax purposes, the effect of electing for the Loan Note Alternative should be to allow eligible Celltech Shareholders to defer any taxable gain arising on a disposal of their Celltech Shares (to the extent that Loan Notes, rather than cash, are received in return for those Celltech Shares) until such time as the Loan Notes are transferred or redeemed. Such tax treatment is not available for the Loan Note Alternative under US federal income tax laws and the Loan Note Alternative is not available to Celltech Shareholders who are US persons or persons resident in a Restricted Jurisdiction. The Loan Note Alternative is also not available to holders of Celltech ADSs.

  Further information relating to the Loan Note Alternative is set out in paragraph 3 of the letter from Lazard and Appendix II to this document.

20    Who can answer questions I might have about the Offer?

  If you have any questions about procedures for acceptance of the Offer, you should contact the Helpline on one of the following numbers:

  •
  From the United Kingdom*: 0870 162 3118

  •
  From other countries: +44 208 639 2157

  •
  Toll free in the United States: (800) 261 1054

  *
  Call charged at national rate

PART I

LETTER FROM THE CHAIRMAN OF CELLTECH

        19 May 2004

To:    Celltech Shareholders and holders of Celltech ADSs and, for information only, to participants in the Celltech Share Plans

Dear Shareholder or ADS holder,

RECOMMENDED CASH OFFER BY UCB FOR CELLTECH

1      Introduction

        The boards of UCB and Celltech announced on 18 May 2004 that they have agreed the terms of a recommended cash offer for the entire issued and to be issued share capital of Celltech.

        I am now writing to you to set out the terms of the Offer, to explain the background to and the reasons for our recommendation of the Offer and to seek your acceptance of the Offer.

2      Summary Terms of the Offer

        The Offer (on the terms and subject to the conditions set out in this document and in the Acceptance Forms) is contained in the letter from Lazard, UCB's financial adviser, set out in Part II of this document.

        Under the terms of the Offer, holders of Celltech Securities will receive:

for each Celltech Share	550 pence in cash from UCB

        This represents:

for each Celltech ADS	1,100 pence, equivalent to $19.44 (as at 17 May 2004), in cash from UCB

        The Offer values the entire issued and to be issued share capital of Celltech at approximately £1,530 million.

        The Offer represents a premium of:

•
27.8 per cent. to the Closing Price of 430.5 pence per Celltech Share on 17 May 2004, the last business day prior to the announcement by Celltech of the Offer;

•
26.3 per cent. to the average Closing Price of 435.6 pence per Celltech Share during the three months prior to 17 May 2004; and

•
44.7 per cent. to the average Closing Price of 380.1 pence per Celltech Share during the twelve months prior to 17 May 2004.

        The Celltech Shares (including those represented by Celltech ADSs) will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption

Celltech Group plc    208 Bath Road    Slough    Berkshire SL1 3WE    United Kingdom
Tel: +44(0) 1753 534655    Fax: +44(0) 1753 536632    www.celltechgroup.com
Registered Office as above.    Registered in England No. 2159282

and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of the Announcement.

3      Loan Note Alternative

        As an alternative to some or all of the cash consideration of 550 pence per Celltech Share which they would otherwise receive under the Offer, Celltech Shareholders (other than certain overseas shareholders) who validly accept the Offer will be able to elect to receive Loan Notes. The Loan Note Alternative will be made available on the following basis:

      for every whole £1 in cash consideration £1 nominal value of Loan Notes

        A summary of the terms of the Loan Note Alternative is set out in the letter from Lazard in Part II of this document and further details of the Loan Notes are set out in Appendix II to this document.

4      Information on Celltech

        Celltech is one of the largest European-based biopharmaceutical companies, possessing significant discovery and development capabilities, a broad product pipeline, and an international pharmaceutical business, with operations in the United States and Europe. It derives revenues from the licensing of its technologies and products and the sale of pharmaceutical products through its pharmaceutical business.

        The discovery and development activities are focused on treatments for auto-immune and inflammatory disorders and oncology. Its pipeline includes candidates comprising new chemical entities and antibody-based therapeutics, in pre-clinical or clinical development and marketing licence registration. Its technology base includes a leading position in antibody engineering and extensive medicinal chemistry capabilities. Celltech has a range of discovery, development and commercialisation collaborations with leading pharmaceutical and biotechnology companies including: Abgenix, Amgen, AstraZeneca, Biogen Idec, Johnson & Johnson, Merck, NeoGenesis, Seattle Genetics and Wyeth.

        Celltech Shares are traded on the London Stock Exchange and Celltech ADSs are listed on the New York Stock Exchange. Cazenove & Co. Limited acts as broker to Celltech.

5      Celltech current trading

        Celltech announced its preliminary results for the year ended 31 December 2003 on 16 March 2004 and posted the annual report and accounts for such period to Celltech Shareholders during the week commencing 19 April 2004. For the year ended 31 December 2003, in accordance with generally accepted accounting principles in the United Kingdom, Celltech reported turnover of £353.3 million (2002: £329.6 million) with operating profit pre exceptional items and goodwill of £49.5 million (2002: £49.0 million) and net assets of £505.9 million (2002: £564.4 million). The Celltech Board considers that Celltech's business continues to perform in line with the Celltech Board's expectations.

6      Background to and reasons for recommending the Offer

        On 1 December 2003, Celltech announced that it had regained full control of CDP870 following termination of its previous collaboration agreement with Pfizer. Celltech subsequently was contacted by a number of potential partners with a view to entering into a new collaboration agreement. As announced on 31 March 2004, Celltech received expressions of interest from a range of leading pharmaceutical and biotechnology companies and over recent weeks entered detailed late stage discussions with a number of parties.

        As part of these discussions, UCB proposed terms for a collaboration agreement which the Celltech Board considered to be the best route for the successful development and commercialisation of CDP870 given the terms proposed, the strength of UCB's specialist sales network and the relevant expertise of UCB's senior management. Celltech's management believe that, based on like for like commercial assumptions, the CDP870 agreement with UCB is of broadly equivalent value to the prior agreement with Pfizer. This agreement with UCB, which is not conditional on completion of the Offer, was announced on 18 May 2004.

        During the course of the CDP870 discussions, UCB also proposed combining the Celltech and UCB businesses in their entirety by way of an offer for Celltech by UCB. Having considered UCB's Offer, the Celltech Board has concluded that the Offer, which was announced on 18 May 2004 and full details of which are set out in this document, should unanimously be recommended to shareholders. For further information regarding the background to the Offer, see paragraph 9(h) of Appendix V to this document.

7      Management and Employees

        UCB has assured the Celltech Board that, following the Offer becoming or being declared unconditional in all respects, the existing employment rights, including pension rights, of all employees of the Celltech Group will be fully safeguarded.

8      Celltech Share Plans

        The Offer will (subject to compliance with any applicable local laws) extend to any Celltech Shares issued fully paid (or credited as fully paid) or unconditionally allotted or issued while the Offer remains open for acceptance (or such earlier date as UCB may, subject to the City Code and the Exchange Act, determine, not being earlier than the date on which the Offer becomes unconditional as to acceptances), as a result of the exercise of options granted under the Celltech Share Plans. As soon as practicable after the Offer becomes or is declared unconditional in all respects, appropriate proposals will (taking into account any local laws) be made to the holders of options under the Celltech Share Plans.

9      Irrevocable undertakings

        UCB has received irrevocable undertakings to accept (or procure the acceptance of) the Offer from Celltech Directors and certain members of their immediate families in respect of, in aggregate, 493,029 Celltech Shares, representing all of the Celltech Shares beneficially owned and controlled by them and representing approximately 0.18 per cent. of the existing issued share capital of Celltech. Such undertakings cease to be binding only if the Offer lapses or is withdrawn.

10    Inducement Fee

        Celltech and UCB have entered into an agreement under which Celltech has agreed to pay UCB a sum of £15.25 million in certain circumstances. Further details of the inducement fee arrangement are set out in paragraph 15 in the letter from Lazard set out in Part II of this document and in paragraph 9(a) of Appendix V of this document.

11    Taxation

        Your attention is drawn to paragraph 16 of the letter from Lazard set out in Part II of this document. If you are in any doubt as to your tax position or are subject to taxation in any jurisdiction other than the United Kingdom or the United States, you should consult an appropriate professional adviser immediately.

12    Action to be taken to accept the Offer

        Your attention is drawn to the letter from Lazard in Part II of this document, the Appendices to this document and the accompanying Form of Acceptance or (if you are a holder of Celltech ADSs) Letter of Transmittal. The procedure for acceptance of the Offer in relation to Celltech Shares is set out in paragraph 18 of the letter from Lazard in Part II of this document and in the Form of Acceptance or (if you are a holder of Celltech ADSs) the Letter of Transmittal.

        A separate step-by-step guide on how to fill in your Form of Acceptance has been enclosed with this document.

        If you are a holder of Celltech Shares, in order to accept the Offer, you should complete and return the accompanying Form of Acceptance, whether or not your Celltech Shares are in CREST, in accordance with the instructions thereon as soon as possible and, in any event, so as to be received by post or by hand (during normal business hours only) by Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, by no later than 3.00 p.m. (London time) on 17 June 2004.

        If you require further assistance on how to complete the Form of Acceptance, please call the Helpline. Please note that the Helpline will be unable to advise you on whether or not to accept the Offer or whether you should elect for the Loan Note Alternative.

        Your decision as to whether to elect to receive cash or Loan Notes will depend on your individual circumstances, including your tax position. Paragraph 16 of the letter from Lazard set out in Part II of this document sets out certain implications of acceptance of the Offer in relation to United Kingdom and United States taxation. If you are in any doubt about the actions you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent financial adviser, duly authorised under the Financial Services and Markets Act 2000, if you are resident in the United Kingdom or, if not, another appropriately authorised independent financial adviser.

        If you are a holder of Celltech ADSs, in order to accept the Offer you should complete the Letter of Transmittal in accordance with paragraph 18(c) of the letter from Lazard and paragraph 2 of Part C of Appendix I to this document. If you require further assistance on how to complete the Letter of Transmittal, please call the Helpline.

13    Recommendation

        The Celltech Board, which has been so advised by Morgan Stanley and JPMorgan, considers the terms of the Offer to be fair and reasonable. In providing advice to the Celltech Board, Morgan Stanley and JPMorgan have taken into account the commercial assessments of the Celltech Board.

        Accordingly, the Celltech Board unanimously recommends that Celltech Shareholders accept the Offer, as Celltech Directors and certain members of their immediate families have irrevocably undertaken to do in respect of all of the Celltech Shares beneficially owned and controlled by them representing, in aggregate, 493,029 Celltech Shares and representing approximately 0.18 per cent. of the issued share capital of Celltech.

Yours faithfully

Dr Peter Fellner
 Chairman

PART II

LETTER FROM LAZARD

LAZARD & CO., LIMITED 50 Stratton Street, London W1J 8LL Authorised and regulated by the Financial Services Authority Member of the London Stock Exchange Registered in England no. 162175

        19 May 2004

To:    Celltech Shareholders and to the holders of Celltech ADSs and, for information only, to participants in the Celltech Share Plans

Dear Shareholder or ADS holder,

RECOMMENDED CASH OFFER BY UCB FOR CELLTECH

1      Introduction

        On 18 May 2004, the boards of UCB and Celltech announced that they had reached agreement on the terms of a recommended cash offer for the entire issued and to be issued ordinary share capital of Celltech. The Offer is being made (outside the United States) by Lazard on behalf of UCB and (in the United States) by UCB itself. The offer and this document are subject to the applicable requirements of both the City Code and the Exchange Act, subject to customary exemptions granted by the SEC in relation to the Offer.

        Your attention is drawn to the letter of recommendation from the Chairman of Celltech in Part I of this document, which sets out the reasons why the Celltech Board, which has been so advised by Morgan Stanley and JPMorgan, considers the terms of the Offer to be fair and reasonable and unanimously recommends that all Celltech Shareholders accept the Offer, as Celltech Directors and certain members of their immediate families have irrevocably undertaken to do (or procure to be done) in respect of all of the Celltech Shares beneficially owned and controlled by them amounting to, in aggregate, 493,029 Celltech Shares, representing approximately 0.18 per cent. of the existing issued share capital of Celltech.

        In providing advice to the Celltech Board, Morgan Stanley and JPMorgan have taken into account the commercial assessments of the Celltech Board.

2      Summary of the Offer

        Lazard, on behalf of UCB (outside the United States), and UCB itself (inside the United States) offer to acquire (on the terms and subject to the conditions set out in this document and in the Acceptance Forms) the entire issued and to be issued share capital of Celltech for cash. The Offer is being made on the following basis:

for each Celltech Share	550 pence in cash from UCB
for each Celltech ADS	1,100 pence in cash, equivalent to $19.44 (as at 17 May 2004), from UCB

        The Offer values the entire issued and to be issued share capital of Celltech at approximately £1,530 million.

        The Offer represents a premium of:

•
27.8 per cent. to the Closing Price of 430.5 pence per Celltech Share on 17 May 2004, the last business day prior to the announcement by Celltech of the Offer;

•
26.3 per cent. to the average Closing Price of 435.6 pence per Celltech Share during the three months prior to 17 May 2004; and

•
44.7 per cent. to the average Closing Price of 380.1 pence per Celltech Share during the twelve months prior to 17 May 2004.

        Celltech Shares (including those represented by Celltech ADSs) will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights attaching now or hereafter attaching thereto including, without limitation, voting rights and the right to receive and retain all dividends and other distributions (if any), declared, made or paid on or after the date of the Announcement.

        The Offer (including the Loan Note Alternative) will be subject to the conditions and further terms set out or referred to in Appendix I to this document and in the Acceptance Forms.

        If you are a Celltech Shareholder, to accept the Offer you should return the Form of Acceptance whether or not your Celltech Shares are in CREST, together with all other required documents (such as your share certificate(s)), as soon as possible and, in any event, so as to be received by Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH by no later than 3.00 p.m. (London time) on 17 June 2004.

        The procedure for acceptance of the Offer if you are a Celltech Shareholder is set out in paragraph 18 below and in paragraph 1 of Part C of Appendix I to this document, and in the accompanying Form of Acceptance.

        In addition, a separate step-by-step guide to completing the Form of Acceptance has been sent to you with this document.

        If you are a holder of Celltech ADSs, you should follow the instructions set out in paragraph 18(c) below and in paragraph 2 of Part C of Appendix I to this document.

3      Loan Note Alternative

        Celltech Shareholders (other than certain Overseas Shareholders) who validly accept the Offer will be able to elect to receive Loan Notes instead of some or all of the cash to which they would otherwise become entitled under the terms of the Offer. The Loan Note Alternative is being made available on the following basis:

    for every whole £1 in cash consideration £1 nominal value of Loan Notes

        The Loan Notes, which will be governed by English law, will be unsecured and will be issued credited as fully paid in amounts and integral multiples of £1 nominal value. All fractional entitlements to the Loan Notes will be disregarded. No application will be made for the Loan Notes to be listed or dealt on any stock exchange.

        The Loan Notes will bear interest at 0.75 per cent. below six month sterling LIBOR (as described in paragraph 2 of Appendix II). Interest will be payable by six-monthly instalments in arrears (less any tax required to be withheld) on 31 March and 30 September in each year. The first payment of interest will be made on 31 March 2005 (the "First Payment Date"). On the First Payment Date, interest will be paid in respect of the period from (and including) the first date of issue of any of the Loan Notes to (but excluding) the First Payment Date. The Loan Notes will be redeemable in whole or in part for cash at the option of Noteholders on the First Payment Date and on subsequent interest payment dates. No Loan Notes may be redeemed before the First Payment Date. In certain circumstances (set out in the Loan Note Instrument), UCB will have the right to redeem all of the Loan Notes. If not previously redeemed, all outstanding Loan Notes will be redeemed on 30 September 2010.

        No Loan Notes will be issued unless, on or before the date on which the Offer becomes or is declared unconditional in all respects, valid elections have been received in respect of at least £5 million in nominal value of Loan Notes. If insufficient elections are received, Celltech Shareholders electing for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer.

        Subject as aforesaid, the Loan Note Alternative will remain open for acceptance for so long as the Offer remains open for acceptance. The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects.

        Lazard, financial adviser to UCB, has advised that based on market conditions on 18 May 2004 (the last practicable date prior to the posting of this document), in its opinion, if the Loan Notes had been in issue on that date, the value of each £1 nominal of Loan Notes would have been approximately 99 pence.

        Celltech Shareholders and holders of Celltech ADSs who are not resident in the United Kingdom should refer to paragraph 17 below and paragraph 6 of Part B of Appendix I.

4      Irrevocable undertakings

        UCB has received irrevocable undertakings to accept (or procure the acceptance of) the Offer from Celltech Directors and certain members of their immediate families in respect of all of the Celltech Shares beneficially owned and controlled by them amounting to, in aggregate, 493,029 Celltech Shares, representing approximately 0.18 per cent. of the existing issued share capital of Celltech.

5      Background to and reasons for the Offer

        The combination of UCB and Celltech will create a European-based company which will be one of the largest biopharmaceutical companies in the world. In a number of important areas the combined group will benefit from a high degree of complementarity:

•
complementary product offerings: the combined group will have strong positions in specialty therapeutic areas such as Central Nervous System (Epilepsy, Multiple Sclerosis, Parkinson's Disease, etc.), Inflammation (Respiratory, Rheumatology, Gastro-Enterology) and Oncology;

•
strengthened research and development: the combined group will benefit from Celltech's innovative expertise in biotechnological R&D, especially monoclonal antibodies, and UCB's expertise in pharmaceutical chemistry. This will result in a significantly strengthened combination of small and large molecule discovery and development expertise allowing the combined group to increase the flow of drug development candidates;

•
stronger and broader commercial operations (US, Europe and Asia): the combined group will be better positioned, through its enhanced global presence, to commercialise and launch new products, particularly in the specialist areas in which the combination will focus and where UCB has already demonstrated its ability to launch and propel products successfully to market leadership (e.g. Keppra); and

•
the blending of skills and culture, through the successful combination of competencies at all levels of the combined entity, will accelerate innovation and profitable growth.

        The R&D operations of the combined group will have its headquarters in Slough, UK.

        Dr Göran Ando will be deputy chief executive officer of the combined group, Mr Peter Allen will be in charge of integration and Dr Melanie Lee will be head of the combined group's R&D operations.

        On 18 May 2004, UCB and Celltech entered into a co-exclusive world-wide collaboration agreement for the research, development and commercialisation of CDP870, Celltech's anti-TNF-alpha PEGylated antibody fragment, for all indications outside of Crohn's disease in North America and major European markets. This collaboration agreement is not conditional upon the success of the Offer for Celltech by UCB.

6      Financial Effects of the Transaction

        The cash consideration due under the Offer will be financed from the facilities described in paragraph 7 of Appendix V. It is expected that the transaction will be earnings accretive post synergies and before goodwill and other intangibles amortisation, after the second full year.

7      Information on the Celltech Group and Celltech current trading

        Celltech is one of the largest European-based biopharmaceutical companies, possessing significant discovery and development capabilities, a broad product pipeline, and an international pharmaceutical business, with operations in the United States and Europe. It derives revenues from the licensing of its technologies and products and the sale of pharmaceutical products through its pharmaceutical business.

        The discovery and development activities are focused on treatments for auto-immune and inflammatory disorders and oncology. Its pipeline includes candidates comprising new chemical entities and antibody-based therapeutics, in pre-clinical or clinical development and marketing licence registration. Its technology base includes a leading position in antibody engineering and extensive medicinal chemistry capabilities. Celltech has a range of discovery, development and commercialisation collaborations with leading pharmaceutical and biotechnology companies including: Abgenix, Amgen, AstraZeneca, Biogen Idec, Johnson & Johnson, Merck, NeoGenesis, Seattle Genetics and Wyeth.

        Celltech Shares are traded on the London Stock Exchange and Celltech ADSs are listed on the New York Stock Exchange. Cazenove & Co. Limited acts as broker to Celltech.

        Celltech announced its preliminary results for the year ended 31 December 2003 on 16 March 2004 and posted the annual report and accounts for such period to Celltech Shareholders during the week commencing 19 April 2004. For the year ended 31 December 2003, in accordance with generally accepted accounting principles in the United Kingdom, Celltech reported turnover of £353.3 million (2002: £329.6 million) with operating profit pre exceptional items and goodwill of £49.5 million (2002: £49.0 million) and net assets of £505.9 million (2002: £564.4 million). The Celltech Board considers that Celltech's business will continue to perform in line with the Celltech Board's expectations.

        Financial information on the Celltech Group is contained in Appendix III to this document.

8      Information on the UCB Group and UCB current trading

        UCB is a world-class pharmaceutical and specialty chemical company. UCB is headquartered in Brussels (Belgium) and employs about 11,500 people, of whom more than 6,600 are in the pharmaceutical sector.

        UCB operates in two industrial sectors: Pharma and Surface Specialties. It currently comprises the parent company, UCB S.A., together with about 120 subsidiaries and associated companies in Europe, the Americas and Asia. UCB also operates on a worldwide basis through its agents, distributors and licensees.

        The Pharma Sector researches, produces and markets prescription medical products, particularly in the fields of Allergy/Asthma and Neurology. Over three quarters of the UCB Group's expenditure on research and development is in the Pharma Sector, where it accounts for about 15 per cent. of turnover. UCB is also present in biotechnology, through UCB-Bioproducts, making available peptides by extraction or synthesis to the scientific community.

        Surface Specialties is focused on the manufacture of technically innovative products and solutions for surface applications. There are two business units: Coating Resins & Additives and Films & Adhesives.

        UCB's shares are traded on Euronext. Based on the Closing Price of Euro 35.10 per UCB Share on 17 May 2004 (the last business day prior to the date of the Announcement), UCB has a market capitalisation of approximately Euro 5.1 billion.

        For the year ended 31 December 2003, in accordance with generally accepted accounting principles in Belgium, UCB reported turnover of Euro 2,966 million (2002: Euro 2,514 million) with group profit before interest, tax and exceptional items of Euro 487 million (2002: Euro 503 million) and net assets of Euro 1,784 million (2002: Euro 1,565 million).

        Further to UCB's press release of 4 February 2004, UCB still remains very confident about the favourable prospects for its results (at constant exchange rates), which will be influenced, on one hand by the growth in pharmaceutical specialties (Neurology and Allergy) and, on the other hand, by an increased contribution from synergies generated in the Surface Specialties sector.

        Financial information on UCB is contained in Appendix IV to this document.

9      Management and employees

        The Board of UCB has confirmed that, following the Offer being declared unconditional in all respects, the existing employment rights, including pension rights, of all employees of the Celltech Group will be fully safeguarded.

10    The Celltech Directors and the effect of the Offer on their interests

        Details of the interests of the Celltech Directors in Celltech Shares are set out in paragraph 4 of Appendix V of this document. The effect of the Offer on such interests does not differ from its effect on the interests of any other holder of Celltech Shares or participant in the Celltech Share Plans.

11    Disclosure of Interests in Celltech

        Save for the 493,029 Celltech Shares in respect of which UCB has received irrevocable undertakings to accept the Offer, neither UCB nor any of the directors of UCB nor any other UCB subsidiary, nor, so far as UCB is aware, any person acting in concert with UCB for the purposes of the Offer, owns, controls or holds any Celltech Shares or any securities convertible or exchangeable into, or rights to subscribe for, purchase or holds any options to purchase any Celltech Shares or has entered into any derivative referenced to Celltech Shares which remains outstanding.

12    Celltech Share Plans

        Appropriate proposals in relation to the arrangements for participants in the Celltech Share Plans will be sent to optionholders as soon as practicable after the Offer has become or is declared unconditional in all respects.

        All existing options under the Celltech Share Plans, which are not already exercisable, will generally become exercisable in accordance with the rules of the Celltech Share Plans for a period ranging from one to six months (depending on the rules of the particular plan) following the Offer becoming, or being declared, unconditional in all respects. This period may be reduced if UCB commences the compulsory acquisition procedure.

        If an optionholder does not accept the Offer in respect of Celltech Shares acquired under any Celltech Share Plan, it is UCB's intention to acquire compulsorily such shares as described in paragraph 14 below. Any options which are not exercised will lapse no later than six months following the Offer becoming, or being declared, wholly unconditional (depending on the rules of the particular plan).

13    Collaboration Agreement

        On 18 May 2004, Celltech announced that it had entered into an agreement with UCB for the world-wide development and marketing of CDP870, Celltech's anti-TNF-alpha PEGylated antibody fragment.

        Under the terms of this agreement, Celltech granted UCB co-exclusive worldwide rights to develop and commercialise CDP870. The licence is exclusive for rheumatoid arthritis and other indications, excluding Crohn's disease. UCB will be responsible for the conduct of future clinical studies and all commercialisation activities with CDP870 other than in Crohn's disease, and will pay Celltech a significant royalty on sales in these indications. UCB will also make progress-related payments to Celltech dependent upon attaining certain project related milestones. Celltech has retained manufacturing rights and will supply all CDP870 material for commercialisation, and will discharge all royalties due to third parties. Celltech has retained exclusive rights for the development and commercialisation of CDP870 in Crohn's disease in North America, major European markets, Australia and New Zealand, with UCB having development and commercialisation rights in other territories.

        This agreement is not conditional upon the success of the Offer for Celltech by UCB.

14    Compulsory acquisition, delisting and re-registration

        If UCB receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent. or more of the Celltech Shares to which the Offer relates and the Offer becomes or is declared unconditional in all respects, UCB intends to exercise its rights pursuant to the provisions of sections 428 to 430F (inclusive) of the Companies Act to acquire compulsorily the remaining Celltech Shares to which the Offer relates.

        After the Offer becomes or is declared unconditional in all respects, UCB intends to procure the making of an application by Celltech to the UKLA for the cancellation of the listing of the Celltech Shares on the Official List and to the London Stock Exchange for the cancellation of the admission to trading of the Celltech Shares on its market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 Business Days after the Offer becomes or is declared unconditional in all respects. UCB also intends to procure that Celltech applies for delisting of the Celltech ADSs from the New York Stock Exchange. Such delistings would significantly reduce the liquidity and marketability of any Celltech Securities not tendered into the Offer. UCB may also request that Celltech terminate the existing deposit agreement through which the ADS programme is operated.

        It is also proposed that, following the Offer becoming or being declared unconditional in all respects and after the Celltech Shares are delisted, Celltech will be re-registered as a private company under the relevant provisions of the Companies Act.

15    Inducement fee

        Celltech and UCB have entered into an agreement under which Celltech has agreed to pay to UCB a sum of £15.25 million (being approximately one per cent. of the value of the Offer) in the event that (a) the Celltech Directors withdraw their unanimous recommendation of the Offer or recommend an alternative transaction, resulting in any person other than UCB (or any person acting in concert with UCB as defined in the City Code) acquiring control of Celltech (as defined in the City Code) or a substantial part of the business of Celltech; or (b) before the Offer lapses or is withdrawn without becoming or being declared wholly unconditional, any person (other than UCB or a person acting in concert (as defined in the City Code) with UCB) announces an intention to make a competing offer however effected, to acquire the entire issued share capital of Celltech (other than Celltech Shares owned by such third party or persons acting in concert with it) and, at any time, the competing offer becomes or is declared wholly unconditional.

16    Taxation

(A)  UK Taxation

        The following paragraphs, which are intended as a general guide only and are based on current UK legislation and Inland Revenue practice, summarise certain limited aspects of the UK taxation consequences of acceptance of the Offer. They relate only to the position of Celltech Shareholders who (unless the position of non-UK resident Celltech Shareholders is expressly referred to) are resident in or individuals ordinarily resident in the United Kingdom for tax purposes and who hold their Celltech Shares beneficially as an investment.

(i)    Taxation of Chargeable Gains

        Liability to United Kingdom taxation of chargeable gains in respect of the disposal of Celltech Shares pursuant to the Offer will depend on each Celltech Shareholder's individual circumstances and on whether a Celltech Shareholder accepts the consideration in cash or elects for the Loan Note Alternative.

(a)   Cash

  To the extent a Celltech Shareholder receives cash under the Offer, this will constitute a disposal or part disposal of his Celltech Shares for the purposes of United Kingdom taxation of chargeable gains. Such a disposal may give rise to a liability for United Kingdom taxation of chargeable gains depending on the Celltech Shareholder's individual circumstances (including the availability of exemptions or allowable losses).

  An alternative treatment may be possible where a Celltech Shareholder opts for a mixture of cash and Loan Notes. If the amount of cash received by the Celltech Shareholder is "small", as compared with the value of his Celltech Shares, the receipt of the cash will not, unless the Celltech Shareholder elects otherwise, trigger a disposal at that time. A disposal will be triggered only when his Loan Notes are disposed of and the amount of the cash received will be deducted from his chargeable gains acquisition cost in the Loan Notes. Current Inland Revenue practice is to regard a sum as "small" for these purposes if either (i) it is five per cent. or less of the value of the Celltech Shares held by the particular Celltech Shareholder; or (ii) it is £3,000 or less, regardless of whether it satisfies the five per cent. test. The advisability of adopting this alternative treatment will depend upon a Celltech Shareholder's individual circumstances, in particular the availability to a Celltech Shareholder of any reliefs or exemptions from UK taxation on chargeable gains in the tax year in which the cash is received.

(b)   Loan Notes

  To the extent a Celltech Shareholder who (either alone or together with persons connected with him) does not hold more than five per cent. of, or of any class of, the shares in, or debentures of Celltech, receives Loan Notes under the Offer, he should be treated as not having made a disposal of his Celltech Shares for the purposes of UK taxation of chargeable gains.

  For an individual or other Celltech Shareholder who is not within the charge to UK corporation tax, the Loan Notes should not constitute qualifying corporate bonds for the purposes of UK taxation of chargeable gains. Accordingly, for such a Celltech Shareholder any gain or loss which would otherwise have arisen on a disposal of his Celltech Shares should be "rolled-over" into the Loan Notes so that the Loan Notes will be treated as the same asset as the Celltech Shares, acquired at the same time as the Celltech Shares and for the same acquisition cost. A disposal (including redemption or repayment) of Loan Notes by such a holder may give rise to a liability to UK taxation of chargeable gains. Any chargeable gain or allowable loss on disposal of the Loan Notes should be calculated taking into account the allowable original cost to the holder of acquiring the relevant Celltech Shares. Indexation allowance on that cost should be available (when calculating a chargeable gain but not an allowable loss) in respect of any period of ownership of the Celltech Shares up to April 1998. Thereafter some taper relief may be available which will reduce the amount of the chargeable gain realised on the disposal.

  For a Celltech Shareholder within the charge to corporation tax, the Loan Notes will be qualifying corporate bonds for the purposes of UK taxation of chargeable gains. For such a holder, any gain or loss which would otherwise have arisen on a disposal of its Celltech Shares for a consideration equal to market value at the time of the exchange of the Celltech Shares for Loan Notes will be "held over" and deemed to arise on a subsequent disposal (including redemption or repayment) of the Loan Notes. No indexation allowance will be available for the period of ownership of the Loan Notes and, except to the extent any gain or loss which would have otherwise arisen on the disposal of its Celltech Shares was "held over" and crystallises on a subsequent disposal of the Loan Notes, no chargeable gain or allowable loss will arise on such a disposal. There may, however, be a charge to tax as income (see (b) below).

  In certain circumstances, the above rules regarding the "roll-over" or "hold over" of any gain or loss will not apply to a Celltech Shareholder who (either alone or together with persons connected with him), holds more than five per cent. of, or of any class of, the shares in, or debentures of Celltech. Such persons are advised that an application for clearance has been made to the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer and, provided that such clearance is given, the benefit of the above rules regarding the "roll-over" or "hold over" of any gain or loss, will be available to such Celltech Shareholders. It is not a condition of the Offer that such clearance is obtained.

(ii)   Taxation of Income

        UK resident holders of Loan Notes will generally be liable to UK income tax or corporation tax on the amount of any interest received on their Loan Notes.

        Payments of interest on the Loan Notes may be made without withholding on account of UK income tax but will be made subject to withholding on account of Belgian income tax (currently 15 per cent.), except where holders certify to UCB that they were the legal owner or usufructuary (i.e. the person entitled to the right of enjoyment) of their Loan Notes during the entire interest period, are not resident in Belgium and do not hold the Loan Notes for the purposes of a trade or profession which they carry on in Belgium, and provided that certain other conditions are satisfied (see (C) Belgian Withholding Tax below). Holders of Loan Notes will receive a tax certificate with their Loan Notes to enable them to make this certification. In order to continue to receive payments of interest without withholding on account of Belgian income tax, holders of Loan Notes will be required to make such a certification for each interest payment for so long as they receive interest payments under the Loan Notes.

        UK resident holders of Loan Notes who are unable to, or who do not, provide the form of certificate referred to above will generally receive payments of interest subject to withholding on account of Belgian income tax.

        Where interest is paid subject to withholding on account of Belgian income tax, holders of Loan Notes who were unable to provide the form of certificate referred to above, may be able to claim a credit against their UK tax liability (if any) in respect of the relevant interest payment.

        In the case of individual or other non-corporate holders of Loan Notes, a charge to tax on income under the "accrued income scheme" may arise on a transfer of Loan Notes in respect of which interest has accrued since the preceding interest payment date.

        For a holder of Loan Notes within the charge to UK corporation tax, profits, gains and losses and fluctuations in the value of the Loan Notes (whether attributable to currency fluctuations or otherwise) will be taxed or relieved as income, broadly in accordance with the holder's authorised accounting method.

(iii) Celltech Share Plans

        Different tax treatment may apply to Celltech Shareholders who acquire their Celltech Shares by exercising options under the Celltech Share Plans, including a possible charge to income tax when such an option is exercised.

(iv)  Stamp Duty

        No stamp duty or stamp duty reserve tax should be payable by Celltech Shareholders as a result of accepting the Offer or on the issue of the Loan Notes.

        Under current Inland Revenue practice, no stamp duty or stamp duty reserve tax will be payable on the transfer or sale of (or agreement to transfer) Loan Notes.

        The above summary is intended only as a general guide to the taxation position under UK tax legislation and does not constitute tax or legal advice. Any person who is in doubt as to his taxation position or who requires more detailed information should consult his own professional tax adviser.

(B)  US Taxation

        The following summary describes certain material US federal income tax consequences that may be relevant to US Holders of Celltech Securities that are considering the Offer.

(i)
This summary provides general information only and is directed solely at US Holders who hold their Celltech Securities as capital assets and whose functional currency is the US dollar. This summary does not discuss all the tax consequences that may be relevant to US Holders in light of their particular investment circumstances, such as investors subject to special tax rules, including: persons who hold Celltech Securities through partnerships or other pass-through entities, banks or other financial institutions, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers or traders in securities or currencies and tax-exempt investors, US Holders who received their Celltech Securities in return for services rendered or in connection with their employment, persons that own (directly or indirectly) 10 per cent. or more of Celltech voting stock or persons that hold their Celltech Securities as part of a hedge, straddle or other integrated transaction. This summary does not include descriptions of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to US Holders. Moreover, this summary does not discuss special tax provisions which may apply to individuals who relinquished their US citizenship or residence. This summary is based on the Internal Revenue Code of 1986, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or different interpretations. No ruling has been requested from the Internal Revenue Service in connection with the Offer and no assurance can be given that the treatment described herein will be accepted by the Internal Revenue Service or, if challenged, by a US court.

  The US federal income tax rules are complex. The discussion set forth below is included for general information only and may not be applicable depending upon a holder's particular situation. US Holders should consult their tax advisers with respect to the current and possibly future federal, state, local and foreign tax consequences to them of accepting the Offer.

(ii)
US Holders who sell their Celltech Securities pursuant to the Offer will generally recognise a taxable gain or loss equal to the difference between the US dollar value of their amount realised and their tax basis in their Celltech Securities. Such gain or loss generally will be US-source capital gain or loss and will be long-term if such US Holders held their Celltech Securities for more than one year. US Holders who receive US dollars in exchange for their Celltech ADSs will have an amount realised equal to the payments they receive. Although the law regarding US Holders who receive foreign currency in exchange for securities in a tender offer is unclear, cash basis taxpayers, or accrual basis taxpayers that make an election, who receive pounds sterling in exchange for their Celltech Securities should have an amount realised equal to the dollar value of the pounds sterling they receive, calculated using the spot rate on the settlement date. Accrual basis taxpayers that do not make an election who receive pounds sterling in exchange for their Celltech Securities should have an amount realised equal to the dollar value of the pounds sterling received, calculated using the spot rate on the date such US Holders' tenders are irrevocably accepted. US Holders who receive pounds sterling may recognise foreign currency exchange gain or loss due to fluctuations in the exchange rate upon a subsequent conversion into US dollars of the pounds sterling received. Any foreign currency exchange gain or loss will be ordinary income or loss and will be US-source gain or loss.

  The tax consequences for a US Holder could differ adversely from those described above if Celltech was a passive foreign investment company (a "PFIC") at any time during which the US Holder held Celltech Securities. Celltech's possible status as a PFIC must be determined annually. UCB does not have sufficient information to determine with certainty whether Celltech is or has ever been a PFIC.

  If Celltech was a PFIC in any year during which a US Holder held Celltech Securities, the US Holder would be required (i) to pay tax on any gain from the sale of Celltech Securities at ordinary income (rather than capital gains) rates and (ii) to pay a special US addition to tax on gains from the sale of the Securities. Celltech will have been treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable "lookthrough rules," either (i) at least 75 per cent. of its gross income was "passive income" or (ii) at least 50 per cent. of the average value of its assets was attributable to assets which produce passive income or are held for the production of passive income. US Holders of Celltech Securities should consult their tax advisers regarding the potential application of the PFIC regime.

(iii)
Non-corporate US Holders may be subject to US federal backup withholding tax (imposed at a rate of 28 per cent.) and information reporting on payments received under the Offer if they fail to furnish and certify their correct taxpayer identification number in the manner required or otherwise fail to establish a basis for exemption. To prevent backup withholding, US Holders should complete Internal Revenue Service Form W-9 or a valid substitute form. Amounts withheld from payments to US Holders generally will be allowed as a credit against the US Holders' US federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

(C)  Belgian Withholding Tax

        UCB will be able to pay interest to a holder of the Loan Notes free from Belgian withholding tax so long as:

  (i)
  UCB receives a certificate from the holder certifying that he is the legal owner or usufructuary of the Loan Notes producing the interest, that he is a non-resident of Belgium, and does not hold the Loan Notes for the purposes of a trade or profession which he carries on in Belgium;

  (ii)
  the beneficial owner of the interest has been the legal owner or usufructuary of the Loan Notes during the entire period to which the interest relates;

  (iii)
  the Loan Notes remain in registered form; and

  (iv)
  UCB is a financial enterprise from the date of issue of the Loan Notes.

        For this purpose, UCB will be treated as a financial enterprise if it meets the following conditions: (1) it is a Belgian resident company or a Belgian permanent establishment of a foreign company; (2) it holds, during the tax year preceding the year during which interest is paid or a right to interest arises, shares having the nature of fixed financial assets whose investment value represents, on average, at least 50 per cent. of the total of the balance sheet at the end of the accounting year corresponding to the tax year; and (3) its shares are listed on a recognised stock exchange or it is controlled by a listed company (which means that at least 50 per cent. of its shares are directly or indirectly held by i) a Belgian resident company or by ii) a foreign company subject to corporate tax similar to the Belgian corporate tax, which does not benefit from a tax regime which is not applicable to all domestic companies or which is significantly more advantageous than the Belgian corporate tax). If UCB does not comply with these requirements in a particular accounting year, then all subsequent interest payments will be made under deduction of withholding tax (even if the requirements are satisfied at a later date), unless another exemption is available.

        If no exemption is available, payments of interest on the Loan Notes will be subject to Belgian withholding tax, currently at the rate of 15 per cent.

(D)  EU Directive on the taxation of savings income

        On June 3, 2003, the Council of the European Union adopted a directive on the taxation of savings income (Directive 2003/48/EC) (the "Directive") under which each Member State of the European Union ("Member State") will generally be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to or for an individual beneficiary resident in that other Member State.

        By way of exception (and for a transitional period only, which will end after agreement on exchange of information is reached between the European Union and certain non-European Union States), Belgium, Luxembourg and Austria will instead be required to impose a withholding tax, at a rate of 15 per cent. during the first three years from the date of application of the Directive, of 20 per cent. for the subsequent three years and of 35 per cent. thereafter, on such payments unless the beneficiary authorises the person making the payment to report the payment or presents a certificate from the relevant tax authority establishing exemption therefrom.

        The Directive will, subject to certain conditions being satisfied, apply from January 1, 2005.

        If and when the Directive comes into force, payments of interest on the Loan Notes made by a paying agent located in Belgium, Luxembourg or Austria to an individual beneficially entitled to the interest who is resident in another Member State will be made under deduction of withholding tax, unless the person beneficially entitled to the interest agrees to provide certain information to the paying agent in a form to be determined under the laws of Belgium, Luxembourg and Austria respectively.

17    Overseas Shareholders

        The attention of holders of Celltech Securities who are citizens or residents of jurisdictions outside the United Kingdom or the United States or who are holding shares for such citizens or residents and any person (including, without limitation, any nominee, custodian or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom or the United States is drawn to paragraph 6 of Part B and to paragraph 1 of Part C of Appendix I to this document and to the relevant provisions of the Form of Acceptance, which should be read before taking any action.

        The availability of the Offer to persons not resident in, or not solely subject to the jurisdiction of, the United Kingdom or the United States may be affected by the laws of their relevant jurisdiction. Persons who are subject to the laws of any jurisdiction other than the United Kingdom or the United States should inform themselves about, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

        The Offer in the United States is made solely by UCB, and neither Lazard nor any of its affiliates is making the Offer in the United States.

        Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into a Restricted Jurisdiction and, subject to certain exemptions, the Offer is not capable of acceptance from or within a Restricted Jurisdiction. Accordingly, neither this document nor the Forms of Acceptance are being or may be mailed or otherwise forwarded, distributed or sent into or from a Restricted Jurisdiction where doing so may render any purported acceptance of the Offer invalid. All holders of Celltech Shares and Celltech ADSs (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this document and/or the Acceptance Forms, should read the further details in this regard which are contained in paragraph 6(c) of Part B of Appendix I to this document before taking any action.

        The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have the clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been or will be filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan or Belgium. Accordingly, unless an exemption under relevant securities laws is available, Loan Notes may not be offered, sold re-sold or delivered, directly or indirectly, in, into or from the United States or a Restricted Jurisdiction or any jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of a Restricted Jurisdiction.

        Notwithstanding the foregoing, UCB retains the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable law and regulation.

        Lazard Frères & Co. LLC is acting as the dealer manager for the Offer in the United States.

18    Procedure for acceptance of the Offer

        This section should be read in conjunction with the Acceptance Forms and Parts B and C of Appendix 1 to this document. The instructions on the Acceptance Forms are deemed to be part of the terms of the Offer.

(a)   If you hold Celltech Shares in certificated form (i.e. if you hold a share certificate)

(i)
Completion of Form of Acceptance

  You will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold Celltech Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold Celltech Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation. Further Forms of Acceptance can be obtained from the Receiving Agent at Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, or by telephoning the Helpline on 0870 162 3118 (if calling from the United Kingdom) (800) 261 1054 (if calling from the United States) or +44 208 639 2157 (if calling from elsewhere).

  Your completed Form(s) of Acceptance should be lodged with the Receiving Agent at Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, together with the relevant share certificates, other document(s) of title, letters of indemnity and supporting documents (if any), as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time) on 17 June 2004. A reply-paid envelope is enclosed for your convenience.

  Any Form of Acceptance received in an envelope postmarked in a Restricted Jurisdiction or otherwise appearing to UCB or its agents to have been sent from a Restricted Jurisdiction may be rejected as an invalid acceptance of the Offer. For further information for Overseas Shareholders, see paragraph 17 of this letter and paragraph 6 of Part B of Appendix I to this document.

(ii)
To accept the Offer in respect of your Celltech Shares

  To accept the Offer in respect of your Celltech Shares, you should complete Box 2 on page 3 of the Form of Acceptance, and if appropriate Boxes 6, 7 and 8. If you do not insert a number in Box 2, your acceptance will be deemed to be in respect of all the Celltech Shares held by you. You must sign Box 4 of the Form of Acceptance in accordance with the instructions printed thereon. All Celltech Shareholders who are individuals (as opposed to companies) should sign Box 4 of the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions.

  If you have any questions as to how to complete the Form of Acceptance, please telephone the Helpline on 0870 162 3118 (if calling from the United Kingdom), (800) 261 1054 (if calling from the United States) or +44 208 639 2157 (if calling from elsewhere).

(iii)
To elect for the Loan Note Alternative

  To elect for the Loan Note Alternative in respect of some or all of the Celltech Shares for which you are accepting the Offer, you should complete Box 3 in addition to taking the actions described in paragraphs (i) and (ii) above. The attention of those holders of Celltech Shares considering accepting the Loan Note Alternative is drawn to paragraph 3 above, paragraph 4 of Part B of Appendix I and to Appendix II to this document.

(iv)
Share certificates not readily available or lost

  Your completed, signed and (if appropriate) witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason, your share certificate(s) and/or other document(s) of title is/are not readily available, you should nevertheless complete, sign and return your completed Form of Acceptance as stated above. You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow or that you have lost one or more of your share certificates and/or other documents of title and such certificate(s) and/or other document(s) of title should be forwarded as soon as possible thereafter.

  If you have lost your share certificate(s) and/or other document(s) of title, you should write to Celltech's Registrar at Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the Receiving Agent at Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

(b)   If you hold Celltech Shares in uncertificated from (that is, in CREST)

        You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

(i)
Completion of Form of Acceptance

  You will find enclosed with this document a Form of Acceptance for use in relation to the Offer. You should note that, if you hold Celltech Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold Celltech Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Further Forms of Acceptance can be obtained from the Receiving Agent at Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, or by telephoning the Helpline on 0870 162 3118 (if calling from the United Kingdom), (800) 261 1054 (if calling from the United States) or +44 208 639 2157 (if calling from elsewhere).

  Your completed Form(s) of Acceptance should be lodged with the Receiving Agent at Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time) on 17 June 2004. A reply-paid envelope is enclosed for your convenience.

  The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

  Any Form of Acceptance received in an envelope postmarked in a Restricted Jurisdiction or otherwise appearing to UCB or its agents to have been sent from a Restricted Jurisdiction may be rejected as an invalid acceptance of the Offer. For further information for Overseas Shareholders, see paragraph 17 of this letter and paragraph 6 of Part B of Appendix I to this document.

(ii)
To accept the Offer in respect of your Celltech Shares

  To accept the Offer in respect of your Celltech Shares you must complete Box 2 of the Form of Acceptance and, as your Celltech Shares are in CREST, Box 5 and, if appropriate, Boxes 6, 7 and 8. If you do not insert a number in Box 2, your acceptance will be deemed to be in respect of all the Celltech Shares held by you. In all cases you must sign and date Box 4 of the Form of Acceptance in accordance with the instructions printed thereon. All Celltech Shareholders who are individuals (as opposed to companies) should sign Box 4 of the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions.

  If you have any questions as to how to complete the Form of Acceptance, please telephone the Helpline on 0870 162 3118 (if calling from the United Kingdom), (800) 261 1054 (if calling from the United States) or +44 208 639 2157 (if calling from elsewhere).

(iii)
To elect for the Loan Note Alternative

  To elect for the Loan Note Alternative in respect of some or all of the Celltech Shares for which you are accepting the Offer, you should complete Box 3 in addition to taking the actions described in paragraphs (i) and (ii) above. The attention of those holders of Celltech Shares considering accepting the Loan Note Alternative is drawn to paragraph 3 above, paragraph 4 of Part B of Appendix I and to Appendix II to this document.

(iv)
Additional procedures for Celltech Shares held in uncertificated from (that is, in CREST)

  If your Celltech Shares are held in uncertificated form, you should insert in Box 5 of the enclosed Form of Acceptance the participant ID and member account ID under which such Celltech Shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described in (i), (ii) and (iii) above. In addition, you should take (or procure to be taken) the action set out below to transfer the Celltech Shares in respect of which you wish to accept the Offer to an escrow balance ("TTE Instruction"), specifying the Receiving Agent (in its capacity as a CREST participant under the Receiving Agent participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time) on 17 June 2004.

  If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Celltech Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to your Celltech Shares.

  You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

  (a)
  the Corporate Action ISIN. This is GB0001822765;

  (b)
  the number of Celltech Shares to be transferred to an escrow balance;

  (c)
  your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

  (d)
  your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

  (e)
  the participant ID of the escrow agent, Capita IRG Plc, in its capacity as a CREST receiving agent. This is RA10;

  (f)
  the member account ID of the escrow agent, Capita IRG Plc. This is CELLTECH;

  (g)
  the Form of Acceptance reference number. This is the reference number that is shown next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will assist Capita IRG Plc in matching the TTE to your Form of Acceptance. You should keep a separate record of this Form of Acceptance reference number for future reference;

  (h)
  the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time) on 17 June 2004;

  (i)
  the Corporate Action Number for the Offer which is allocated by CRESTCo and can be found by reviewing the relevant Corporate Action Details in CREST; and

  (j)
  input with Standard Delivery instruction of 80.

        After settlement of the TTE Instruction, you will not be able to access the Celltech Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Celltech Shares concerned to itself in accordance with paragraph 8 of Part B and paragraph 1(d) of Part C of Appendix I.

        You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

        If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, UCB may treat any amount of Celltech Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Celltech Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

        You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to Celltech Shares to settle prior to 3.00 p.m. (London time) on 17 June 2004. In this regard you are referred in particular to those paragraphs of the CREST Manual concerning practical limitations of the CREST system and timings.

        UCB will make an appropriate announcement if any of the details contained in this paragraph alter for any reason in any respect that is material for Celltech Shareholders.

        You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

(c)   If you hold Celltech ADSs

        The attention of holders of Celltech ADSs is drawn to paragraph 2 of Part C of Appendix I to this document and to the relevant provisions of the Letter of Transmittal.

        For a holder of Celltech ADSs to validly accept the Offer, either:

  (i)
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any other required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Tender Agent at the appropriate address as set out in the Letter of Transmittal and either the Celltech ADRs evidencing such Celltech ADSs must be received by the Tender Agent at one of such addresses or such Celltech ADRs must be delivered pursuant to the procedure for book-entry transfer set out in paragraph 2 of Part C of Appendix I to this document (and a Book-Entry Confirmation received by the Tender Agent in accordance with such procedures); or

  (ii)
  such holder must comply with the guaranteed delivery procedures set out in paragraph 2 of Part C of Appendix I to this document.

        Acceptances using the guaranteed delivery procedures will not be taken into account in determining whether the Acceptance Condition has been satisfied unless the Celltech ADRs evidencing the Celltech ADSs or book-entry transfer of the Celltech ADSs to which the guaranteed delivery procedures relate have been received by the Tender Agent before the end of the Initial Offer Period.

        If you hold Celltech ADSs and are in any doubt as to the procedure for acceptance, please telephone the Helpline on (800) 261 1054 (toll free in the United States).

(d)   If you are the holder of Celltech Securities in any form whatsoever

(i)
Validity of acceptances

  Without prejudice to Part B of Appendix I to this document and subject to the City Code, UCB reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share certificate(s), Celltech ADRs and/or other document(s) of title or which is received in a form or at a place or places other than as set out in this document or on the relevant Acceptance Form. In that event, no payment of cash or delivery of Loan Notes under the Offer will be required to be made until after the acceptance is entirely in order to UCB's satisfaction and (as applicable) the relevant transfer to escrow has been settled or the relevant share certificate(s), Celltech ADRs and/or other document(s) of title or indemnities satisfactory to UCB have been received by the Receiving Agent or the Tender Agent, as appropriate.

(ii)
No acknowledgement

  No acknowledgement of receipt of Acceptance Form(s), Celltech share certificates, Celltech ADRs or other documents of title or documentation in respect of the Offer will be given by, or on behalf of UCB.

19    Rights of Withdrawal

        Except to the extent of the exemptive relief which has been granted by the SEC, the Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for companies governed by the City Code, including those applicable to the rights of holders of Celltech Shares and Celltech ADSs to withdraw their acceptance of the Offer.

        Under the Offer, holders of Celltech Securities will be able to withdraw their acceptances at any time during the Initial Offer Period but will not have any withdrawal rights during the Subsequent Offer Period, except in certain limited circumstances (see paragraph 3 of Part B of Appendix I to this document). The Subsequent Offer Period must remain open for at least 14 days but may be extended beyond that time until a further specified date or until further notice.

        The Offer will be deemed not to have been validly accepted in respect of any Celltech Shares or Celltech ADSs acceptances in respect of which have been validly withdrawn. However, the Offer may be accepted again in respect of any withdrawn Celltech Shares or Celltech ADSs by following one of the procedures described in paragraph 18 of this letter at any time prior to expiry of lapse of the Offer.

        It should be noted that by virtue of the conflicting provisions of the City Code and the Exchange Act, the Panel has agreed that the Acceptance Condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other Conditions to the Offer have been satisfied, fulfilled or, to the extent permitted, waived. The Acceptance Condition in paragraph (a) of Part A of Appendix I to this document reflects this.

        Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 3 of Part B of Appendix I to this document.

20    Settlement

(a)   Date of Payment

        The settlement procedure with respect to the Offer will be consistent with UK practice, which differs from US domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.

        Subject to either the satisfaction, fulfilment or, to the extent permitted, waiver of all of the Conditions, settlement of consideration to accepting Celltech Shareholders and accepting holders of Celltech ADSs or their designated agents will be effected in the manner set out below:

(i)
in the case of acceptances received, complete in all respects, by the end of the Initial Offer Period, within 14 calendar days of such date; or

(ii)
in the case of acceptances received complete in all respects after such date but while the Offer remains open for acceptance, within 14 calendar days of such receipt.

(b)   Celltech Shares held in uncertificated form (that is, in CREST)

        Where an acceptance relates to Celltech Shares held in uncertificated form: (i) the cash consideration to which an accepting Celltech Shareholder is entitled will be paid by means of CREST by UCB procuring the creation of an assured payment obligation in favour of the accepting Celltech Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements; and (ii) definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States or Restricted Jurisdictions.

        UCB reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting Celltech Shareholder(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(c)   Celltech Shares and Celltech ADSs held in certificated form

        Where an acceptance relates to Celltech Shares or Celltech ADSs held in certificated form, cheques drawn on a UK clearing bank in pounds sterling or on a New York City bank in US dollars, as appropriate, for the cash due and, where applicable, definitive Loan Note certificates for the appropriate nominal amount of any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel). No Loan Note certificates will be despatched to addresses in the United States and no payments or Loan Note certificates will be despatched to addresses in a Restricted Jurisdiction.

(d)   Lapsing of the Offer

        During the Initial Offer Period, if by the Closing Date the Conditions are not satisfied, fulfilled or, to the extent permitted, waived, the Offer will lapse. If the Offer lapses then: (i) in respect of Celltech Shares held in certificated form and Celltech ADSs, the relevant share certificate(s), Celltech ADRs and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in Box 1 (or, if applicable, Box 7) of the Form of Acceptance or to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in the Letter of Transmittal (as applicable) or, if none is set out, to the name and address of the person who is the first named holder at his or her registered address; (ii) in respect of Celltech Shares held in uncertificated form (that is, in CREST), the Receiving Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give transfer from escrow instructions to CRESTCo to transfer all relevant Celltech Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the holders of Celltech Shares concerned; and (iii) in respect of Celltech ADSs delivered by book-entry transfer into the Tender Agent's account at a Book-Entry Transfer Facility, Celltech ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

(e)   General

        All documents and remittances sent by, to or from holders of Celltech Shares and Celltech ADSs or their appointed agents will be sent at their own risk.

(f)    Currency of cash consideration

        Holders of Celltech Shares, whether located in the United States or elsewhere, will receive the cash consideration in pounds sterling.

        Holders of Celltech ADSs are entitled under the terms of the Offer to receive the cash consideration in pounds sterling. The pounds sterling consideration available to holders of Celltech ADSs is the same, per Celltech Share, as that offered to Celltech Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of Celltech ADSs will receive consideration converted into US dollars at the exchange rate obtainable on the spot market in London on the date the cash consideration is made available by UCB to the Tender Agent for delivery in respect of the relevant Celltech ADSs. Under no circumstances will interest on the purchase price of Celltech Securities be paid by UCB because of any delay in paying for any Celltech Shares (including Celltech Shares represented by Celltech ADSs).

        A holder of Celltech ADSs may receive such amount on the basis set out above only in respect of the whole of his holding of Celltech ADSs in respect of which he accepts the Offer. Holders of Celltech ADSs may not elect to receive both pounds sterling and US dollars.

        If you are a holder of Celltech ADSs and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the offer, you should complete the Box entitled "Pounds Sterling Payment Election" on the Letter of Transmittal in addition to taking the actions described in paragraph 18(c) above.

        The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the Tender Agent by UCB. Holders of Celltech ADSs should be aware that the US dollar/pound sterling exchange rate which is prevailing on the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are made available to the Tender Agent by UCB. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting holders of Celltech ADSs. UCB and its advisers or agents shall not have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

21    Further information

        Your attention is drawn to the further information contained in the appendices which form part of this document, and to the accompanying Acceptance Forms, which should be read in conjunction with this document. The appendices and the Acceptance Forms contain material information which may not be summarised elsewhere.

22    Action to be taken

        If you wish to accept the Offer you are urged to complete, sign and return the Form of Acceptance or, if you are a holder of Celltech ADSs, the Letter of Transmittal, together with all the documents required to be returned with it, as soon as possible and, in any event, so as to be received by the Receiving Agent or the Tender Agent, as appropriate, by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004.

Yours faithfully,
for and on behalf of
Lazard & Co., Limited

William Rucker	David Gluckman
Managing Director	Managing Director

APPENDIX I

Conditions to, and Further Terms of, the Offer

Part A—Conditions to the Offer

        The Offer is subject to the following conditions:

  (a)
  valid acceptances of the Offer being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 17 June 2004 or such later time(s) and/or date(s) as UCB may, subject to the rules of the City Code and in accordance with the Exchange Act, decide in respect of not less than 90 per cent. in nominal value (or such lesser percentage as UCB may decide) of the Celltech Shares (including Celltech Shares represented by Celltech ADSs) to which the Offer relates, provided that this condition will not be satisfied unless UCB and/or any of its wholly-owned subsidiaries shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, Celltech Shares (including Celltech Shares represented by Celltech ADSs) carrying, in aggregate more than 50 per cent. of the voting rights normally exercisable at a general meeting of Celltech, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Celltech Shares (including Celltech Shares represented by Celltech ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and for the purposes of this condition:

  (i)
  Celltech Shares (including Celltech Shares represented by Celltech ADSs) which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry on issue;

  (ii)
  the expression "Celltech Shares (including Celltech Shares represented by Celltech ADSs) to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act; and

  (iii)
  valid acceptances also shall be treated as having been received in respect of any Celltech Shares (including Celltech Shares represented by Celltech ADSs) which UCB shall, pursuant to section 429(8) of the Companies Act, be treated as having acquired or contracted to acquire by virtue of acceptance of the Offer;

    provided further that unless UCB otherwise determines, this condition (a) shall be capable of being satisfied only at a time when all of the other conditions (b) to (m) inclusive have been either satisfied, fulfilled or, to the extent permitted, waived;

  (b)
  subject to condition (e) below:

  (i)
  the UK Office of Fair Trading ("OFT") indicating in terms reasonably satisfactory to UCB that it does not believe that the proposed acquisition of Celltech by UCB (the "Transaction") creates a relevant merger situation within the meaning of section 23 of the Enterprise Act 2002 ("EA"); or

  (ii)
  the OFT indicating in terms reasonably satisfactory to UCB that it has decided not to refer the Transaction or any part of it to the Competition Commission ("CC"); or

  (iii)
  the period for considering any merger notice given to the OFT under section 96 of the EA by UCB having expired without any such reference being made, provided that sections 100(1)(a), (d) and (f) of the EA do not apply in relation to such merger;

  (c)
  subject to condition (e) below, UCB obtaining an approval, or being deemed to have obtained an approval, from the German competition authority, the Federal Cartel Office ("Bundeskartellamt"), in terms reasonably satisfactory to UCB, in relation to the Transaction;

  (d)
  subject to condition (e) below, if the Transaction requires notification to the Austrian Cartel Court under the Austrian Cartel Act ("Cartel Act"), then:

  (i)
  the Austrian Cartel Court issuing a clearance certificate pursuant to Section 42b(1) Cartel Act, in terms reasonably satisfactory to UCB; or

  (ii)
  the four week period under Section 42b(1) Cartel Act expiring without an in-depth investigation having been opened or requested; or

    (iii)
    the Austrian Cartel Court not prohibiting the Transaction within a period of five months from the receipt of the complete notification; or

    (iv)
    the Austrian Cartel Court issuing a final order pursuant to Section 42b(2) no 1 Cartel Act which sets forth that the Transaction does not constitute a concentration within the meaning of Section 41 Cartel Act; or

    (v)
    the Austrian Cartel Court issuing a final order pursuant to Section 42b(2) no 3 Cartel Act which sets forth, in terms reasonably satisfactory to UCB, that the concentration will not be prohibited;

  (e)
  if a request to the European Commission is made by the competent authorities of one or more Member States under Article 22 of Council Regulation (EC) No 139/2004 (the "Regulation") in relation to the Transaction or any part of it and is accepted by the European Commission:

  (i)
  the European Commission issuing a decision pursuant to Article 6(1)(b) of the Regulation in terms reasonably satisfactory to UCB declaring that the Transaction or, if applicable, the relevant part of the Transaction, is compatible with the common market; and

  (ii)
  to the extent that the OFT retains jurisdiction over any part of the Transaction, one of the conditions set out in conditions (b)(i) to (iii) above being satisfied in relation to each such part of the Transaction; and

  (iii)
  to the extent that the Bundeskartellamt retains jurisdiction over any part of the Transaction, the condition set out in condition (c) above being satisfied in relation to each such part of the Transaction; and

  (iv)
  to the extent that the Austrian Cartel Court retains jurisdiction over any part of the Transaction, one of the conditions set out in conditions (d)(i)–(v) above being satisfied in relation to each such part of the Transaction;

  (f)
  all required filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations thereunder and all applicable waiting periods with respect thereto having expired or been terminated as appropriate, in each case in connection with the Transaction;

  (g)
  all necessary notifications and filings required by law or regulation having been made, all or any applicable waiting and other time periods (including any extensions thereof (including requests for additional information)) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or terminated and any approvals or clearances required by law or regulation having been obtained to the reasonable satisfaction of UCB as appropriate, in each case, in respect of the Offer, its implementation and the acquisition of any shares in, or control of, Celltech (or any member of the Celltech Group) by UCB or any member of the UCB Group and all necessary statutory and regulatory obligations in connection with the Offer in any jurisdiction having been complied with;

  (h)
  other than investigations and waiting periods listed in condition (g), no central bank, government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any jurisdiction (each a "Relevant Authority") having decided to take, instituted or threatened any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision that would or might reasonably be expected to:

  (i)
  make the Offer, its implementation or the acquisition or the proposed acquisition of any Celltech Shares (including Celltech Shares represented by Celltech ADSs) in, or control of, Celltech by any member of the UCB Group void, unenforceable or illegal or directly or indirectly prohibit or restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Offer, its implementation or the acquisition of any shares in, or control of, Celltech by any member of the UCB Group;

  (ii)
  result in a delay in the ability of UCB or any member of the UCB Group, or render UCB or any member of the UCB Group unable, to acquire all of the Celltech Shares (including Celltech Shares represented by Celltech ADSs) or require a divestiture by UCB or any member of the UCB Group of any Celltech Shares (including Celltech Shares represented by Celltech ADSs);

    (iii)
    require, prevent or materially delay the divestiture (or alter the terms of any proposed divestiture) by any member of the Wider UCB Group or any member of the Wider Celltech Group of all or any part of their respective businesses, assets or properties or impose any limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be);

    (iv)
    impose any material limitation on, or result in any material delay in, the ability of any member of the UCB Group to acquire or hold Celltech Shares (including Celltech Shares represented by Celltech ADSs) or other securities (or the equivalent) in any member of the Celltech Group or to exercise effectively, directly or indirectly, all or any rights of ownership of Celltech Shares (including Celltech Shares represented by Celltech ADSs) or other securities (or the equivalent) in, or to exercise management control over, any member of the Celltech Group or on the ability of any member of the Celltech Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any other member of the Celltech Group;

    (v)
    result in any member of the Celltech Group ceasing to be able to carry on business under any name which it presently does so to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be);

    (vi)
    require any member of the UCB Group or of the Celltech Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Celltech Group or any member of the Wider UCB Group owned by any third party (other than in the implementation of the Offer) to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be);

    (vii)
    impose any limitation on the ability of any member of the Wider UCB Group or the Celltech Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider UCB Group and/or the Celltech Group to an extent which is material in the context of the Wider Celltech Group taken as a whole or the UCB Group taken as a whole (as the case may be); or

    (viii)
    otherwise adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Wider UCB Group or of the Wider Celltech Group in a manner which is adverse to and material in the context of the UCB Group taken as a whole or the Wider Celltech Group taken as a whole (as the case may be), and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

  (i)
  all notifications and filings have been made in connection with the Offer and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, certificates, permissions and approvals ("Authorisations") necessary or appropriate in any jurisdiction for, in respect of or resulting from the Offer, its implementation or the proposed acquisition by UCB or any member of the UCB Group of any shares in Celltech or control of Celltech (or any member of the Celltech Group) being obtained in terms and in a form reasonably satisfactory to UCB from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider UCB Group or the Celltech Group has entered into contractual arrangements and such authorisations, together with all authorisations necessary or appropriate for any member of the Celltech Group to carry on its business where such business is material in the context of the Wider Celltech Group as a whole remaining in full force and effect and no intimation of any intention to revoke, suspend, restrict or modify or not to renew any such authorisations having been made;

  (j)
  save as fairly disclosed in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech to UCB, or as publicly announced to a

    Regulatory Information Service by or on behalf of Celltech, (in each such case) prior to 18 May 2004, there being no provision of any agreement, arrangement, lease, licence, permit or other instrument to which any member of the Wider Celltech Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making of the Offer, its implementation or the acquisition or proposed acquisition by UCB of any shares in, or change in the control or management of, Celltech or otherwise, would or might reasonably be expected to result in, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Celltech Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in, to an extent which is, in any case, material in the context of the Wider Celltech Group taken as a whole:

    (i)
    any monies borrowed by or any other indebtedness (actual or contingent) of any such member being or becoming repayable or being capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited or any such arrangement, agreement, licence or instrument relating to any monies borrowed or indebtedness being terminated or modified or any onerous obligations arising or any action being taken or arising thereunder;

    (ii)
    the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security interest (whenever arising or having arisen) becoming enforceable;

    (iii)
    any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged other than in the ordinary course of business;

    (iv)
    the interest or business of any such member in or with any other person, firm or company (or any agreements or arrangements relating to such interest or business) being terminated or adversely modified or affected;

    (v)
    any such member ceasing to be able to carry on business under any name under which it presently does so;

    (vi)
    the value of any such member or its financial or trading position or profits or prospects being prejudiced or adversely affected;

    (vii)
    any such agreement, arrangement, licence or other instrument being terminated or adversely modified or any onerous obligation arising or any adverse action being taken or arising thereunder; or

    (viii)
    the creation of any liabilities (actual or contingent) by any such member;

  (k)
  since 31 December 2003 (except as publicly announced to a Regulatory Information Service by or on behalf of Celltech before 18 May 2004 or as fairly disclosed in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech to UCB prior to 18 May 2004), no member of the Celltech Group having:

  (i)
  save as between Celltech and its wholly-owned subsidiaries prior to 18 May 2004 or upon the exercise of rights to subscribe for Celltech Shares pursuant to options granted under the Celltech Share Option Schemes prior to such date, issued or agreed to issue or authorised the issue of additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities;

  (ii)
  recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of Celltech to Celltech or any of its wholly owned subsidiaries;

  (iii)
  save for transactions between Celltech and its wholly-owned subsidiaries, implemented or authorised any merger or demerger or acquired or disposed of or, other than in the ordinary course of business, transferred, mortgaged or charged, or created any other security interest over, any material asset or any right, title or interest in any material asset;

    (iv)
    implemented or authorised any reconstruction, amalgamation or scheme of arrangement;

    (v)
    other than between Celltech and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, purchased, redeemed or repaid any of its own shares or other securities or reduced or made or authorised any other change in its share capital;

    (vi)
    other than between Celltech and its wholly-owned subsidiaries or between such wholly-owned subsidiaries, made or authorised any change in its loan capital or issued or authorised the issue of any debentures or incurred or increased any indebtedness or contingent liability;

    (vii)
    entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment, agreement, proposal or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of trading or which is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Wider Celltech Group (taken as a whole) or which is or is likely to be restrictive on the business of any member of the Wider Celltech Group or the Wider UCB Group to an extent which is material in the context of the Wider Celltech Group or the UCB Group (as appropriate) taken as a whole;

    (viii)
    been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

    (ix)
    taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues or appointed any analogous person in any jurisdiction;

    (x)
    waived, compromised or settled any claim which is material;

    (xi)
    entered into or varied the terms of any service agreement or arrangement with any director or senior executive of Celltech;

    (xii)
    made or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees; or

    (xiii)
    entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in sub-paragraphs (i) to (xii) of this condition (k);

  (l)
  since 31 December 2003 (except as publicly announced to a Regulatory Information Service by or on behalf of Celltech before 18 May 2004 or as fairly disclosed in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech to UCB prior to 18 May 2004):

  (i)
  no adverse change having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Celltech Group to an extent which is material to the Wider Celltech Group taken as a whole;

  (ii)
  no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Celltech Group or to which any member of the Wider Celltech Group is a party (whether as claimant or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Celltech Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Celltech Group which, in any such case, might be reasonably likely to adversely affect any member of the Wider Celltech Group to an extent which is material to the Wider Celltech Group (taken as a whole); or

    (iii)
    no contingent or other liability having arisen which would or might be reasonably likely to adversely affect any member of the Wider Celltech Group to an extent which is material to the Wider Celltech Group taken as a whole; and

  (m)
  except as fairly disclosed to UCB in the annual report and accounts of the Celltech Group for the year ended 31 December 2003, or by or on behalf of Celltech prior to 18 May 2004, UCB not having discovered that:

  (i)
  any financial, business or other information concerning the Wider Celltech Group disclosed at any time by or on behalf of any member of the Wider Celltech Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which is material in the context of the Wider Celltech Group (taken as a whole);

  (ii)
  any member of the Wider Celltech Group is subject to any liability, contingent or otherwise, which should have been but is not disclosed in the annual report and accounts of Celltech for the year ended 31 December 2003 and which is material in the context of the Wider Celltech Group (taken as a whole);

  (iii)
  any past or present member of the Wider Celltech Group has failed to comply in any material respect with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has been any such storage, presence, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any material liability (whether actual or contingent) or cost on the part of any member of the Wider Celltech Group and which is material in the context of the Wider Celltech Group (taken as a whole); or

  (iv)
  there is, or is reasonably likely to be, any material obligation or liability (whether actual or contingent) to make good, repair, re-instate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Celltech Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority in any jurisdiction in each case to an extent which is material in the context of the Wider Celltech Group (taken as a whole).

        If UCB is required by the Panel to make an offer for Celltech Shares under the provisions of Rule 9 of the City Code, then UCB may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

        UCB reserves the right to waive all or any of conditions (b) to (m) above inclusive, in whole or in part. The Offer will lapse unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by UCB to have been or remain satisfied by 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 17 June 2004 (or such later date as UCB may determine, in accordance with the City Code and the Exchange Act). UCB shall be under no obligation to waive or treat as fulfilled any of conditions (b) to (m) inclusive by a date earlier than the latest date for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

        If before 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 17 June 2004 or the date when the Offer becomes unconditional as to acceptances (whichever is the later):

  (i)
  the OFT has referred the Offer to the Competition Commission; or

  (ii)
  the European Commission has initiated proceedings in respect of the Offer under Article 6(1)(c) of the Regulation,

the Offer will lapse.

        For the purposes of this Appendix:

        "Wider Celltech Group" means Celltech and its subsidiary undertakings, associated undertakings and any other undertakings in which Celltech and such undertakings (aggregating their interests) have a substantial interest; and

        "Wider UCB Group" means UCB and its subsidiary undertakings, associated undertakings and any other undertakings in which UCB and such undertakings (aggregating their interests) have a substantial interest.

        For these purposes "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the Companies Act (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act) and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

Part B—Further Terms of the Offer

        Except where the context requires otherwise, any reference in this document and in the Acceptance Forms to:

(a)
the "Offer" will include the Loan Note Alternative and any other election available under the Offer and any revision, variation, renewal or extension thereof;

(b)
the "Offer becoming unconditional" will include the Offer being or becoming or being declared unconditional;

(c)
the "Offer Document" will mean this document and any other document containing the Offer; and

(d)
"acting in concert with UCB" will mean any such person acting or deemed to be acting in concert with UCB for the purposes of the City Code and/or the Offer.

        The following Further Terms apply, unless the context requires otherwise, to the Offer:

1      Acceptance Period

(a)
The Offer will initially be open for acceptance until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 17 June 2004.

(b)
Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 calendar days (or such other period as may be permitted by the Panel that is in accordance with the Exchange Act) following the date written notice of the revision is despatched to holders of Celltech Securities. Except with the consent of the Panel, no revision of the Offer may be made or posted to Celltech holders of Securities after 4 July 2004, the date 14 calendar days before the last date on which the Offer can become unconditional.

(c)
The Offer, whether revised or not, will not (except with the consent of the Panel and the SEC) be capable of becoming unconditional after 1.00p.m. (London time) or 8.00 a.m. (New York City time), on 18 July 2004 (or any other time and/or date beyond which UCB has stated that the Offer will not be extended and has not, where permitted, withdrawn that statement), nor of being kept open for acceptances after that time and/or date unless the Offer has previously become unconditional, provided that UCB reserves the right, with the permission of the Panel and the SEC, to extend the Offer to a later time(s) and/or date(s). Except with the consent of the Panel, UCB may not, for the purposes of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of Celltech Shares (including Celltech Shares represented by Celltech ADSs) made after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 18 July 2004 (or any other time(s) and/or date(s) beyond which UCB has stated that the Offer will not be extended (and has not, where permitted, withdrawn that statement) or, if the Offer is so extended, such later time(s) and/or date(s) as UCB, with the permission of the Panel, may determine.

(d)
If the Offer becomes unconditional in all respects it will remain open for acceptance for the Subsequent Offer Period which shall be not less than 14 calendar days from the expiry of the Initial Offer Period. If the Offer has become unconditional and it is stated by or on behalf of UCB that the Offer will remain open until further notice, then not less than 14 calendar days' notice in writing will be given to those holders of Celltech Securities who have not accepted the Offer prior to the closing of the Subsequent Offer Period.

(e)
If a competitive situation arises after UCB has made a "no extension" statement and/or a "no increase" statement (as referred to in the City Code) in connection with the Offer, UCB may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), choose not to be bound by or withdraw such statement and be free to revise and/or extend the Offer provided in each circumstance it complies with the requirements of the City Code and the Exchange Act and, in particular, that:

(i)
it announces the withdrawal as soon as possible and in any event within four Business Days of the date of the firm announcement of the competing offer or other competitive situation; and

(ii)
it notifies holders of Celltech Securities to that effect in writing at the earliest opportunity or, in the case of holders of Celltech Securities with registered addresses outside the United Kingdom or whom UCB knows to be nominees, custodians or trustees holding Celltech Shares (including

    Celltech Shares represented by Celltech ADSs) for such persons, by announcement in the United Kingdom and the United States.

  UCB may choose not to be bound by a "no increase" and/or "no extension" statement if, having reserved the right to do so, it posts an increased or improved offer (either as to the value or form of the consideration or otherwise) which is recommended for acceptance by the Celltech Board, or in other circumstances permitted by the Panel.

(f)
For the purposes of determining whether the Acceptance Condition has been satisfied, UCB will not be bound (unless otherwise required by the Panel) to take into account any Celltech Shares (including Celltech Shares represented by Celltech ADSs) which have been issued or unconditionally allotted or which arise as the result of the exercise of subscription or conversion rights before that determination takes place unless written notice containing relevant details of the allotment, issue, subscription or conversion has been received from Celltech or its agents before that time by UCB or Capita IRG Plc on behalf of UCB at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, (in the case of Celltech Shares) or the Tender Agent at the relevant address set forth in the Letter of Transmittal (in the case of Celltech ADSs). Notification by telex or facsimile or other electronic transmissions or copies will not be sufficient.

(g)
In accordance with applicable SEC policy, at least five US business days prior to any reduction in the percentage of Celltech Shares (including Celltech Shares represented by Celltech ADSs) required to satisfy the Acceptance Condition, UCB will announce that it is to exercise the right so to reduce such percentage. The announcement will be made through a press release designed to inform holders of Celltech Securities in the United Kingdom and elsewhere and by placing an advertisement in a newspaper of national circulation in the United States. Such announcement will state the level to which the percentage required to satisfy the Acceptance Condition may be reduced, that such a reduction is possible but that UCB need not declare its actual intentions until it is required to do so under the City Code and will contain language advising holders of Celltech Securities to withdraw their Celltech Shares (including Celltech Shares represented by Celltech ADSs) if their willingness to accept the Offer would be affected by a reduction of the Acceptance Condition. UCB will not make such an announcement unless it believes that there is a significant possibility that sufficient Celltech Shares (including Celltech Shares represented by Celltech ADSs) will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of Celltech Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the Offer until the Offer has become unconditional in all respects (which may be at a level of acceptances lower than 90 per cent.) or be prepared to withdraw their acceptances promptly following an announcement by UCB of its reservation of the right to reduce the Acceptance Condition. Upon any announcement being made that the percentage of Celltech Shares (including Celltech Shares represented by Celltech ADSs) required to satisfy the Acceptance Condition may be reduced, the Offer shall not be capable of becoming or being declared unconditional in all respects until the expiry of at least five US business days thereafter. Holders of Celltech Securities will be able to accept the Offer for at least five US business days after the reduction of the Acceptance Condition.

2      Announcements

(a)
By 8.00 a.m. (London time) in the United Kingdom and by 8.00 a.m. (New York City time) in the United States on the Business Day (the "relevant day") following the day on which the Offer is due to expire, or becomes unconditional, or is revised or is extended, as the case may be (or such later time or date as the Panel may agree), UCB will make an appropriate announcement in the United Kingdom and the United States and simultaneously inform a Regulatory Information Service and the Dow Jones News Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Celltech Shares (including Celltech Shares represented by Celltech ADSs) and rights over Celltech Shares (including Celltech Shares represented by Celltech ADSs) (as nearly as practicable):

(i)
for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting (or deemed to be acting) in concert with UCB);

(ii)
acquired or agreed to be acquired by or on behalf of UCB or any person acting (or deemed to be acting) in concert with UCB during the Offer Period; and

  (iii)
  held by or on behalf of UCB or any person acting (or deemed to be acting) in concert with UCB prior to the Offer Period,

  and will specify the percentage of the Celltech Shares (including the Celltech Shares represented by Celltech ADSs) represented by each of these figures. Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made at any time up to, and will be announced not later than, 8.00 a.m. (London Time) in the United Kingdom and by 8.00 a.m. (New York City time) in the United States on the relevant day (or such later time and/or date as the Panel may agree). The announcement will also state the next expiry time and date unless the Offer is unconditional, in which case it may instead state that the Offer will remain open until further notice. In computing the number of Celltech Shares and Celltech ADSs represented by acceptances and purchases, there may be included or excluded for announcement purposes, subject to paragraph 7(f) below, acceptances and purchases not in all respects in order or subject to verification.

(b)
In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of UCB include the release of an announcement by public relations consultants or by Lazard on behalf of UCB to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement to a Regulatory Information Service and the Dow Jones News Service. An announcement made otherwise than to a Regulatory Information Service will be notified simultaneously to a Regulatory Information Service and the Dow Jones News Service (unless the Panel otherwise agrees).

3      Rights of withdrawal

(a)
Unless otherwise agreed with the Panel and the SEC, UCB will only make an announcement that the Acceptance Condition has been satisfied, if all other Conditions are also satisfied, fulfilled or to the extent permitted, waived. If UCB, having announced the Offer to be unconditional, fails by 3.30 p.m. (London time), 10.30 a.m. (New York City time), on the relevant day (as defined in paragraph 2(a) of this Part B) (or such later time and/or date as the Panel may agree) to comply with any of the other relevant requirements specified in paragraph 2(a) of this Part B, an accepting holder of Celltech Securities may (unless the Panel otherwise agrees) immediately after that time withdraw his acceptance of the Offer by written notice signed by the accepting holder of Celltech Securities (or his agent duly appointed in writing and evidence of whose appointment, in a form reasonably satisfactory to UCB, is produced with the notice) given by post or by hand to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH or to the Tender Agent, as applicable. Subject to paragraph 1(c) of this Part B, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by UCB confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements specified in paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 calendar days referred to in paragraph 1(d) of this Part B will run from the date of that confirmation and compliance.

(b)
Celltech Securities in respect of which acceptances have been received may be withdrawn pursuant to the procedures set out below at any time from the date of this document until the latest time specified for receipt of acceptances on the last day of the Initial Offer Period and in certain other circumstances described below. Celltech Securities in respect of which acceptances have been received during the Initial Offer Period and not validly withdrawn during the Initial Offer Period, and Celltech Securities in respect of which acceptances have been received during the Subsequent Offer Period, may not be withdrawn, except in certain limited circumstances described herein.

(c)
If a "no extension" and/or "no increase" statement is withdrawn in accordance with paragraph 1(e) of this Part B, any acceptance made by a Celltech Shareholder after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3(a) above for a period of eight calendar days following the date on which the notice of the withdrawal is posted to holders of Celltech Securities.

(d)
Except as provided by this paragraph 3, acceptances and elections made in accordance with this Appendix I will be irrevocable.

(e)
In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting holders of Celltech Securities or his/their agent(s) duly appointed in writing (evidence of whose appointment satisfactory to UCB is produced with the notice). Telex, email, facsimile or other electronic transmissions or copies will not be sufficient. No notice which is post-marked in, or otherwise appears to UCB or its agents to have been sent from a Restricted Jurisdiction will be treated as valid.

(f)
To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the Receiving Agent or the Tender Agent) to whom the acceptance was originally sent at their respective address and must specify the name of the person who has tendered the Celltech Shares or Celltech ADSs, the number of Celltech Shares or Celltech ADSs to be withdrawn and (if Celltech ADSs have been tendered) the name of the registered holder, if different from the name of the person whose acceptance is to be withdrawn.

(g)
In respect of Celltech ADSs, if Celltech ADRs have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such Celltech ADRs, the serial numbers shown on such Celltech ADRs must be submitted and, unless the Celltech ADSs evidenced by such Celltech ADRs have been delivered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Celltech ADSs evidenced by Celltech ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 2(c) of Part C, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Celltech ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures.

(h)
All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by UCB whose determination (except as required by the Panel) will be final and binding. None of UCB, Celltech, Lazard, the Tender Agent, the Receiving Agent or any of their affiliates or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph.

4      The Loan Note Alternative

(a)
The Loan Note Alternative is conditional upon all of the Conditions becoming or being declared satisfied, fulfilled or, to the extent permitted, waived. No Loan Notes will be issued unless valid elections for the Loan Note Alternative are received on or before the date on which the Offer becomes or is declared unconditional in all respects for at least £5 million nominal value of Loan Notes. If insufficient elections are received, Celltech Shareholders who validly accept the Offer and elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offer. Subject as aforesaid, the Loan Note Alternative will remain open as long as the Offer is open for acceptance.

(b)
No election for the Loan Note Alternative will be valid unless both a valid acceptance of the Offer and a valid election for the Loan Note Alternative, duly complete in all respects and accompanied by, if appropriate, all relevant share certificates and/or other document(s) of title, are duly received by the time and date on which the Loan Note Alternative closes.

(c)
If any acceptance of the Offer which includes an election for the Loan Note Alternative is not, or is not deemed to be, valid or complete in all respects at such time, such election shall for all purposes be void and the holder(s) of Celltech Shares purporting to make such election shall not, for any purpose, be entitled to receive the Loan Note Alternative, but any such acceptance which is otherwise valid shall be deemed to be an acceptance of the Offer (without the Loan Note Alternative) for the number of Celltech Shares which are the subject of the acceptance and the holder(s) of Celltech Shares will, on the Offer becoming unconditional, receive the cash consideration due under the Offer.

(d)
The insertion of a number in Box 3 on the Form of Acceptance shall, subject to the other terms of the Offer, be treated in respect of that number of Celltech Shares, as an election for the Loan Note Alternative.

(e)
An election for the Loan Note Alternative will not be valid unless the Form of Acceptance is completed correctly in all respects and is received in accordance with paragraph 8 below.

(f)
The Loan Notes will be issued in multiples of £1 and fractional entitlements will be disregarded.

(g)
The Loan Note Alternative is not available to any Celltech Shareholder who is a US person or to holders of Celltech ADSs or to certain other Overseas Shareholders as referred to in paragraph 6(h) of this Part B.

5      Revised Offer

(a)
Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), and any such revised Offer represents on the date on which the revision is announced (on such basis as Lazard may consider appropriate) an improvement (or no diminution) in the value of the consideration of the Offer as so revised compared with the value of the consideration or terms previously offered, or in the overall value received by a holder of Celltech Securities (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 5(c), 5(d) and 6 of this Part B, be made available to any holder of Celltech Securities who has validly accepted the Offer in its original or any previously revised form(s) (a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject to paragraphs 5(c), 5(d) and 6 of this Part B, be deemed to be an acceptance of the Offer as so revised and will also constitute an authority to UCB, Lazard or any of their respective directors, authorised representatives and agents as his attorney and/or agent ("attorney"):

(i)
to accept any such revised Offer on behalf of such Previous Acceptor;

(ii)
if such revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration on his behalf in such proportions as such attorney in his absolute discretion thinks fit; and

(iii)
to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) and take such further actions (if any) as may be required to give effect to such acceptances and/or elections.

  In making any such acceptance or making any such election, the attorney will take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b)
UCB and Lazard reserve the right (subject to paragraph 5(a) above) to treat an executed Form of Acceptance or Letter of Transmittal relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer (and, where applicable, a valid election for the alternative form(s) of consideration). Such acceptance will constitute an authority in the terms of paragraph 5(a) above, mutatis mutandis, on behalf of the relevant holder of Celltech Securities.

(c)
The deemed acceptances referred to in this paragraph 5 shall not apply and the authorities conferred by this paragraph 5 shall not be exercised by UCB or Lazard or any of their respective directors, authorised representatives and agents if, as a result thereof, the Previous Acceptor would (on such basis as Lazard may consider appropriate) thereby receive less in aggregate consideration under the revised Offer than he would have received in aggregate consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him or on his behalf.

(d)
The deemed acceptances referred to in this paragraph 5 will not apply and the authorities conferred by this paragraph will be ineffective in the case of a Previous Acceptor who lodges with Capita IRG Plc or the Tender Agent (as appropriate) within 14 calendar days of the posting of the document pursuant to which the revision of the Offer is made available to holders of Celltech Securities, a Form of Acceptance (in the case of Celltech Shares), Letter of Transmittal (in the case of Celltech ADSs) or some other form issued by or on behalf of UCB in which a holder of Celltech Securities validly elects to receive the consideration receivable by him under such revised Offer in some other manner than that set out in his original acceptance.

(e)
If UCB makes a material change in the terms of the Offer or if it waives a material condition of the Offer, UCB will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the materiality of the changes, but generally will be no less than five US business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum of ten US business days is generally required to allow for adequate dissemination to holders of Celltech Securities. Any reduction in the percentage of

  Celltech Shares required to satisfy the acceptance condition will be accomplished and announced in the manner described in paragraph 1(g) of this Part B and not in accordance with this paragraph.

6      Overseas Holders of Celltech Securities

(a)
The making of the Offer (including the Loan Note Alternative) in, or to certain persons who are resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or to custodians, nominees of or trustees for such persons, may be prohibited or affected by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer (or the Loan Note Alternative) to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or other requisite payments due in that jurisdiction. Any such Overseas Shareholder will be responsible for the payment of any issue, transfer or other taxes due in that jurisdiction of whomsoever payable and UCB and Lazard and any person acting on their behalf shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes as such person may be required to pay. If you are an Overseas Shareholder and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

(b)
Unless otherwise determined by UCB, the Offer is not being made, directly or indirectly, in or into any Restricted Jurisdiction or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of such jurisdictions. Such means or instrumentalities include, but are not limited to, facsimile transmission, telex, telephone and the internet.

(c)
Copies of this document, the Acceptance Forms and any related document(s) are not being (unless otherwise determined by UCB), and must not be, mailed or otherwise distributed or sent in or into any Restricted Jurisdiction including to Celltech Shareholders with registered addresses in these jurisdictions or to persons whom UCB knows to be nominees, custodians or trustees holding Celltech Shares for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, send or mail them in, into or from a Restricted Jurisdiction or use any such instrumentality for any purpose, directly or indirectly, in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the mails or any such other instrumentality of any Restricted Jurisdiction and other documents relating to the Offer must not be postmarked in, or otherwise despatched, from a Restricted Jurisdiction and all acceptors must provide addresses outside a Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to paragraph 1(e)(ii) of Part C of this Appendix I or for the return of the Acceptance Forms and (in relation to Celltech Shares in certificated form) any Celltech share certificate(s) and/or other document(s) of title.

(d)
Subject as provided below, a Celltech Shareholder will be deemed NOT to have accepted the Offer if:

(i)
he puts "NO" in Box 6 of the Form of Acceptance and thereby does not make the representations and warranties set out in paragraph 1(b) of Part C of this Appendix I;

(ii)
Box 1 of the Form of Acceptance contains an address in a Restricted Jurisdiction or the relevant Celltech Shareholder has a registered address in a Restricted Jurisdiction and in either case he does not insert in Box 7 of the Form of Acceptance the name and address of a person or agent outside a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer to be sent, subject to the provisions of this paragraph 6(d) and applicable laws;

(iii)
he inserts in Box 8 of the Form of Acceptance a telephone number in a Restricted Jurisdiction for use in the event of queries; or

(iv)
a Form of Acceptance received from him is received in an envelope postmarked in, or otherwise appears to UCB or its agents to have been sent from, a Restricted Jurisdiction.

  UCB reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 1(b) of Part C of this Appendix I could have been truthfully given by the relevant holder of Celltech Securities and, if such investigation is made and as a result UCB determines that such representations and warranties could not have been so given, such acceptance shall not be valid.

(e)
If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this document, the Acceptance Forms or any related offer document in, into or from a Restricted Jurisdiction or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, email, telex, telephone and the internet) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any such jurisdiction in connection with such forwarding, such person should:

(i)
inform the recipient of such fact;

(ii)
explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(iii)
draw the attention of the recipient to this paragraph 6.

(f)
Notwithstanding anything to the contrary contained in this document or the Acceptance Forms, UCB and Lazard may make the Offer (with or without giving effect to the foregoing paragraphs of this paragraph 6) in a Restricted Jurisdiction or in any other jurisdiction if requested to do so by or on behalf of a person if UCB is satisfied, in that particular case, that to do so would not constitute a breach of any securities or other relevant legislation of any such jurisdiction or pursuant to an exemption under, or in accordance with, applicable law in such jurisdictions and, in this connection, the provisions of paragraph 1(c) of Part C of this Appendix I will be varied accordingly.

(g)
The provisions of this paragraph 6 supersede any terms of the Offer inconsistent with them. The provisions of this paragraph 6 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific holder(s) of Celltech Securities or on a general basis by UCB in its absolute discretion.

(h)
The Loan Notes have not been, and will not be, listed on any stock exchange and have not been and will not be registered under the Securities Act, or under any relevant securities laws of any state or other jurisdiction of the United States and the relevant clearances have not been, and will not be, obtained from the regulatory authority of any province or territory of Canada. In addition, no prospectus in relation to the Loan Notes has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission and no steps have been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan or Belgium. Accordingly, unless an exemption under such relevant laws is available, the Loan Notes may not be offered, sold, resold or delivered, directly or indirectly, in, into or from the United States or a Restricted Jurisdiction or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the benefit of any US person or resident of a Restricted Jurisdiction or any other such jurisdiction. If, in respect of a Form of Acceptance from any Celltech Shareholder, the holder is unable to make the representations and warranties set out in paragraphs 1(b) and 1(q) of Part C of this Appendix I, UCB reserves the right, in its absolute discretion, to ignore any election in that Form of Acceptance to receive Loan Notes and to treat it instead as an acceptance of the Offer for cash.

(i)
The Offer in the United States is made solely by UCB, and neither Lazard nor any of its affiliates is making the Offer in the United States. Lazard Frères & Co. LLC is acting as dealer manager of the Offer in the United States.

7      General

(a)
The Offer will lapse unless all conditions relating to the Offer have been fulfilled or, where appropriate, have been and continue to be satisfied or have been waived by 1.00 p.m. (London time), 8.00 a.m. (New York City time), on 18 July 2004 or such later date as UCB, with the consent of the Panel and the SEC, may decide.

(b)
If the Offer lapses or is withdrawn, it will cease to be capable of further acceptance and accepting holders of Celltech Securities, UCB and Lazard will cease to be bound by Acceptance Forms submitted before the time the Offer lapses or is withdrawn.

(c)
If sufficient acceptances under the Offer are received and/or sufficient Celltech Shares are otherwise acquired, UCB intends to apply the provisions of sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding Celltech Shares (including Celltech Shares represented by Celltech ADSs). In respect of Celltech ADSs validly tendered pursuant to a Letter of Transmittal, UCB shall, insofar as it may determine, be deemed for the purposes of the Acceptance Condition or generally to have agreed to acquire such Celltech ADSs and the Celltech Shares represented by such Celltech ADSs.

  Holders of Celltech Securities do not have appraisal rights as a result of the Offer. However, in the event that compulsory acquisition procedures referred to above are available to UCB, holders of Celltech Securities whose Celltech Securities have not been purchased pursaunt to the Offer may have certain rights to object under section 430C of the Companies Act.

(d)
Furthermore, UCB intends to procure that Celltech applies to the UK Listing Authority for the cancellation of the listing of Celltech Shares on the Official List and to the London Stock Exchange for the cancellation of trading of Celltech Shares. Such cancellations will take effect no earlier than 20 Business Days after the date on which the Offer becomes or is declared unconditional in all respects. UCB also intends to procure that Celltech applies for de-listing of the Celltech ADSs from the New York Stock Exchange.

(e)
Except with the consent of the Panel, settlement of the consideration to which any holder of Celltech Securities is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which UCB may otherwise be, or claim to be, entitled as against such holder of Celltech Securities and will be effected:

(i)
in the case of acceptances received, complete in all respects (including the relevant transfer to escrow or (as applicable) receipt of relevant share certificate(s), Celltech ADRs and/or other documents of title or indemnities satisfactory to UCB), by the date on which the Offer becomes or is declared unconditional in all respects, within 14 calendar days of such date; or

(ii)
in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects, but while it remains open for acceptance, within 14 calendar days of such receipt.

  Settlement will be made in the manner outlined in paragraph 20 of the letter from Lazard set out in Part II of this document. Unless otherwise determined by UCB, no consideration will be sent to an address in a Restricted Jurisdiction and no Loan Notes will be sent to an address in the United States or to a US person.

(f)
Notwithstanding the right reserved by UCB and Lazard to treat a Form of Acceptance or Letter of Transmittal as valid (even though not entirely in order or not accompanied by the relevant Celltech Share certificate(s), Celltech ADRs and/or other documents of title or indemnities satisfactory to UCB, or not accompanied by the relevant transfer to escrow), except as otherwise agreed with the Panel:

(i)
an acceptance of the Offer will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;

(ii)
a purchase of Celltech Shares (including Celltech Shares represented by Celltech ADSs) by UCB or its nominee(s) (or, if relevant, any person acting in concert with UCB, or its nominee(s)) will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

(iii)
the Offer will not become unconditional unless Capita IRG Plc has issued a certificate to UCB and/or Lazard or their respective agents stating the number of Celltech Shares and Celltech ADSs in respect of which acceptances have been received which comply with sub-paragraph (i) above and the number of Celltech Shares and Celltech ADSs otherwise acquired, whether before or during the Offer Period, which comply with sub-paragraph (ii) above. Lazard will send a copy of such certificate to the Panel and to Morgan Stanley and JPMorgan as soon as possible after it is issued.

(g)
The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Forms constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Forms, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated into and form part of the Acceptance Forms.

(h)
All references in this document and in the Acceptance Forms to 17 June 2004 will (except in the definition of Offer Period and where the context otherwise requires) be deemed, if the expiry date of the Offer is extended, to refer to the expiry date of the Offer as so extended.

(i)
References in paragraph 6 of this Part B and in Part C of this Appendix I to a holder of Celltech Securities will include references to the person or persons executing a Form of Acceptance or Letter of Transmittal and, in the event of more than one person executing a Form of Acceptance or Letter of Transmittal, such paragraphs will apply to them jointly and severally.

(j)
Any omission or failure to despatch this document, the Form of Acceptance or Letter of Transmittal, any other documents relating to the Offer and/or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way.

(k)
UCB and Lazard reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places determined by them otherwise than as set out in this document or the Acceptance Forms.

(l)
No acknowledgement of receipt of any Form of Acceptance or Letter of Transmittal, transfer by means of CREST, share certificate(s) or other document(s) of title will be given by, or on behalf of UCB. All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, holders of Celltech Securities (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(m)
For those persons to whom the Offer is made or should be made but to whom this document, the Acceptance Forms or any related documents may not be despatched, such persons may collect copies of these documents from Capita IRG Plc (in the case of Celltech Shares) and the Tender Agent or the US Information Agent (in the case of Celltech ADSs) at the relevant addresses.

(n)
UCB and Lazard reserve the right to notify any matter including the making of the Offer to all or any holder of Celltech Securities with a registered address outside the United Kingdom and the United States or whom UCB knows to be a custodian, trustee or nominee holding Celltech Shares (including Celltech Shares represented by Celltech ADSs) for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom and the United States, by announcement in the United Kingdom to a Regulatory Information Service and in the United States to the Dow Jones News Service or in any other appropriate manner, or by paid advertisement in a daily newspaper published and circulated in the United Kingdom and the United States, in which event such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such holder(s) of Celltech Securities to receive or see such notice, and all references in this document to notice in writing by or on behalf of UCB will be construed accordingly.

(o)
The Offer is made at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 19 May 2004 and is capable of acceptance from and after that time. The Offer is being made by means of this document and will be communicated to holders of Celltech Securities by means of an advertisement proposed to be published in the London edition of the Financial Times and the US national edition of The Wall Street Journal.

(p)
If the Offer does not become unconditional in all respects:

(i)
in respect of Celltech Shares held in certificated form and Celltech ADSs, the Form of Acceptance, relevant share certificates, Celltech ADRs and/or other documents of title will be returned by post (or such other method as may be approved by the Panel) within 14 calendar days of the Offer lapsing or being withdrawn to the person or agent whose name and address outside a Restricted Jurisdiction set out in the relevant box in the Form of Acceptance or Letter of Transmittal (as applicable) or, if none is set out, to the first-named holder at his registered address outside a Restricted Jurisdiction (no such documents will be sent to an address in a Restricted Jurisdiction);

  (ii)
  in respect of Celltech Shares held in uncertificated form, Capita IRG Plc will, immediately after the lapsing or withdrawal of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing or withdrawal of the Offer), give instructions to CRESTCo to transfer all Celltech Shares held in escrow balances and in relation to which it is the Offer Escrow Agent for the purposes of the Offer to the original available balances of Celltech Shareholders concerned; and

  (iii)
  in respect of Celltech ADSs delivered by book-entry transfer into the Tender Agent's account at a Book-Entry Transfer Facility, Celltech ADSs will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

(q)
All powers of attorney, appointments of agents and authorities conferred by this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of Celltech Shareholders concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney or authority or appointer is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

(r)
In relation to any acceptance of the Offer in respect of a holding of Celltech Shares which are in uncertificated form, UCB reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided any such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(s)
Neither UCB nor Lazard nor any agent or director of UCB or Lazard, nor any person acting on behalf of any of them, shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

(t)
The Offer, all Forms of Acceptance and all acceptances will be governed by and construed in accordance with English law. Execution by or on behalf of a Celltech Shareholder or a holder of Celltech ADSs of an Acceptance Form constitutes his irrevocable submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer.

(u)
Subject to the Offer becoming or being declared unconditional in all respects, UCB intends to procure that Celltech applies to the UKLA for the official listing and to the London Stock Exchange for the admission to trading of the Celltech Shares to be cancelled. It is anticipated that such cancellation will take effect no earlier than 20 Business Days after the Offer becomes unconditional in all respects. UCB also intends to procure that Celltech applies for de-listing of the Celltech ADSs from the New York Stock Exchange.

8      Procedures for Tendering Celltech Shares

(a)
Holders of Celltech Shares will have received with this document a Form of Acceptance. This section should be read together with the Form of Acceptance. The provisions of this section shall be deemed to be incorporated in, and to form a part of, the Form of Acceptance. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

  If a holder of Celltech Shares holds Celltech Shares in both certificated and uncertificated form, he should complete a separate Form of Acceptance for each holding. Similarly, such holder should complete a separate Form of Acceptance for Celltech Shares held in uncertificated form, but under different member account IDs, and for Celltech Shares held in certificated form, but under different designations. Please contact the Receiving Agent if you require any additional Forms of Acceptance.

(b)
If a holder of Celltech Securities is electing for the Loan Note Alternative he must not be in the United States or be a resident of a Restricted Jurisdiction, must not be a US person and must not accept the Offer and elect for Loan Notes with a view to the offer, sale or delivery directly or indirectly, of such Loan Notes in or into the United States or a Restricted Jurisdiction and he must not hold or acquire any Loan Notes for any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery.

(c)
To accept the Offer, any Celltech Shareholder, including any person in the United States who holds Celltech Shares, wishing to accept the Offer in respect of all or any portion of such holder's Celltech Shares, should complete Box 2 and, sign Box 4 in accordance with the instructions printed on it and, if applicable, complete Boxes 3, 7 and 8 and, if such holder's Celltech Shares are in CREST, Box 5. All Celltech Shareholders who are individuals should sign the Form of Acceptance in the presence of a witness, who should also sign Box 4 in accordance with the instructions printed on it. Unless witnessed, an acceptance by a Celltech Shareholder who is an individual will not be valid.

(d)
An accepting Celltech Shareholder should return the completed, signed and witnessed (if applicable) Form(s) of Acceptance, whether or not such Celltech Shares are in CREST, to the Receiving Agent. The completed Form(s) of Acceptance, together, if such holder's Celltech Shares are held in certificated form, with his share certificate(s) and/or other document(s) of title, must be lodged with the Receiving Agent, as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004. If you have any questions as to how to complete the Form(s) of Acceptance, please contact the Helpline. A Form of Acceptance contained in an envelope postmarked in a Restricted Jurisdiction or otherwise appearing to UCB or its agents to have been sent from a Restricted Jurisdiction may be rejected as invalid.

(e)
If Celltech Shares are held in uncertificated form, the holder should insert in Box 5 of the Form of Acceptance the participant ID and member account ID under which such Celltech Shares are held by him in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, such holders should take (or procure to be taken) the action set out below to transfer the Celltech Shares in respect of which he wishes to accept the Offer to an escrow balance, specifying the Receiving Agent (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible, but in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004.

(f)
If the Celltech Shareholder is a CREST sponsored member, he should refer to his CREST sponsor before taking any action. Such holder's sponsor will be able to confirm details of his participant ID and the member account ID under which his Celltech Shares are held. In addition, only his CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to his Celltech Shares.

(g)
A holder of Celltech Shares should send (or, if he is a CREST sponsored member, procure that his CREST sponsor sends) a TTE Instruction to CRESTCo, which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

(i)
the Corporate Action ISIN. This is GB0001822765;

(ii)
the number of Celltech Shares to be transferred to an escrow balance;

(iii)
the participant ID of such Celltech Shareholder. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

(iv)
the member account ID of such Celltech Shareholder. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

(v)
the participant ID of the escrow agent, Capita IRG Plc, in its capacity as a CREST receiving agent. This is RA10;

(vi)
the member account ID of the escrow agent. This is CELLTECH;

(vii)
the Form of Acceptance reference number. This is the number that appears next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable the Receiving Agent to match the transfer to escrow to your Form of Acceptance. The Celltech Shareholder should keep a separate record of this Form of Acceptance reference number for future reference;

(viii)
the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004;

(ix)
the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST; and

(x)
input with Standard Delivery instruction of 80.

(h)
After settlement of the TTE Instruction, a Celltech Shareholder will not be able to access the Celltech Shares concerned in CREST for any transaction or charging purposes. If all of the conditions are either satisfied, fulfilled or, to the extent permitted, waived, the escrow agent will transfer the Celltech Shares concerned to itself in accordance with paragraph 1(d)(i) of Part C of this Appendix.

(i)
A Celltech Shareholder holding Celltech Shares in uncertificated form is recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, such holder is requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

(j)
If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE Instruction, UCB may treat any amount of Celltech Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Celltech Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

(k)
A Celltech Shareholder holding Celltech Shares in uncertificated form should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. Such holder should therefore ensure that all necessary action is taken by him (or by his CREST sponsor) to enable a TTE Instruction relating to his Celltech Shares to settle prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004. In this connection, such holder is referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(l)
UCB will make an appropriate announcement if any of the details contained in this paragraph 8 alter for any reason.

(m)
Normal CREST procedures (including timings) apply in relation to any Celltech Shares that are, or are to be, converted from uncertificated to certificated form, or vice versa, during the course of the Offer (whether any such conversion arises as a result of a transfer of Celltech Shares or otherwise). Celltech Shareholders who are proposing so to convert any Celltech Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Celltech Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004.

(n)
If the share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and sent as stated above to the Receiving Agent so as to be received as soon as possible, but in any event no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004, together with any share certificate(s) and/or other document(s) of title that is/are available, accompanied by a letter stating that the balance will follow or that the accepting holder has lost one or more of his share certificate(s) and/or other documents of title. If the share certificate(s) and/or other document(s) of title are lost, the accepting holder should request the Registrar to send him a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be lodged with the Receiving Agent in accordance with the instructions given, in support of the Form of Acceptance. UCB may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance from the Tender Agent for the Celltech ADR programme which UCB has reason to believe has not been properly authorised by the relevant ADS holder and/or is inconsistent with any acceptance received from an ADS holder.

Part C—Acceptance Forms

1      Form of Acceptance for Celltech Shareholders

        Each holder of Celltech Shares who executes and lodges or has executed and lodged on his behalf a Form of Acceptance with the Receiving Agent, subject to the rights of withdrawal set out in this document, irrevocably (and so as to bind himself, his heirs, successors and assigns and his personal or legal representatives):

(a)
(i)    accepts the Offer in respect of the number of Celltech Shares inserted or deemed to be inserted in Box 2 of the Form of Acceptance;

(ii)
elects under the Loan Note Alternative in respect of the number of Celltech Shares inserted or deemed to be inserted in Box 3 of the Form of the Acceptance; and

(iii)
agrees to execute any further documents and give any further assurances which may be required to enable UCB to obtain the full benefit of Part B and paragraph 1 of this Part C and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance;

(b)
represents and warrants to UCB and Lazard and the Receiving Agent that, unless "NO" is put in Box 6 of the Form of Acceptance:

(i)
he has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from a Restricted Jurisdiction;

(ii)
he has not used in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of a Restricted Jurisdiction;

(iii)
he is accepting the Offer from outside a Restricted Jurisdiction; and

(iv)
he is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside a Restricted Jurisdiction;

(c)
appoints any director of, or any person authorised by, UCB or Lazard as his agent and/or attorney (subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance) with an irrevocable instruction and authorisation to:

(i)
complete and execute all or any form(s) of transfer, renunciation or other document(s) in relation to the Celltech Shares referred to in paragraph 1(a)(i) of this Part C in favour of UCB or as UCB or its agents may direct;

(ii)
deliver all or any form(s) of transfer, renunciation and/or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional in all respects; and

(iii)
take any other action as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the Offer and to vest in UCB (or as it may direct) the Celltech Shares referred to in paragraph 1(a)(i) of this Part C;

(d)
undertakes that the execution of the Form of Acceptance and its delivery to the Receiving Agent, constitutes an irrevocable appointment of the Receiving Agent as his agent and/or attorney and an irrevocable instruction and authority to the agent/attorney:

(i)
subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance, to transfer to UCB (or to such other person or persons as UCB or its agent may direct) by means of CREST all or any of the Relevant Celltech Shares (as defined below) (but not exceeding the number of Celltech Shares in respect of which the Offer is accepted or deemed to be accepted); and

(ii)
if the Offer does not become unconditional in all respects, to give instructions to CRESTCo immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days of the Offer lapsing) to transfer all Relevant Celltech Shares to the original available balance of the accepting Celltech Shareholder.

  In this paragraph, "Relevant Celltech Shares" means uncertificated Celltech Shares in respect of which a transfer or transfers to escrow has or have been effected in accordance with the procedures described in the letter from Lazard and paragraph 8 of Part B of this document and where the transfer or transfers to escrow has or have been made in respect of Celltech Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Form of Acceptance (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the relevant Form of Acceptance, was included in the relevant transfer to escrow instruction);

(e)
authorises and requests (subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance):

(i)
Celltech or its agents to procure the registration of the transfer of the Celltech Shares referred to in paragraph 1(a)(i) of this Part C and, in respect of Celltech Shares that are held in certificated form, the delivery of the share certificate(s) and other document(s) of title in respect of the Celltech Shares to UCB or as it may direct;

(ii)
if the Celltech Shares referred to in paragraph 1(a)(i) of this Part C are held in certificated form, to UCB or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the consideration to which he is entitled under the Offer at his risk to the person or agent whose name and address is set out in Box 7 of the Form of Acceptance or, if no person or agent's name and address is set out, to the first named holder at his registered address;

(iii)
if the Celltech Shares referred to in paragraph 1(a)(i) of this Part C are held in uncertificated form, to UCB or its agents to ensure that an assured payment obligation is created in favour of the Celltech Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which that shareholder is entitled; and

(iv)
UCB, Celltech or their respective agents to record and act on any instructions with regard to payments or notices which have been entered in the records of Celltech in respect of his holding of Celltech Shares;

(f)
agrees that:

(i)
UCB may decide to despatch all or part of the consideration payable to a Celltech Shareholder whose Celltech Shares are held in uncertificated form in accordance with paragraph 1(e)(ii) of this Part C; and

(ii)
the consideration payable to a shareholder whose Celltech Shares are held in uncertificated form will be despatched in accordance with paragraph 1(e)(iii) of this Part C if the shareholder is a CREST member whose registered address is in a Restricted Jurisdiction;

(g)
gives authority to any director of, or person authorised by, UCB or Lazard within the terms of paragraph 5 of Part B;

(h)
subject to the Offer becoming unconditional in all respects and him not having validly withdrawn his acceptance (or if the Offer will become unconditional in all respects or lapse on the outcome of the resolution in question or if the Panel gives its consent) and pending registration:

(i)
authorises UCB or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Celltech) attaching to the Celltech Shares referred to in paragraph 1(a)(i) of this Part C;

(ii)
authorises Celltech or its agent to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Celltech to UCB, care of the Receiving Agent;

(iii)
authorises any director of, or person authorised by, UCB or Lazard to sign any document and do such things as may in the opinion of that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Celltech Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by UCB to attend general and separate class meetings of Celltech and attending any such meeting and exercising the votes attaching to the Celltech Shares referred to in paragraph 1(a)(i) of this Part C on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

  (iv)
  agrees not to exercise any such rights without the consent of UCB and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Celltech;

  This authority will cease to be valid if the acceptance is validly withdrawn in accordance with paragraph 3 of Part B;

(i)
agrees that he will deliver to the Receiving Agent, or procure the delivery to the Receiving Agent of his share certificate(s) and/or other document(s) of title in respect of those Celltech Shares referred to in paragraph 1(a)(i) of this Part C that are held in certificated form, or an indemnity acceptable to UCB, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects;

(j)
agrees that he will take (or procure to be taken) the necessary action to transfer all those Celltech Shares referred to in paragraph 1(a)(i) of this Part C that are held in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within two months of the Offer becoming unconditional in all respects;

(k)
agrees that if for any reason any Celltech Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will immediately deliver or ensure the immediate delivery of the share certificates or other documents of title in respect of all those Celltech Shares that are converted to the Receiving Agent;

(l)
agrees that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph 1(e)(iii) of this Part C will, to the extent of the obligation so created, discharge fully any obligation of UCB or Lazard to pay to him the cash consideration to which he is entitled under the Offer;

(m)
agrees that he will do everything necessary or expedient in the opinion of UCB or the Receiving Agent to vest in UCB or its nominees or such other persons as it may decide the Celltech Shares referred to in paragraph 1(a)(i) of this Part C and to enable the Receiving Agent to perform its functions as escrow agent for the purposes of the Offer;

(n)
agrees to ratify everything which may be done or effected by any director of, or person authorised by, UCB, Lazard or the Receiving Agent in exercise of any of the powers and/or authorities under Part B or Part C of this Appendix;

(o)
agrees that, if any provision of Part B or Part C of this Appendix will be unenforceable or invalid or will not operate so as to afford UCB, Lazard or the Receiving Agent or any of their respective directors or persons authorised by them, the benefit of the authority expressed to be given in Part B or Part C of this Appendix, he will, with all practicable speed, do everything that may be required or desirable to enable UCB, Lazard and the Receiving Agent and any of their respective directors or persons authorised by them to secure the full benefit of Part B and Part C of this Appendix;

(p)
represents and warrants that he is entitled to sell and transfer the beneficial ownership of the Celltech Shares referred to in paragraph 1(a)(i) of this Part C and that such shares are sold fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights attaching to them on or after 18 May 2004, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after that date;

(q)
represents and warrants to UCB and Lazard and the Receiving Agent that, if he is electing for the Loan Note Alternative, he is not in the United States or a resident of a Restricted Jurisdiction, nor is he a US person and he is not accepting the Offer and electing for Loan Notes with a view to the offer, sale or delivery, directly or indirectly, of any such Loan Notes in or into the United States or a Restricted Jurisdiction and he will not hold or acquire any Loan Notes for any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery;

(r)
agrees that the terms and conditions of the Offer are deemed to be incorporated in, and form part of, the Form of Acceptance;

(s)
agrees that, on execution, the Form of Acceptance takes effect as a deed;

(t)
agrees that the execution of the Form of Acceptance constitutes his agreement to the terms of paragraph 7(t) of Part B;

(u)
agrees and acknowledges that he is not a client (as defined in the rules of the Financial Services Authority) of Lazard, Morgan Stanley or JPMorgan in connection with the Offer; and

(v)
if he is a US Holder, certifies that he is not subject to back up withholding tax by completing Internal Revenue Service Form W-9, or a valid substitute or, if the holder is not a US Holder for US federal income tax purposes, agrees, if relevant, to establish an exemption from certain US federal information return reporting and backup withholding requirements by completing Internal Revenue Service Form W-8BEN which is available from the US Internal Revenue Service.

        A reference in this paragraph to a holder of Celltech Shares includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph will apply to them jointly and to each of them.

2      Procedures for Acceptance by Celltech ADS Holders

(a)   Letter of Transmittal/Notice of Guaranteed Delivery

        If you are a holder of Celltech ADSs evidenced by Celltech ADRs, you will have also received a Letter of Transmittal and a Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer.

(b)   Valid acceptance

        For a holder of Celltech ADSs evidenced by Celltech ADRs to validly accept the Offer, either:

(i)
a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Tender Agent and either the Celltech ADRs evidencing such Celltech ADSs must be received by the Tender Agent or such Celltech ADRs evidencing such Celltech ADSs must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Tender Agent in accordance with such procedures); or

(ii)
such holder must comply with the Guaranteed Delivery Procedures set out in paragraph 2(h) below.

        The Offer in respect of Celltech ADSs evidenced by Celltech ADRs shall be validly accepted by (i) delivery of a Letter of Transmittal, the relevant Celltech ADRs evidencing Celltech ADSs and any other required documents to the Tender Agent by a holder of Celltech ADSs (without any further action by the Tender Agent) subject to the terms and conditions set out in this document and the Letter of Transmittal or (ii) completion of the book-entry transfer procedures described below. The acceptance of the Offer by a holder of Celltech ADSs evidenced by Celltech ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such holder of Celltech ADSs and UCB upon the terms and subject to the conditions of the Offer. If a holder of Celltech ADSs validly accepts the Offer in respect of a Celltech ADS, the Celltech Shares represented by such Celltech ADS may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked in a Restricted Jurisdiction or otherwise appearing to UCB or its agents to have been sent from a Restricted Jurisdiction may be rejected as invalid. By delivery of a Letter of Transmittal to the Tender Agent in respect of Celltech ADSs, the holder of such Celltech ADSs agrees to: (a) not instruct the Depositary for the Celltech ADR program to accept the Offer in respect of the Celltech Shares represented by such Celltech ADSs and (b) not deliver such Celltech ADSs to the Tender Agent for the Celltech ADR programme to request withdrawal of the Celltech Shares represented by such Celltech ADSs. UCB may treat as invalid, to the extent that it so determines in its absolute discretion, any acceptance from the Tender Agent for the Celltech ADR programme which UCB has reason to believe has not been properly authorised by the relevant ADS holder and/or is inconsistent with any acceptance received from an ADS holder.

(c)   Book-entry transfer

        The Tender Agent will establish an account at the Book-Entry Transfer Facility with respect to Celltech ADSs evidenced by Celltech ADRs held in book-entry form for the purposes of the Offer within two US business days from the date of this document. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Celltech ADSs by causing the Book-Entry Transfer Facility to transfer such Celltech ADSs into the Tender Agent's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for such transfer.

        Although delivery of Celltech ADSs evidenced by Celltech ADRs may be effected through book-entry transfer into the Tender Agent's account at a Book-Entry Transfer Facility, either:

(i)
the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

(ii)
an Agent's Message,

and, in either case, any other required documents, must in any case be transmitted to, and received by, the Tender Agent at the relevant address set forth in the Letter of Transmittal before Celltech ADSs evidenced by Celltech ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depository.

(d)   Method of delivery

        The method of delivery of Celltech ADRs, Letters of Transmittal and all other required documents is at the option and risk of the accepting holder of Celltech ADSs. Celltech ADSs will be deemed delivered only when the Celltech ADRs evidencing such Celltech ADSs are actually received by the depository (in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of UCB.

(e)   Signature guarantees

        No signature guarantee is required on the Letter of Transmittal if:

(i)
the Letter of Transmittal is signed by the registered holder of the Celltech ADSs evidenced by Celltech ADRs in respect of which the Offer is being accepted therewith and such registered holder has not completed either the Box entitled "Special Delivery Instructions" or the Box entitled "Special Payment Instructions" in the Letter of Transmittal; or

(ii)
the Offer is being accepted in respect of such Celltech ADSs for the account of an Eligible Institution.

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

(f)    Celltech ADSs and ADRs

        If the Letter of Transmittal is signed by a person other than the registered holder(s) of Celltech ADSs evidenced by Celltech ADRs in respect of which the Offer is being accepted, then such Celltech ADRs must be endorsed or accompanied by appropriate stock powers signed exactly as the name or names of the registered owner or owners appear on the Celltech ADRs. Signatures on such Celltech ADRs or stock powers must be guaranteed by an Eligible Institution. See Instruction 5 to the Letter of Transmittal.

(g)   Partial acceptances (not applicable to book-entry transfers)

        If fewer than all of the Celltech ADSs evidenced by any Celltech ADRs delivered to the Tender Agent are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of Celltech ADSs that are tendered in the Box entitled "Number of ADSs Tendered". In such case, a new Celltech ADR for the untendered Celltech ADSs will be sent to the registered holder, unless otherwise provided in the Letter of Transmittal in the box entitled "Special Delivery Instructions", as promptly as practicable following the date the tendered Celltech ADSs are accepted for payment. All Celltech ADSs delivered to the Tender Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal.

(h)   Guaranteed delivery procedures

(i)
If a holder of Celltech ADSs evidenced by Celltech ADRs wishes to tender Celltech ADSs pursuant to the Offer and the Celltech ADRs evidencing such Celltech ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Tender Agent prior to the expiration of the Offer, such holder's tender of Celltech ADSs may be effected if all of the following conditions are satisfied (the "Guaranteed Delivery Procedures"):

(a)
such tender is made by or through an Eligible Institution;

(b)
a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by UCB is received by the Tender Agent, as provided below, prior to the expiration of the Offer; and

(c)
the Celltech ADRs evidencing the tendered Celltech ADSs (or, in the case of Celltech ADSs held in book-entry form, timely confirmation of the book-entry transfer of such Celltech ADSs into the Tender Agent's account at the Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Tender Agent within three New York Stock Exchange business days after the date of execution of such Notice of Guaranteed Delivery.

(ii)
The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Tender Agent and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery.

(iii)
Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, prior to the expiration of the Initial Offer Period, the Celltech ADRs evidencing Celltech ADSs referred to in the Notice of Guaranteed Delivery must be received by the Tender Agent (or, in the case of Celltech ADSs held in book-entry form, timely confirmation of the book-entry transfer of such Celltech ADSs into the Tender Agent's account at the Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

(i)    Other requirements

        By executing the Letter of Transmittal as set out above, the holder of Celltech ADSs evidenced by Celltech ADRs in respect to which the Offer has been accepted will agree that, effective from and after the date all conditions are either satisfied, fulfilled or, to the extent permitted, waived:

(i)
UCB or its agents shall be entitled to direct the exercise of any votes attaching to any Celltech Shares represented by Celltech ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the "Accepted ADSs") and any other rights and privileges attaching to such Celltech Shares, including any right to requisition a general meeting of Celltech or any class of its securities;

(ii)
the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Tender Agent or the completion of the book-entry transfer procedures shall constitute:

(a)
an authority to Celltech or its agents from the holder of Accepted ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of Celltech ADSs to UCB at its registered office;

(b)
an authority to UCB or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by UCB to attend general meetings and separate class meetings of Celltech and any adjournment thereof and to exercise the votes attaching to the Celltech Shares represented by such Accepted ADSs on his behalf;

(c)
the agreement of the holder of Accepted ADSs not to exercise any such rights without the consent of UCB and the irrevocable undertaking of such holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

  (d)
  a representation and warranty that such holder of Celltech ADSs (i) has not received or sent copies or originals of this document or any Letter of Transmittal or any related documents in, into or from, a Restricted Jurisdiction; (ii) has not used in connection with the Offer or the execution or delivery of the Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, e-mail, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of a Restricted Jurisdiction; (iii) is accepting the Offer from outside a Restricted Jurisdiction; and (iv) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

  (e)
  confirmation that such holder of Celltech ADSs is entitled to sell and transfer the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including voting rights and the right to receive all dividends and other distributions (if any) declared, made or paid with respect to the Celltech Shares represented by Celltech ADSs; and

  (f)
  the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the Tender Agent (or the completion of the book-entry transfer procedures) shall constitute an authority in accordance with the terms of paragraph 5 of Part B.

        References in this paragraph to a holder of Celltech ADSs shall include references to the person or persons executing a Letter of Transmittal and, in the event of more than one person executing a Letter of Transmittal, the provisions of this Part C shall apply to them jointly and to each of them.

(j)    Currency of cash consideration

        Holders of Celltech ADSs may elect to receive the cash element of the consideration in pounds sterling. The pounds sterling consideration available to holders of Celltech ADSs is the same, per Celltech Share, as that offered to Celltech Shareholders. To facilitate the settlement of the Offer, unless they elect to receive pounds sterling, holders of Celltech ADSs will receive consideration converted into US dollars at the exchange rate obtainable on the spot market in London on the date the cash consideration is made available by UCB to the Tender Agent for delivery in respect of the relevant Celltech ADSs. A holder of Celltech ADSs may receive such amount on the basis set out above only in respect of the whole of his holding of Celltech ADSs in respect of which he accepts the Offer. Holders of Celltech ADSs may not elect to receive both pounds sterling and US dollars.

        The actual amount of US dollars received will depend upon the exchange rate prevailing on the day on which funds are made available to the Tender Agent by UCB. Holders of Celltech ADSs should be aware that the US dollar/pounds sterling exchange rate which is prevailing at the date on which an election is deemed to be made to receive US dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the day on which funds are made available to the Tender Agent by UCB. In all cases, fluctuations in the US dollar/pounds sterling exchange rate are at the risk of accepting holders of Celltech ADSs who are treated as having elected to receive their consideration in US dollars. None of Celltech, UCB and their advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds sterling.

3      Substitute Acceptance Forms

        Holders of Celltech Securities have been sent with this document a Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of Celltech Shares, including persons in the US who hold Celltech Shares, have been sent a Form of Acceptance, which they must use to tender their Celltech Shares and accept the Offer. All holders of Celltech ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their Celltech ADSs and accept the Offer. Should any holder of Celltech Securities receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the Helpline.

APPENDIX II

Particulars of the Loan Notes

        The Loan Notes will be created further to a resolution of the Directors of UCB and will be constituted by the Loan Note Instrument executed as a deed by UCB. The issue of the Loan Notes is conditional, inter alia, on the Offer becoming or being declared unconditional in all respects. The Loan Note Instrument will contain provisions, inter alia, to the following effect:

1      Form and Status

        The Loan Notes will be issued by UCB in amounts and integral multiples of £1 in nominal amount and will constitute unsecured obligations of UCB. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by UCB. All fractional entitlements to the Loan Notes will be disregarded.

2      Interest

(a)
Until such time as the Loan Notes are repaid in full, interest on the Loan Notes will be payable by half yearly instalments in arrears (less any tax required to be deducted) on 31 March and 30 September in each year (an "Interest Payment Date"), except that the first payment of interest will be made on 31 March 2005 (the "First Payment Date"). On the First Payment Date, interest will be paid in respect of the period from (and including) the first date of issue of any of the Loan Notes to (but excluding) the First Payment Date. The period from and including that or any subsequent Interest Payment Date up to but excluding the following Interest Payment Date is an "Interest Period".

(b)
Subject to sub-paragraph (c) below, the rate of interest on the Loan Notes for each Interest Period will be the rate per annum calculated by UCB to be 0.75 per cent. below LIBOR. "LIBOR" means the British Bankers Association Settlement Rate (rounded down, if necessary, to four decimal places), which is quoted as of 11.00 a.m. on the first Business Day of the Interest Period which appears on the Telerate page 3750 at on or about 11.00 a.m. on such day (or such other page or service as may replace it for the purpose of displaying London inter-bank sterling offered rates of leading reference banks) as being the interest rates offered in the London inter-bank market for six-month sterling deposits provided that: if the agreed page is replaced or the service ceases to be available, the rate of interest for each Interest Period shall be 0.75 per cent. below the arithmetic mean (rounded as mentioned above) to be determined instead on the basis of the rate (as quoted to UCB at its request) at which Barclays Bank PLC (or, if that bank is unwilling or unable to provide such a quotation, such other bank in the London inter-bank market as UCB shall reasonably select for the purpose) is offering six month sterling deposits to prime banks in the London inter-bank market at or about 11.00 a.m. on the first Business Day of the relevant Interest Period.

(c)
If a rate of interest cannot be established in accordance with the provisions of sub-paragraph (b) above for any Interest Period, then the rate of interest for that period shall be:

(i)
in the case of the first Interest Period, the rate per annum calculated otherwise in accordance with sub-paragraph (b) but by reference to the first Business Day of that Interest Period on which it can be so established; and

(ii)
in the case of any Interest Period other than the first Interest Period, the same as that applicable to the Loan Notes during the previous Interest Period.

(d)
Payment of interest in respect of the Loan Notes will not be made to addresses in the United States or a Restricted Jurisdiction.

(e)
Each instalment of interest shall be calculated on the basis of a 365-day year and the number of days elapsed in the relevant Interest Period. Interest shall accrue from day to day.

3      Repayment

(a)
A Noteholder may require UCB to repay the whole (whatever the amount) or any part (being £1 nominal or any integral multiple thereof) of the principal amount of his holding of Loan Notes at par, together with accrued interest (subject to any requirement to deduct tax therefrom) up to but excluding the date of repayment, on the First Payment Date and subsequent Interest Payment Dates by lodging a notice of repayment with the Registrar not less than 30 days prior to the relevant redemption date accompanied by the certificate(s) for all the Loan Notes to be repaid.

(b)
If, at any time after 31 March 2005, the principal amount of all Loan Notes outstanding equals or is less than twenty per cent. in total nominal amount of the Loan Notes issued in connection with the Offer, UCB shall be entitled, on giving the remaining Noteholders not less than 30 days' notice in writing to redeem all (but not some only) of the Loan Notes at par together with accrued interest (subject to any requirement to deduct tax therefrom) up to but excluding the date of redemption.

(c)
Any Loan Notes not previously repaid, redeemed or purchased will be repaid in full at par on 30 September 2010, together with accrued interest (subject to any requirement to deduct tax therefrom) up to but excluding that date.

(d)
Each Noteholder will be entitled to require UCB to pay at par all or part (being £1 nominal amount or any integral multiple thereof) of the Loan Notes held by him together with accrued interest (subject to any requirement to deduct tax therefrom) if:

(i)
any principal or interest on any Loan Notes held by that Noteholder is not paid in full by the Company within 30 days of the due date for payment; or

(ii)
the Company or the whole (or substantially the whole) of its assets or undertaking is subject to any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court (other than a members' voluntary winding-up for the purposes of an amalgamation, reconstruction or merger on terms previously approved by an extraordinary resolution of the noteholders).

(e)
Payment of principal in respect of the Loan Notes will not be made to addresses in the United States or a Restricted Jurisdiction.

4      Purchase of Loan Notes

        UCB may, at any time on or after the date falling six months after the latest date of issue of any outstanding Loan Notes, purchase any Loan Notes at any price by tender (available to all Noteholders alike), by private treaty or otherwise by agreement with the relevant Noteholder(s).

5      Cancellation

        Any Loan Notes repaid, redeemed or purchased will be cancelled and will not be available for re-issue.

6      Registration and transfer

        The Loan Notes will be evidenced by certificates and will be registered. The Loan Notes may be transferred in integral multiples of £1 in nominal value.

        Registered addresses of holders of Loan Notes must be outside the United States and the Restricted Jurisdictions. Documents of title in respect of the Loan Notes will not be sent to addresses in the United States and the Restricted Jurisdictions.

        The Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into the United States or a Restricted Jurisdiction except: (i) pursuant to exemptions from, or in transactions not subject to, the applicable requirements of such jurisdictions; and (ii) with the agreement of the Company.

7      Modifications

        The Noteholders will have power by extraordinary resolution of the Noteholders passed in accordance with the provisions of the Loan Note Instrument or by resolution in writing signed by holders of not less than 75 per cent. of the outstanding Loan Notes, inter alia, to sanction any abrogation, modification or compromise or arrangement in respect of their rights against the Company and to assent to any amendment of the provisions of the Loan Note Instrument. The Company may, with the consent of its financial advisers, amend the provisions of the Loan Note Instrument, without such sanction or consent, if such amendment is of a formal, minor or technical nature or to correct a manifest error.

8      Substitution of Principal Debtor

        The Loan Note Instrument will contain, inter alia, provisions enabling UCB to substitute any subsidiary or holding company of UCB as the principal debtor or debtors under the Loan Notes provided that UCB's right to require substitution of such subsidiary or holding company as principal debtor will be exercisable only if UCB guarantees the Loan Notes and if an opinion from leading tax counsel has been obtained (or alternatively in the case of (i) below, the Inland Revenue has confirmed in writing) to the effect that:

(i)
there is no material risk that the substitution will be treated as a disposal of the Loan Notes for the purposes of United Kingdom taxation of chargeable gains;

(ii)
the substitution is either to a company which is a resident for tax purposes in the United Kingdom or will not result in any increase in any withholding tax or deductions in respect of interest payments on the Loan Notes payable to UK resident individuals (as compared with the withholding tax or deductions which would have had to be made by UCB to UK resident individuals who have provided certification as set out in the section entitled "Belgian Withholding Tax" in paragraph 16 of the letter from Lazard set out in Part II of this document); or

(iii)
if the substitution is to a company which is not a resident for tax purposes in the United Kingdom, a UK resident individual will be able to claim a UK tax credit equal to the amount of the deduction or withholding on at least as beneficial a basis as that which applies to any deduction or withholdings which would have had to be made by UCB.

9      Right to Redeem in Euro

        Noteholders may opt to require UCB to pay to him/her in lieu of and in satisfaction of the principal amount of the Loan Notes to be redeemed, an amount of Euro equal to the sterling principal amount of such Loan Notes on the basis set out in the Loan Note Instrument.

10    No Listing

        No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

11    Governing Law

        The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.

APPENDIX III

Financial information relating to Celltech

        The financial information set out in this Appendix III for the three years ended 31 December 2003 has been extracted without material adjustment from the published audited financial statements of Celltech for the three financial years ended 31 December 2001, 2002 and 2003.

        The financial information in this document concerning Celltech does not constitute statutory accounts within the meaning of section 240 of the Companies Act. Copies of the statutory accounts for each of the financial years ended 31 December 2001, 2002 and 2003 have been delivered to the Registrar for Companies for England and Wales pursuant to section 242 of the Companies Act.

        The accounts of Celltech in respect of each of the financial years ended 31 December 2001, 2002 and 2003 were audited by KPMG Audit Plc, Chartered Accountants and Registered Auditors, of 8 Salisbury Square, London EC4Y 8BB. The auditors' report on each of the accounts was unqualified within the meaning of section 235 of the Companies Act and did not contain a statement under section 237(2) or (3) of the Companies Act.

CONSOLIDATED PROFIT AND LOSS ACCOUNT

for the year ended 31 December 2003

		2003			2002			2001
	Notes	Pre exceptional items and goodwill	Exceptional items and goodwill	Total	Pre exceptional items and goodwill	Execeptional items and goodwill	Total	Pre exceptional items and goodwill	Exceptional items and goodwill	Total
		(£ million)
Turnover	2	353.3	—	353.3	329.6	—	329.6	303.1	—	303.1
Cost of sales		(101.5)	—	(101.5)	(94.7)	—	(94.7)	(83.5)	—	(83.5)

Gross profit		251.8	—	251.8	234.9	—	234.9	219.6	—	219.6

Investment in research and development		(106.1)	—	(106.1)	(95.7)	—	(95.7)	(90.7)	—	(90.7)
Selling, marketing and distribution expenses		(67.4)	—	(67.4)	(71.5)	—	(71.5)	(78.6)	—	(78.6)
Corporate and general administration expenses excluding exceptional items and goodwill charges		(31.3)	—	(31.3)	(26.8)	—	(26.8)	(24.9)	—	—
Exceptional items	5	—	(18.9)	(18.9)	—	—	—	—	(7.8)	(7.8)
Goodwill amortisation		—	(94.2)	(94.2)	—	(93.7)	(93.7)	—	(92.6)	(92.6)
Administration expenses	4	(31.3)	(113.1)	(144.4)	(26.8)	(93.7)	(120.5)	(24.9)	(100.4)	(125.3)
Operating profit/(loss) before other income		47.0	(113.1)	(66.1)	40.9	(93.7)	(52.8)	25.4	(100.4)	(75.0)
Other income	3	2.5	—	2.5	8.1	—	8.1	18.8	—	18.8

Operating profit/(loss)	4	49.5	(113.1)	(63.6)	49.0	(93.7)	(44.7)	44.2	(100.4)	(56.2)
Losses on the termination of operations	5	—	(14.6)	(14.6)	—	—	—	—	—	—
Provision against fixed asset investment	5	—	(7.0)	(7.0)	—	—	—	—	—	—

Profit/(loss) on ordinary activities before interest		49.5	(134.7)	(85.2)	49.0	(93.7)	(44.7)	44.2	(100.4)	(56.2)
Net interest receivable	6	2.7	—	2.7	1.4	—	1.4	3.6	—	3.6

Profit/(loss) on ordinary activities before taxation		52.2	(134.7)	(82.5)	50.4	(93.7)	(43.3)	47.8	(100.4)	(52.6)
Tax on profit/(loss) on ordinary activities	8	(7.8)	36.4	28.6	(7.6)	5.1	(2.5)	(8.1)	5.2	(2.9)

Profit/(loss) on ordinary activities after taxation	24	44.4	(98.3)	(53.9)	42.8	(88.6)	(45.8)	39.7	(95.2)	(55.5)

Preference share dividend	24	(0.1)	—	(0.1)	(0.2)	—	(0.2)	(0.2)	—	(0.2)

Transfer to/(from) profit and loss reserve		44.3	(98.3)	(54.0)	42.6	(88.6)	(46.0)	39.5	(95.2)	(55.7)

Basic earnings/(loss) per share (pence)	9	16.0	n/a	(19.5)	15.5	n/a	(16.7)	14.4		(20.3)
Diluted earnings/(loss) per share (pence)	9	16.0	n/a	(19.5)	15.4	n/a	(16.7)	14.2		(20.3)

        The results presented above arise from continuing operations. Oxford GlycoSciences (OGS) has been consolidated as from 14 April 2003. Included in the operating result within the investment in research and development charge of £106.1 million is £3.9 million of costs in respect of continuing projects acquired with OGS. No turnover has been consolidated in respect of OGS.

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

for the year ended 31 December 2003

	2003	2002	2001
	(£ million)
Consolidated loss for the year	(53.9)	(45.8)	(55.5)
Currency translation difference on foreign currency net investments and net borrowings	(4.9)	(11.0)	0.3

Total recognised losses for the year	(58.8)	(56.8)	(55.2)

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

for the year ended 31 December 2003

	2003	2002
	(£ million)
Shareholders' funds at start of year	564.4	619.2

Total recognised losses for the year	(58.8)	(56.8)
Ordinary share capital issued (net of expenses)	6.2	2.0
Preference shares redeemed	(5.9)	—

Net movement in shareholders' funds	(58.5)	(54.8)

Shareholders' funds at end of year	505.9	564.4

CONSOLIDATED BALANCE SHEET

as at 31 December 2003

	Notes	2003	2002
		(£ million)
Fixed assets
Intangible assets	11	351.4	439.9
Tangible assets	12	87.3	95.2
Investments	13	2.8	40.2

		441.5	575.3

Current assets
Stock	14	36.4	43.4
Debtors	15	77.5	76.6
Equity investments	16	0.8	—
Cash and liquid resources	17	155.0	105.1

		269.7	225.1
Creditors: amounts falling due within one year	18	(149.9)	(160.1)

Net current assets		119.8	65.0

Total assets less current liabilities		561.3	640.3
Creditors: amounts falling due after more than one year	19	(5.7)	(12.7)
Provisions for liabilities and charges	20	(49.7)	(63.2)

Net assets		505.9	564.4

Capital and reserves
Called up share capital		138.8	141.3
Share premium account		88.5	83.3
Other reserves		619.1	621.4
Profit and loss account		(340.5)	(281.6)

Shareholders' funds	24	505.9	564.4

An analysis of shareholders' funds between equity and non-equity interests is given in note 24.

CONSOLIDATED CASH FLOW STATEMENT

for the year ended 31 December 2003

	Notes	2003	2002
		(£ million)
Net cash inflow from operating activities	29	53.9	49.4
Returns on investments and servicing of finance
Interest received		7.5	2.8
Interest paid		(2.6)	(2.5)
Interest paid on finance leases		(0.1)	(0.1)

Net cash inflow from returns on investment and servicing of finance		4.8	0.2

Taxation
Taxation paid		(7.9)	(4.4)
Taxation refunded		5.1	0.8

Taxation outflow		(2.8)	(3.6)

Capital expenditure and financial investment
Payments made to acquire tangible fixed assets		(15.0)	(11.8)
Payments made to acquire intangible fixed assets including deferred consideration		(13.2)	(16.1)
Proceeds from disposal of equity investments		—	1.1
Proceeds from repayment of PowderJect convertible loan notes		31.0	—
Proceeds from sale of fixed assets		0.6	0.7

Net cash inflow/(outflow) from capital expenditure and financial investment		3.4	(26.1)

Acquisitions and disposals of businesses
Acquisition of OGS, less cash acquired*	22	(79.0)	—
Cash funding in respect of businesses held for resale		(0.9)	—
Proceeds from termination of Confirmant joint venture	23	6.4	—
Acquisition of own shares		(1.4)	—

Net cash outflow from disposals and acquisitions of businesses		(74.9)	—

Net cash (outflow)/inflow before management of liquid resources and financing		(15.6)	19.9
Management of liquid resources		7.0	30.1
Financing
Receipts from issuing shares		0.3	2.0
Capital element of finance lease rental payments		(0.7)	(1.1)
Repayment of senior loan notes		(28.5)	—

Net cash (outflow)/inflow from financing		(28.9)	0.9

(Decrease)/increase in cash in the period		(37.5)	50.9

*
The total cost of the OGS acquisition including transaction costs was £106.1 million. OGS cash and liquid resources inherited with the acquisition were £126.6 million of which £27.1 million was cash. This results in the net £79.0 million cash outflow reported above (£106.1 million less £27.1 million). The impact of the OGS acquisition on Group cash flows is set out in more detail in note 22.

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

for the year ended 31 December 2003

	Notes	2003	2002
		(£ million)
(Decrease)/increase in cash		(37.5)	50.9
Acquisition of OGS liquid resources		99.5	—
Management of liquid resources		(7.0)	(30.1)

Total increase in cash and liquid resources		55.0	20.8
Decrease in long-term debt and finance leases		29.2	1.1

Change in net funds arising from cash flow		84.2	21.9
Exchange differences		(2.4)	(2.8)

Movement in net funds in the period		81.8	19.1
Net funds at beginning of period	29	72.2	53.1

Net funds at 31 December	29	154.0	72.2

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 31 December 2003

1.     Accounting policies

Accounting convention

        The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards.

Basis of consolidation

        The consolidated accounts include the results of the Company and all of its subsidiary undertakings. No profit and loss account is presented for Celltech Group plc, as provided by section 230 of the Companies Act 1985. The results of businesses acquired are included in the Group accounts from their date of acquisition unless they are held for immediate disposal.

Income recognition

        Revenue from product sales is recorded as turnover at the invoiced amount (excluding sales and value added taxes) less estimated provisions for product returns, wholesale chargebacks and rebates given to Medicaid, managed care and other customers. Cash discounts for prompt payment are also deducted from sales on an accrual basis. Revenue is recognised when title passes, which is usually either on shipment or on receipt of goods by the customer, depending on local trading terms.

        Royalties are recorded as turnover and recognised on a time accrual basis unless there remains uncertainty over their collection, in which case recognition is deferred until such uncertainties are removed, which is typically on cash receipt.

        Revenue under research and development reimbursement contracts, where there is no obligation to repay such amounts, is recognised as the related costs are incurred and is recorded as a credit to research and development expenditure.

        Income associated with performance milestones is recognised based upon the occurrence of the event that triggers the milestone payment, as defined in the respective agreements, and is recorded as "Other income".

        Other payments received, such as licence fees, are assessed on a case-by-case basis, taking into account the nature of the payment and the ongoing collaboration, if any, with the third party and any possible related continuing obligations. Depending on the nature of the arrangement, amounts received may be recognised immediately as a component of "Other income" or deferred over the development or other appropriate period.

Goodwill

        Goodwill represents the excess of consideration paid over the fair value of the net separable assets acquired at the date of acquisition. Goodwill arising after 1 January 1998 is capitalised and amortised over its useful economic life, normally not exceeding 20 years, on a straight-line basis. Prior to 1 January 1998, goodwill was written off directly to reserves and upon disposal would be charged to the profit and loss account.

Intangibles

        Intangible assets represent acquired licences, patents, platform technologies and marketing rights, where these relate to specific compounds, products or know-how that are being developed or used for commercial applications. Intangible assets acquired separately from a business are capitalised at cost. Intangible assets acquired as part of a business are capitalised separately where their value can be measured reliably; otherwise they are treated as part of goodwill acquired with that business. Separately capitalised intangible assets are stated at cost less provision for amortisation. Intangible assets in relation to licences, patents and marketing rights are amortised over their estimated useful lives to match the sales of the related products or, where this is not readily identifiable, on a straight-line basis. Estimated useful lives are reviewed annually and are generally presumed not to exceed 20 years. Platform technologies supporting the Group's discovery research strategy are considered to have an indefinite life and consequently are subject to annual reviews and amortised as necessary if impairment is considered to have taken place.

Research and Development

        Research and development expenses include related salaries, contractor fees, building costs, utilities and allocations of appropriate administrative overheads. Research and development costs also include activities such as product registration and regulatory costs. All such costs are charged to research and development expenditure as incurred.

Depreciation

        Depreciation is provided on all fixed assets at rates calculated to write the cost of each asset down to estimated residual values evenly over its expected useful life, as follows:

Leasehold properties and improvements	—	the shorter of 20 years or the lease term
Freehold buildings	—	50 years
Freehold land	—	no depreciation
Plant and machinery	—	2 to 10 years

Stocks

        Stock of material for use in scheduled clinical trials is written off to investment in research and development upon use or at termination of the trial. Other stocks are stated at the lower of cost and net realisable value.

Leased assets

        Assets acquired under finance leasing arrangements are capitalised at cost upon inception and depreciated over their expected useful lives.

        The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding. Outstanding future lease obligations are shown in Creditors.

        Rentals paid under operating leases are charged to the profit and loss account as they accrue.

Foreign currencies

        The profit and loss accounts and cash flows of overseas subsidiaries are translated into sterling at the average rates of exchange, other than substantial exceptional items which are translated at the rate on the date of the transaction. The adjustment to closing rates for the year is taken to reserves.

        Balance sheets are translated at closing rates. Exchange differences arising on the re-translation at closing rates of the opening balance sheets of overseas subsidiaries are taken to reserves, less exchange differences arising on related foreign currency borrowings. Tax charges and credits arising on such items are also taken to reserves. Other exchange differences are taken to the profit and loss account.

        Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction or, if hedged forward, at the rate of exchange under the related foreign currency contract. Monetary amounts denominated in a foreign currency are translated at closing rates at the year end.

Preference share dividends

        Accumulated unpaid preference share dividends have been accounted for as a reserves accrual. During the year ended 31 December 2003 the preference shares in existence were redeemed (see note 24).

Pensions

        The Group operates contributory and non-contributory defined benefit and defined contribution pension schemes covering the majority of its employees. The scheme funds of the defined benefit plans are administered by trustees and are independent of the Group's finances. Contributions are paid to the schemes in accordance with the recommendations of independent actuaries. The Group's contributions are charged to the profit and loss account so as to spread the costs of pensions over employees' working lives with the Group.

        As permitted by SSAP 24, and as indicated in note 27, the defined benefit schemes of certain overseas subsidiaries are accounted for under local GAAP due to the difficulties and cost of obtaining the necessary actuarial information.

        Payments to defined contributions schemes are expensed as incurred.

Equity investments

        Current asset equity investments are valued at the lower of cost and net realisable value. In determining net realisable values, market values are used in the case of listed investments and Directors' estimates are used in the case of unlisted investments.

Deferred taxation

        Deferred taxation is provided on timing differences that have originated but not reversed by the balance sheet date except as otherwise required by FRS 19 on a non-discounted basis. Deferred taxation assets are recognised only to the extent that it is more likely than not that there will be suitable taxable profits from which future reversals of the underlying timing difference can be deducted.

Contingent liabilities

        The Group is involved in certain legal proceedings arising in the normal course of its business, as discussed in the contingent liabilities note to the financial statements (see note 28). Provision is made in the accounts for all liabilities which might be reasonably expected to materialise from these claims.

Financial instruments

        The Group uses financial instruments, in particular forward exchange contracts, to manage the financial risks associated with the Group's underlying business activities and the financing of those foreign activities. The Group does not undertake any trading activity in financial instruments.

        A discussion of how the Group manages its financial risks is included in the Financial Review and in note 21. The primary financial instruments used by the Group are forward exchange contracts which are used to hedge foreign exchange exposures arising on forecast receipts in foreign currencies. As the hedges are not absolutely matched to specific receivables, gains and losses are not recognised until such time as they have been realised.

        The aggregate fair values at the balance sheet date of the hedging instruments described above are disclosed in note 21 to the accounts.

2.     Analysis of turnover, profit and net assets

        Turnover is represented by product sales and royalties receivable during the year. Income receivable as milestones arising from research and development collaborations is treated as other operating income.

(i)    Turnover by geographical destination

	2003	2002	2001
	(£ million)
USA	243.7	231.8	220.2
UK	51.1	41.9	46.3
Rest of Europe	51.1	48.5	29.6
Rest of World	7.4	7.4	7.0

Total	353.3	329.6	303.1

        Turnover comprises £259.2 million (2002: £252.9 million, 2001: £241.7 million) of product sales and £94.1 million (2002: £76.7 million, 2001: £61.4 million) of royalty income.

        Royalty income includes £10.5 million of forward hedging exchange gains. In the year ended 31 December 2002 foreign exchange gains of £3.7 million are included in cost of sales. The Group considers that the revised 2003 presentation reflects more appropriately the nature of the hedging transaction.

(ii)   Segmental analysis by country of origin

	Turnover			Operating profit/(loss) before goodwill and exceptional items			Loss on ordinary activities before interest			Net assets
	2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002	2001
	(£ million)
USA	168.4	162.5	166.4	52.3	41.5	48.0	(17.4)	(18.1)	(19.0)	234.1	313.2	361.7
UK	132.0	116.2	102.5	(11.7)	(3.2)	(15.1)	(57.1)	(24.9)	(39.4)	216.8	186.0	178.0
Rest of Europe	52.9	50.9	34.2	8.9	10.7	11.3	(10.7)	(1.7)	2.2	55.0	65.2	79.5

Total	353.3	329.6	303.1	49.5	49.0	44.2	(85.2)	(44.7)	(56.2)	505.9	564.4	619.2

        Substantially all of the turnover and operating profits are generated from the Group's principal activity, being the research and development of novel therapeutic products for human use and the development, manufacture and sale of prescription pharmaceutical products.

3.     Other income

	2003	2002	2001
	(£ million)
Pfizer (CDP870 milestone)	—	6.4	17.5
Other milestone income	1.5	1.7	1.3
Disposal of product licences	0.5	—	—
Other collaboration income	0.5	—	—

Total	2.5	8.1	18.8

        During the year Pfizer gave notice of their intention to terminate their participation in the development of CDP870 from February 2004, consequently no further income will be received from Pfizer with regard to this collaboration.

        An amount of £4.8 million (2002: £5.4 million) is held on the balance sheet within accruals and deferred income, in respect of Pfizer's upfront contribution to the development of CDP870 in the Crohn's disease indication. This amount has been deferred and is being taken to income over the remaining development period, in order to match the revenue with the associated cost. Research and development expenditure in 2003 is shown net of the £0.6 million (2002: £3.7 million, 2001: £8.4 million) of the upfront contribution utilised during the year.

        The Pfizer (formerly Pharmacia) income in 2001 relates to $25 million (£17.5 million) of the $50 million initial payment received from the company for the co-development and co-promotion of CDP870. The income recognised is in relation to the non-refundable, non-creditable signature payment for the licence. The remainder of the upfront payment will be offset against CDP870 research and development expenditure incurred by the Group.

4.     Operating loss

        The operating loss is stated after charging:

		2003	2002	2001
		(£ million)
Depreciation	— owned assets	13.5	12.8	12.2
	— assets held under finance leases	0.4	0.5	0.4
Amortisation	— intangibles	3.2	1.0	—
Operating lease rentals	— plant and machinery	1.1	1.4	0.7
	— other	6.3	6.4	3.7
Administrative expenses	— corporate and general administrative	31.3	26.8	24.9
	— exceptional items	18.9	—	7.8
	— goodwill	94.2	93.7	92.6

        In 2003 the operating loss is also stated after the following material items discussed elsewhere in this report: £10.5 million (2002: £3.7 million) of exchange gains on hedging instruments (note 2) and £

3.0 million (2002: £2.9 million) establishment of new provisions for self insurance (note 20). In addition in 2002, there was a provision release of £3.1 million (note 20) and a £0.9 million loss on the disposal of equity investments (note 16).

Fees paid to auditors

        The following summarises the audit and non-audit fees paid to the auditor, KPMG Audit Plc:

	2003	2002	2001
	(£ million)
Audit services	0.4	0.3	0.3
Further assurance services	0.3	0.1	0.1
Tax services—compliance	0.2	0.2	0.1
Tax services—advisory	0.1	0.2	0.2

Total	1.0	0.8	0.7

        The Company audit fee amounted to £25,000 (2002: £25,000, 2001: £25,000). There are no fees charged to the Company for other services.

5.     Exceptional items

	2003	2002	2001
	(£ million)
European sales force restructuring	9.0	—	—
Write-off CDP571 stocks	7.5	—	—
Development restructuring	1.5	—	—
Thiemann asset write-down	0.9	—	—
Redundancy	—	—	6.9
Thiemann integration	—	—	0.6
Other	—	—	0.3

Operating exceptional charge	18.9	—	7.8
Loss on the termination of operations	14.6	—	—
Provision against fixed asset investment	7.0	—	—

Exceptional items before taxation	40.5	—	—
Exceptional tax items (note 8)	(31.7)	—	—

Exceptional items	8.8	—	7.8

        Of the total exceptional charge of £40.5 million before taxation, £20.0 million will result in a cash outflow for the Group and £20.5 million represents asset write-downs. The non-cash items are the write-off of the investment in Neogenesis and CDP571 stocks together totalling £14.5 million, tangible fixed asset impairments of £4.5 million (see note 12) and £1.5 million of inventory write-downs at the Santa Ana manufacturing facility.

        The total cash expenditure on exceptional items in the year ended 31 December 2003 was £8.9 million (£8.7 million of items booked in the current year and £0.2 million of prior year items), leaving a balance of £11.3 million to be spent primarily during 2004. The total cash cost of £20.0 million includes £14.5 million of redundancy and related costs.

Operating exceptional items

European sales force restructuring

        During the year the UK, French, German and Spanish sales forces have been restructured from primary care to specialist focus. The majority of the costs in all locations relate to provisions for redundancy and related expenditure. As at 31 December, 2003, £4.8 million of this provision remained to be utilised.

Write-off of CDP571 stocks

        Following a review of CDP571 undertaken during 2003, it was determined that the commercial opportunities for this product, including its use on a named patient basis, would not be actively pursued. Consequently, the stock of CDP571 held as at 31 December 2002 (£7.5 million) has been written down to £nil.

Development restructuring

        These costs relate primarily to the Group's announced reorganisation of the development functions of the Group based in Slough and Cambridge. The charge relates to provision for redundancy costs and external consulting costs. As at 31 December 2003, £0.9 million of the total provision remained to be utilised.

Thiemann asset write-down

        With the acquisition of Thiemann in 2001, the Group inherited a freehold building in Waltrop in north-east Germany. During 2002, Celltech's German operations relocated to new leased offices in the Essen area of Germany. The charge in 2003 reflects a write-down to net realisable value of the Waltrop site.

Redundancy

        During 2001 the Group undertook a restructuring programme predominantly affecting the US business, but also impacting the UK operations of the Group.

Thiemann integration

        In addition, on 1 October 2001 the Group acquired effective control of Thiemann resulting in certain integration costs.

Loss on termination of operations

        The table below sets out the loss on termination of operations:

(£ million)
Closure of Seattle research operations	5.6
Closure of Santa Ana manufacturing facility	4.5
OGS closure costs	4.5

Total	14.6

Closure of Seattle research operation

        Following a review of Celltech's long-term research and development needs, the decision was made to close its Seattle research facility. This closure has resulted in an exceptional charge of £5.6 million, reflecting provision for redundancy costs, short-term lease commitments and writing down the remaining book value of the facility to £nil. As at 31 December 2003, £3.4 million of the provision remained to be utilised.

Closure of Santa Ana manufacturing facility

        On 3 June 2003 Celltech announced the closure of its manufacturing facility in Santa Ana, California. The site produced various methylphenidate products. Production associated with the tableting and packaging of these products has been transferred to the Group's facility in Rochester, New York. The provision for closure costs relates primarily to redundancies, lease commitments and asset write-downs. As at 31 December 2003, £0.5 million of the provision remained to be utilised.

OGS closure costs

        Following Celltech's acquisition of OGS, a substantial restructuring of the operations was undertaken. The charge relates primarily to provision for redundancy costs for staff and development spend on projects to be discontinued. As at 31 December 2003 £1.7 million of the provision remained to be utilised.

Provision against fixed asset investment

Neogenesis investment write-off

        In view of the current environment for biotechnology IPOs, the Directors have determined that the estimated net realisable value of Celltech's investment in Neogenesis in the event of a trade sale is nil, leading to a write-down of £7.0 million (see note 13).

6.     Net interest receivable

	2003	2002	2001
	(£ million)
Bank interest receivable	3.5	1.4	4.0
Interest on PowderJect convertible loan note receivable	1.8	2.2	2.1
Tillotts loan note	0.1	0.1	—

	5.4	3.7	6.1

Interest payable on $50m senior debt	(1.9)	(2.2)	(2.3)
Interest payable on revolving credit facility	(0.6)	—	—
Interest paid on finance leases	(0.1)	(0.1)	(0.2)
Other	(0.1)	—	—

	(2.7)	(2.3)	(2.5)

Net interest receivable	2.7	1.4	3.6

7.     Staff costs

(i)
Staff costs, including the emoluments of the Executive Directors, amounted to:

	2003	2002	2001
	(£ million)
Salaries	81.9	79.4	77.2
Social security costs	8.0	7.4	7.3
Other costs including pensions	9.4	10.8	9.4

Total	99.3	97.6	93.9

        The above costs exclude redundancy and related charges made during the year of £14.5 million (see note 5).

(ii)
The average number of staff employed by the Group, including Executive Directors, during the year was:

	2003	2002	2001
	(Number)
Production	556	569	619
Sales and distribution	560	679	646
General and administration	162	176	156
Research and technical	661	613	608

Total	1,939	2,037	2,029

(iii)
Details of the remuneration of each Director, compensation for loss of office, pension entitlements and share options are included in the Remuneration Report.

8.     Taxation

	2003	2002	2001
	(£ million)
UK corporation tax at 30% (2002: 30%)	1.3	0.7	5.0
Utilisation of tax losses	(1.3)	(0.7)	(5.0)

UK corporation tax	—	—	—

Overseas—federal and state	7.6	4.7	2.1
—deferred tax	(31.5)	2.9	6.0

Overseas taxation	(23.9)	7.6	8.1

Deferred tax credit on goodwill	(4.7)	(5.1)	(5.2)

Taxation charge	(28.6)	2.5	2.9

        The table below reconciles the actual current tax charge to the expected tax rate, computed by applying the UK tax rate of 30% (2002: 30%) to the loss on ordinary activities before taxation:

	2003	2002	2001
	(£ million)
Expected tax credit at UK corporation tax rate	(24.8)	(13.0)	(15.8)
Permanent difference on goodwill	24.5	23.3	23.4
Restructuring costs (see below)	9.5	(4.7)	2.3
Difference in local tax rates	(0.1)	0.3	(3.5)
Utilisation of losses	—	(1.3)	(5.0)
Other	(1.5)	0.1	0.7

Current taxation charge	7.6	4.7	2.1

        The deferred taxation provision at the end of the year is set out below:

	2003	2002
	(£ million)
Accelerated capital allowances	2.2	3.6
Goodwill deferred tax asset	(4.7)	—
Other non-current tax liabilities	22.8	53.7

Deferred taxation provision	20.3	57.3

        The movement in the provision in the year is set out in note 20.

        There are taxation losses of approximately £289 million (2002: £291 million) which have not been recognised.

Exceptional and goodwill items

	2003	2002	2001
	(£ million)
Tax credit on exceptional items	(3.2)	—	—
Release of other non-current tax liabilities	(28.5)	—	—

Total exceptional tax items	(31.7)	—	—
FRS 19 deferred tax credit on goodwill	(4.7)	(5.1)	(5.2)

Exceptional tax and goodwill items	(36.4)	(5.1)	(5.2)

        Tax credits on exceptional items arising during the year are primarily in respect of restructuring charges outside the UK. Where restructuring charges have led to an increase in taxation losses, the benefit of such losses have not been recognised. In addition, as a result of the Group resolving a number of outstanding tax issues with various tax authorities during the course of the year, an amount of £28.5 million held primarily by Medeva at January 2000 has been released as an exceptional credit.

        The deferred tax credit on goodwill arises as a result of the adoption of FRS 19 Deferred Tax in 2001. The standard requires that a full provision is recognised for deferred tax liabilities including those in respect of goodwill on which tax benefits are obtained. This resulted in the Group recognising an additional deferred tax liability on the acquisition of Medeva of £15.3 million, recorded as a prior year adjustment in 2001, of which £5 million has been taken as a credit in 2000, £5.2 million has reversed in 2001 and the remaining £5.1 million has reversed in 2002. In 2003 a further £4.7 million credit has been taken, resulting in the Group recognising an asset of £4.7 million in the year. It is anticipated that additional deferred tax assets will be recognised in subsequent years before reversing in accordance with the nature of the timing difference.

9.     Earnings per share

        The basic loss per share is based upon a loss of £54.0 million (2002: loss of £46.0 million, 2001: loss of £55.7 million) after deduction of preference share dividends of £0.1 million (2002: £0.2 million, 2001: £0.2 million) and a weighted average number of shares in issue of 276.4 million (2002: 275.4 million, 2001: 274.5 million).

        The earnings per share before goodwill and exceptional items is provided based on a profit of £44.3 million (2002: profit of £42.6 million, 2001: profit of £39.5 million). This is reconciled to the loss of £54.0 million (2002: loss of £46.0 million, 2001: loss of £55.7 million) as set out below:

	2003	2002	2001
	(£ million)
Attributable loss	(54.0)	(46.0)	(55.7)
Goodwill amortisation (note 11)	94.2	93.7	92.6
Exceptional items (note 5)	40.5	—	7.8
Tax on goodwill and exceptional tax items (note 8)	(36.4)	(5.1)	(5.2)

Adjusted profit	44.3	42.6	39.5

        The Directors believe that earnings per share based on the adjusted profit provides useful additional information for shareholders.

        The diluted earnings/(loss) per share takes into account the dilutive effect of share options and convertible preference shares. A reconciliation between the number of shares used in the calculation of the basic and diluted earnings/(loss) per share is shown in the table below:

	2003	2002	2001
	(Number million)
Basic weighted average number of shares	276.4	275.4	274.5
Share options	1.1	0.6	2.6
Convertible preference shares	0.5	1.9	1.9

Diluted number of shares	278.0	277.9	279.0

        Due to the loss-making position of the Group, the exercise of share options and conversion of preference shares do not increase the basic loss per share and therefore, according to FRS 14 the basic and diluted loss per share remain the same. The 2003, 2002 and 2001 earnings per share before goodwill and exceptional items and the preference share dividend have been adjusted for the dilutive effect.

10.   Profit attributable to members of the holding company

        In accordance with the exemption allowed by Section 230 of the Companies Act 1985 the Company has not presented its own profit and loss account.

        The profit in the financial statements of the Company was £4.9 million (2002: profit £6.8 million, 2001: profit £7.7 million).

11.   Intangible fixed assets

	Goodwill	Intangible assets	Group
	(£ million)
Cost
At 1 January 2003	1,011.7	48.1	1,059.8
Additions	—	1.8	1.8
Acquisition of OGS	8.1	—	8.1
Exchange	—	(1.0)	(1.0)

At 31 December 2003	1,019.8	48.9	1,068.7

Provisions for amortisation
At 1 January 2003	618.9	1.0	619.9
Amortisation charged in the year	94.2	3.2	97.4

At 31 December 2003	713.1	4.2	717.3

Net book value
At 31 December 2003	306.7	44.7	351.4

At 31 December 2002	392.8	47.1	439.9

        The goodwill amortisation charge reflects a full year of ownership of Medeva (£88.3 million), Cistron (£0.7 million) and Thiemann (£4.7 million) and an eight-month charge in respect of OGS of (£0.5 million) (see note 22). Medeva and Thiemann goodwill is being amortised over seven years. Cistron and OGS goodwill is being amortised over 10 years.

        Included within intangible assets is a payment of £11.8 million to Abgenix for extensive access to its SLAM (Selective Lymphocyte Antibody Method) technology. Amortisation has not been charged on this in the year as the Directors consider that it has an indefinite life. As required by FRS 10, Goodwill and Intangible Assets, the Directors have undertaken an impairment review to support the carrying value. The SLAM technology has been combined with the Group's existing antibody technologies in order to expand the breadth of the antibody pipeline and extend the repertoire of drug targets. The technology is seen as core to Celltech's research activities and will continue to benefit the Group for the foreseeable future, accordingly Celltech has rebutted the presumption that useful economic life should be no longer than 20 years as permitted by FRS 10, Goodwill and Intangible Assets. As required by FRS 10, this matter will be kept under review and SLAM technology will be subject to an annual impairment review.

        In July 2002, the Group announced that it had entered into arrangements with Pharmacia (now part of Pfizer) to access its product Dipentum in the US and European markets. The European product rights were acquired outright for $20 million. The US agreement provided Celltech with exclusive sales, marketing and distribution rights until January 2005, at which time Celltech can acquire the product outright at its option for $5 million. The substance of the US transaction is that of an outright acquisition settled through a series of payments which are capital in nature over the period to January 2005, followed by the $5 million exercise element. In accordance with FRS 5, Reporting the Substance of Transactions, the Group has capitalised the total of these payments of $35.4 million. The total capitalised for the European and US rights is thus $55.4 million (£35.3 million). The total capital payments made during 2003 amounted to £11.7 million. The Dipentum asset is being amortised over 15 years, which is based on the Directors' estimate of the product's useful economic life. In estimating the useful life the Directors have had regard to market projections, barriers to entry and risk of generic products and substitutes. Dipentum sales recorded by the Group in 2003 are £17.1 million (2002: £4.6 million—part year only).

12.   Tangible fixed assets

	Land and buildings		Plant and Machinery
	Freehold	Long leasehold	Owned	Leased	Group Total
	(£ million)
Cost
At 1 January 2003	35.9	26.3	105.2	1.5	168.9
Additions	1.1	6.1	9.0	—	16.2
Disposals	—	—	(3.6)	(0.5)	(4.1)
Transfers	(4.4)	—	4.4	—	—
Exchange	(3.0)	(0.3)	(5.2)	(0.1)	(8.6)

At 31 December 2003	29.6	32.1	109.8	0.9	172.4

Depreciation
At 1 January 2003	5.7	8.3	58.5	1.2	73.7
Provided during the period	1.0	1.3	11.5	0.1	13.9
Exceptional charge—Germany	0.9	—	—	—	0.9
Exceptional charge—Santa Ana	—	0.8	0.6	—	1.4
Exceptional charge—Seattle	—	0.4	1.8	—	2.2
Disposals	—	—	(3.3)	(0.3)	(3.6)
Exchange	(0.5)	(0.1)	(2.7)	(0.1)	(3.4)

At 31 December 2003	7.1	10.7	66.4	0.9	85.1

Net book value
At 31 December 2003	22.5	21.4	43.4	—	87.3

At 31 December 2002	30.2	18.0	46.7	0.3	95.2

        Included in the above are items held under finance leases with a net book value of £0.8 million (2002: £1.4 million).

        The Group has assets in the course of construction or commissioning which are not depreciated of £9.6 million (2002: £18.4 million). Of the £9.6 million, £6.2 million are included within the long leasehold category and £3.4 million are within plant and machinery. The assets in the course of construction relate primarily to the expansion of the laboratory facilities at Slough and an upgrade to the manufacturing facility at Ashton.

        Capital expenditure of £16.2 million in the year took place principally on the UK Research and Development facilities based in Slough (£7.7 million), the Ashton manufacturing site (£1.3 million) and the Rochester manufacturing site (£3.1 million). The freehold land and building addition of $2 million (£1.1 million) relates to the property acquired from Dr Ando in a related party transaction (note 25). Of the total expenditure of £16.2 million, £1.2 million was accrued at the year end relating to spend at Slough and Ashton.

        Transfers relate to certain assets in the course of construction which were initially capitalised within freehold buildings, but which have been transferred to plant and machinery once commissioned.

        On the disposal of fixed assets no material profit nor loss arose.

13.   Investments

Long-term investments

	Group
	2003	2002
	(£ million)
Loan notes	1.9	32.9
Investment in Neogenesis	—	7.0
Own shares held	0.9	0.3

At 31 December 2003	2.8	40.2

        Movements in investments during the year are as follows:

Group
(£ million)
At 1 January 2003	40.2
PowderJect loan notes repaid	(31.0)
Acquisition of own shares	1.4
Accrual for deferred bonus scheme	(0.8)
Write-down of Neogenesis investment	(7.0)

At 31 December 2003	2.8

ESOPs

        Employee share schemes set up as trusts hold Celltech Group plc ordinary shares to meet potential obligations under the schemes. Options are satisfied by the transfer of shares held in trust where newly issued shares are not used.

        The Chiroscience 1994 Share Ownership Plan Trust holds 255,346 shares at 31 December 2003, of which 43,806 are to meet options vested but not yet exercised under the Chiroscience 1997 All Employee Share Option Scheme. It is the Group's intention that the shares over and above those required to meet the 43,806 granted and vested options will be used to meet obligations under other schemes in the future.

        On 13 January 2003, the Celltech Group Employee Share Trust purchased 400,000 shares with funds gifted by Celltech Group plc. At the year end the Celltech Group Employee Share Trust holds 551,756 shares, of which 77,718 are to meet options granted under the Deferred Bonus Plan which have not been exercised but have vested, and 377,632 which have not yet vested.

        The book value of all Company shares held in trust has been written down by £0.3 million, being the cost of shares over which options have vested. The cost of shares over which options have been granted but not vested at 31 December 2003 is accrued over the period to vesting. At the year end the accrual is £0.5 million. In total, the amount accrued or written down is £0.8 million, as shown in the table above.

        The total market value of the Company's shares held in trust at 31 December 2003 is £3.1 million, based on the year-end price of £3.78.

Other investments

        As at 31 December 2003, the Group has one remaining loan note due from Tillotts Pharma AG. This loan note was issued to Medeva PLC on 26 April 1999. The loan note bears interest at 4% per annum and is repayable in annual instalments dependent on the underlying adjusted profits of Tillotts Pharma AG, or at the latest by 31 December 2011.

        In 2001, Celltech acquired a minority interest in Neogenesis for $10 million (£7.0 million). With the acquisition of OGS the Group inherited a further £4.3 million stake in Neogenesis. The total investment has been written down to £nil as at 31 December 2003, based on the expected realisable value. This is due to the shareholder structure which allows series A-D shareholders to recover their investment before series E investors. Both the initial Celltech holding and that inherited with OGS are part of the series E shares. Celltech and other series E shareholders would only recover their investment if the sales proceeds of Neogenesis exceeded $33.0 million. For the reasons set out in note 5, the Celltech Directors do not consider this likely. The existing Celltech holding has been charged as an exceptional item in the period, whereas the OGS holding was written off as a fair value adjustment to the acquired assets of that company.

        The following information relates to the Company's principal subsidiary undertakings

Name of Company	Country of incorporation	Holding	Proportion held at 31 December 2003		Nature of Business
Celltech R&D Limited Darwin Discovery Limited Chiroscience R&D Limited Oxford GlycoSciences (UK) Limited Confirmant Limited Celltech R&D Inc Cistron Biotechnology, Inc	England England England England England USA USA	Ordinary shares Ordinary shares Ordinary shares Ordinary shares Ordinary shares Common stock Common stock	100% 100% 100% 100% 100% 100% 100%	* * * *	Research and Development

Darwin Molecular Corporation Oxford GlycoSciences Limited	USA England	Common stock Ordinary shares	100% 100%	*	Holding company

Celltech Pharma GmbH & Co KG
Celltech Pharmaceuticals Limited
Celltech Manufacturing Services Limited
International Medication Systems (UK) Limited
Celltech Pharma SA
Celltech Pharma SA
Celltech Pharma SA
Celltech Nordic ApS	Germany England England England Spain France Belgium Denmark	Ordinary shares Ordinary shares Ordinary shares Ordinary shares Ordinary shares Ordinary shares Ordinary shares Common stock	100% 100% 100% 100% 100% 100% 100% 100%		Manufacture and sale of a range of branded specialty and generic pharmaceutical products

Medeva Pharma Schweiz AG	Switzerland	Ordinary shares	100%		Owns intellectual property relating to pharmaceutical products

Celltech Manufacturing CA, Inc Celltech Pharmaceuticals, Inc Celltech Manufacturing, Inc Upstate Pharma, LLc	USA USA USA USA	Common stock Common stock Common stock Common stock	100% 100% 100% 100%		Manufacture and sale of a range of branded specialty and generic pharmaceutical products

Celltech Technologies, Inc	USA	Common stock	100%		Leasing operations

Celltech US, Inc Celltech Holdings, Inc	USA USA	Common stock Common stock	100% 100%		Holding companies

Celltech Pharma Europe Limited	England	Ordinary shares	100%		Holding company
					Owns licences and other intellectual property relating to pharmaceutical products

Medeva Limited	England	Ordinary shares	100% *		Holding company

Celltech Limited	England	Ordinary shares	100%		Treasury operations

Celltech Reinsurance (Ireland) Limited Celltech Insurance (Ireland) Limited	Ireland Ireland	Common stock Common stock	100% 100%		Insurance operations

*
Directly held

        A full list of subsidiaries will be annexed to the Company's next annual return filed with the Registrar of Companies.

14.   Stock

	Group
	2003	2002
	(£ million)
Raw materials and consumables	6.1	5.8
Clinical trials material	2.7	7.9
Work in progress	7.7	10.6
Finished goods and goods for resale	19.9	19.1

Total	36.4	43.4

        The clinical trials material amount comprises £2.5 million (2002: £nil) of CDP484 stock and £0.2 million (2002: £0.4 million) of other materials.

        During the year, the Group wrote off £7.5 million of CDP571 stocks which were held at 31 December 2002.

15.   Debtors

	Group
	2003	2002
	(£ million)
Trade debtors	43.7	50.0
Other debtors	10.3	13.7
Prepayments and accrued income	23.5	12.9

Total	77.5	76.6

        Debtors include £9.3 million (2002: £5.9 million) which is recoverable in more than one year.

16.   Equity investments

	Group
	2003	2002
	(£ million)
Equity investments	0.8	—

        The equity investments held at 31 December 2003 relate to 1.3 million shares held in BioInvent, a company listed on the Danish stock market. The investment was inherited as part of the OGS acquisition. The market value of the Group's holding as at 31 December 2003 was £1.1 million.

        During 2002, the Group completed the process of disposing of the equity investments which had been inherited as part of the Medeva acquisition and which had been held by that company due to its research and development relationships. In total during 2002 the Group disposed of 937,000 shares in Targeted Genetics Corporation and 207,500 shares in Matrix Pharmaceuticals Inc. The disposals generated cash of £1.1 million and resulted in a loss of £0.9 million which was recorded within research and development expenditure.

17.   Cash and liquid resources

        Celltech manages its funds in a portfolio of cash, short-term bank deposits and liquid resources, with maturities chosen to meet its short- and medium-term requirements. The liquid resources are in fully negotiable instruments, including treasury bills, certificates of deposit, bills of exchange and commercial paper, and are managed by Royal London Cash Management and Royal Bank of Scotland.

	Group
	2003	2002
	(£ million)
Cash	38.5	81.1
Liquid resources	116.5	24.0

Total cash and liquid resources	155.0	105.1

        As at 31 December 2002, Celltech held within cash and liquid resources £7.2 million of restricted funds in respect of financing arrangements with regard to the self insurance of methylphenidate (the alternative financing arrangements).

        Following termination of the alternative financing arrangements for methylphenidate during 2003, the Group received £2.7 million in respect of the insurance deposit (2002: £2.7 million included as a liquid resource). This amount was returned to the Group net of interest and fees. In addition, an amount of £4.5 million has been released from a segregated fund previously held in the name of the Company and managed by one of the Group's fund managers in respect of the alternative financing arrangement.

18.   Creditors: amounts falling due within one year

	Group
	2003	2002
	(£ million)
Accruals and deferred income	69.6	53.0
Trade creditors	32.6	24.5
Sales rebates and wholesaler charge backs	29.6	18.2
Other creditors	9.5	15.7
Senior loan notes	—	31.2
Deferred consideration	5.3	11.7
Leasing obligations	0.6	0.8
Corporation taxes	2.7	5.0

Total	149.9	160.1

        The senior loan notes were repaid on 17 December 2003. They were unsecured and carried a fixed coupon rate of 6.51%.

19.   Creditors: amounts falling due after more than one year

	Group
	2003	2002
	(£ million)
Deferred consideration	2.8	8.9
Other creditors	2.5	2.9
Leasing obligations	0.4	0.9

Total	5.7	12.7

        The deferred consideration amounts disclosed in both current and long-term creditors for 2003 and 2002 relate to the amounts payable on the acquisition of the rights to Dipentum in the US and Europe (see note 11).

        Other long-term creditors of £2.5 million (2002: £2.9 million) relate to pension obligations in the US (see note 27, Pension fund deficit).

Obligations under finance and operating leases

	Group
Finance leases	2003	2002
	(£ million)
Amounts payable:
Within one year	0.6	0.8
Between two and five years	0.5	1.1
Less interest element	(0.1)	(0.2)

Finance lease obligations	1.0	1.7

Operating leases

        The Group has annual commitments under non-cancellable operating leases as follows:

	Land and buildings		Other
	2003	2002	2003	2002
	(£ million)
Operating leases which expire:
Within one year	0.7	—	0.8	0.1
Between two and five years	0.5	1.0	0.6	1.4
Over five years	4.6	5.0	—	—

Total annual commitment	5.8	6.0	1.4	1.5

20.   Provisions for liabilities and charges

	Deferred tax (note 8)	Restructuring integration and other (i)	Non-insured claims (ii)	Fair value (iii)	Group Total
	(£ million)
Balance at 1 January 2003	57.3	3.0	2.9	—	63.2
Profit and loss account (credit)/charge	(36.2)	20.0	3.0	—	(13.2)
On OGS acquisition	—	—	—	34.2	34.2
Profit and loss account release	—	(0.2)	—	—	(0.2)
Utilised in year	—	(11.0)	—	(22.5)	(33.5)
Currency translation	(4.5)	—	—	—	(4.5)
Transferred from/(to) creditors	3.7	—	—	—	3.7

At 31 December 2003	20.3	11.8	5.9	11.7	49.7

(i)
The remaining provision relates to restructuring charges booked during 2003 as described in note 5 of £11.3 million, along with other provisions of £0.5 million. The opening provision of £3.0 million included £2.0 million relating to ML Laboratories (see below) and other provisions of £1.0 million. The profit and loss account charge is the cash element of the exceptional items (see note 5). The utilisation is the spend on exceptional items of £8.9 million, along with £2.0 million paid to ML Laboratories and £0.1 million of other.

  In 2002, Celltech negotiated a settlement to terminate certain co-development relationships with Innovata Biomed, a subsidiary of ML Laboratories which had been inherited with the Medeva acquisition. The terms of the termination included a £4.0 million payment to ML Laboratories of which the final £2.0 million was paid in January 2003. In total, the settlement of this liability resulted in a credit of £3.1 million to the Group profit and loss account taken in the year ended 31 December 2002.

(ii)
Since 20 September 2001, the Group has been required to increase its levels of self insurance in respect of methylphenidate. In addition, the Group has decided to retain a level of self insurance in respect of all product liability up to an annual limit of $13.5 million, as well as self insurance in respect of methylphenidate of up to $20 million. Whilst no methylphenidate claims have been received since 20 September 2001, as at 31 December 2003 the Group has provided £5.4 million based on an external review of the likely liability associated with incidents that may arise from past sales of methylphenidate prior to 20 September 2003 and across all products after 19 September 2003. A further £0.5 million has been provided for product recall and other liabilities for which the Group has no external insurance.

(iii)
On the acquisition of OGS the Group provided for certain onerous obligations. These relate primarily to lease obligations, committed development spend on non-valuable projects and other contractual obligations (see note 22).

        There are no provisions for liabilities and charges in the Company.

21.   Derivatives and other financial instruments

        The disclosures below, with the exception of currency exposures, exclude short-term debtors and creditors where permissible under FRS 13. The following categories of short-term creditor are included below: borrowing and leasing obligations and foreign currency denominated deferred consideration.

        The main risks arising from the Group's use of financial instruments and the strategy for managing these are set out below:

Interest rate risk

        The Group repaid the private placement fixed borrowings of £31.2 million (US$50 million) in December 2003.

Liquidity risk

        The Group ensures that it has sufficient long-term funding and committed bank facilities to meet foreseeable peak borrowing requirements. As at 31 December 2003 the Group had £75 million of committed facilities (2002: £107.2 million) of which £75 million were undrawn (2002: £76.0 million)—see section (iv) of note below.

Foreign currency risk

        Approximately 23% (2002: 50%) of the Group net assets (excluding goodwill) are in the US. The Group does not currently actively hedge against the effect of exchange rate differences resulting from the translation of foreign currency earnings, but does, where appropriate, seek to hedge significant transaction exposures, which includes hedging material surplus balances not denominated in the functional currency of the operating unit.

        The Group uses financial derivatives, in particular forward currency contracts, to manage the financial risks associated with the Group's underlying business activity.

        The Group does not undertake any trading activity in financial instruments.

Credit risk

        A large number of major international financial institutions are counterparties to the foreign exchange contracts and deposits transacted by the Group. Counterparties for such transactions entered into during the year have a long-term credit rating of A or better. The Group monitors its credit exposure to its counterparties, together with their credit ratings, and, by policy, limits the amount of agreements or contracts it enters into with any one party. The notional amounts of financial instruments used in interest rate and foreign exchange management do not represent the credit risk arising through the use of these instruments. The immediate credit risk of these instruments is represented by the fair value of contracts with a positive value.

        Cash at bank and liquid resources principally comprise money market deposits, commercial paper and investments. The investments are with counterparties having strong credit ratings.

        The Group considers the possibility of material loss in the event of non-performance by a financial counterparty or the non-payment of an account receivable to be unlikely, other than as already provided for in the accounts.

(i)    Interest rate risk

Interest rate risk profile of financial liabilities	At fixed interest 2003	Interest free 2003	Group Total 2003	At fixed interest 2002	Interest free 2002	Group Total 2002
	(£ million)
Sterling	1.0	—	1.0	1.7	—	1.7
US dollar	—	10.6	10.6	31.2	23.5	54.7
Preference shares	—	—	—	3.4	2.4	5.8

Total	1.0	10.6	11.6	36.3	25.9	62.2

Fixed rate financial liabilities	Weighted average interest rates 2003	Weighted average period for which rates are fixed 2003	Weighted average interest rates 2002	Weighted average period for which rates are fixed 2002
	(%)	(Months)	(%)	(Months)
Sterling	6.7	23	6.7	35
US dollars	—	—	6.5	12
Preference shares	—	—	6.9	3

Total	6.7	23	6.6	12

        The interest-free liabilities are in relation to Dipentum deferred consideration and pension obligations provided in the US. The Group has no floating rate financial liabilities (2002: nil).

        The financial liabilities of the Group comprised:

	2003	2002
	(£ million)
Borrowings	—	31.2
Finance leases	1.0	1.7
Deferred consideration	8.1	20.6
Other creditors	2.5	2.9
Preference shares	—	5.8

Total	11.6	62.2

Interest rate risk profile of financial assets	At fixed interest rates	At floating interest rates	Interest free	Total
	(£ million)
Sterling	—	98.1	5.6	103.7
US dollar	—	43.1	3.7	46.8
Euro	—	13.6	—	13.6
Swiss francs	1.9	0.2	—	2.1

At 31 December 2003	1.9	155.0	9.3	166.2

Sterling	31.0	32.5	1.9	65.4
US Dollar	—	59.8	11.0	70.8
Euro	—	12.7	—	12.7
Swiss francs	1.9	0.1	—	2.0

At 31 December 2002	32.9	105.1	12.9	150.9

        Floating rate financial assets comprise cash deposits in the money market, certificates of deposit and commercial paper. These include deposits where the interest rate is fixed until maturity but, as the original maturity is less than one year, they are classified as floating rate financial instruments. Fixed rate deposits comprise £1.9 million (2002: £32.9 million) of convertible loan notes (see note 13 for duration) carrying a weighted average interest rate to maturity of 4% (2002: 6.8%). The interest-free assets relate to long-term debtors (see note 15). In 2002 the interest-free assets related to the investment in Neogenesis (see note 13) and long-term debtors (see note 15).

(ii)   Currency exposures

        The table below shows the Group's transactional currency exposures that give rise to net currency gains and losses in the profit and loss account. Such exposures comprise the monetary assets and liabilities of the Group that are not denominated in the functional currency of the operating unit involved.

	Net monetary assets/(liabilities)
	US$	Euro	Other	Total
	(£ million)
At 31 December 2003	(15.5)	4.1	(0.2)	(11.6)

At 31 December 2002	(5.9)	6.8	(0.2)	0.7

(iii) Maturity of financial liabilities

        The maturity profile of the Group's financial liabilities as at 31 December 2003 was as follows:

2003
(£ million)
In one year or less	5.9
In more than one year but not more than two years	3.2
In more than five years	2.5

Total	11.6

(iv)  Committed borrowing facilities

        The facilities available as at 31 December 2003 were as follows:

	Committed 2003	Undrawn 2002
	(£ million)
Revolving credit facility	65.0	65.0
Overdraft facility	10.0	10.0

Total	75.0	75.0

Expiring in less than one year	10.0	10.0

Expiring in more than one year but not more than two years	65.0	65.0

        The committed bank facility is subject to certain financial covenants which are tested twice annually. The Group currently has no reason to believe that it will not be able to continue to meet the requirements of these covenants. The undrawn revolving credit facility is available until December.

(v)   Fair value of financial instruments

	Book value		Fair value
	2003	2002	2003	2002
	(£ million)
Primary financial instruments:
Cash and short-term deposits	155.0	105.1	155.0	105.1
Convertible loan notes	1.9	32.9	1.9	32.9
Investment in Neogenesis	—	7.0	—	7.0
Long-term debtors	9.3	5.9	9.3	5.7
Other creditors	(2.5)	(2.9)	(2.5)	(2.9)
Finance leases	(1.0)	(1.7)	(1.0)	(1.7)
Senior loan notes	—	(31.2)	—	(31.2)
Deferred consideration	(8.1)	(20.6)	(8.1)	(20.6)
Equity investments	0.8	—	1.1	—
Derivative financial instruments—forward exchange contracts	—	—	5.8	8.8
Preference shares	—	(5.8)	—	(6.7)

Total	155.4	88.7	161.5	96.4

        Market values have been used to determine the fair value of short-term deposits, equity investments and the derivative financial instruments. Neogenesis is an unlisted company and the total investment has been written down to £nil as at 31 December 2003 (see note 13). The market value of the Group's holding in BioInvent as at 31 December 2003 is £1.1 million (see note 16). In 2002, the Group's share price as of 31 December 2002 was used to determine the fair value of the preference shares. Other amounts are determined to be equal to their book values.

(vi)  Gains and losses on hedges

        No financial instruments were held for the purposes of dealing or other financial instrument trading activities.

        Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. The table below shows the extent to which the Group has unrecognised gains on financial instruments.

	2003	2002
	(£ million)
Unrecognised gains at 1 January	8.8	1.9
Additional gains on unrecognised positions at 1 January recognised in the year	1.7	2.4
Total gains recognised in the year	(10.5)	(3.7)
Unrecognised gains in the year on hedges taken out in 2001	—	3.2
Unrecognised gains in the year on hedges taken out in 2002	—	5.0
Unrecognised gains in the year on hedges taken out in 2003	5.8	—

Total unrecognised gains at 31 December	5.8	8.8

        All the unrecognised gains as at 31 December 2003 are expected to be recognised during 2004.

22.   Acquisition of subsidiary undertakings

OGS

Fair value

        On 26 February 2003, Celltech announced the terms of a Cash Offer for the entire issued and to be issued share capital of OGS. On 11 April 2003, the Board of OGS recommended that shareholders accept the Offer by Celltech and by the 14 April 2003 the Group held more than 50% of the shares of the entity. The Offer of £1.82 for each OGS share, valued the company at £102.3 million (56 million issued shares at the date of acquisition, plus a further 0.9 million of subsequent option exercises at £1.82, less £1.2 million in option receipts). On 4 June 2003, Celltech announced that it had purchased or received valid acceptances in respect of 90.3% of the issued share capital of OGS, and had commenced the procedure for the compulsory acquisition of the remaining OGS shares. On 18 July 2003, the process was completed, and OGS was de-listed from the London Stock Exchange on 21 July 2003.

        The total cost of the OGS acquisition was £106.1 million which includes £3.8 million of expenses.

        The assets and liabilities of OGS acquired are as follows:

			Book value	Business held for resale	Fair value adjustments	Total fair value
			(£ million)
Fixed assets	(a	)	13.6	(8.0)	(5.6)	—
Investments	(b	)	11.3	(5.8)	(4.7)	0.8
Stocks			0.2	(0.2)	—	—
Debtors	(c	)	9.4	(2.9)	(2.9)	3.6
Cash and liquid resources			126.6	—	—	126.6
Creditors	(d	)	(8.5)	0.7	3.5	(4.3)
Provisions	(e	)	—	—	(34.2)	(34.2)
Deferred income			(8.2)	8.2	—	—
Businesses held for resale and acquisition of Confirmant	(f	)	—	8.0	(2.5)	5.5

Net assets acquired			144.4	—	(46.4)	98.0
Total consideration						(106.1)

Goodwill						(8.1)

        Fair value adjustments have been made to the book value of the assets and liabilities to adjust, where applicable, the carrying value of certain assets and liabilities. The above fair values are preliminary and will be further reviewed based on additional information available at 30 June 2004 and 31 December 2004.

        Based on the preliminary fair value, £8.1 million of goodwill arises on this transaction. The goodwill has been capitalised and is being amortised over 10 years, which is based on the Directors' estimate of useful economic life.

        The material fair value adjustments to the net assets of OGS were determined as follows:

  (a)
  Tangible fixed assets have been written off, as they will not be used by Celltech and recoverable values are considered to be negligible. Intangible assets have not been capitalised separately from goodwill as the value of the business is considered to be primarily in early-stage oncology research projects. Celltech does not consider that a reliable valuation can be made of such projects suitable for capitalisation separate from goodwill.

  (b)
  Investments have been written down to recoverable value based on market value and have been classified on the Celltech balance sheet as equity investments. OGS investments included a £4.3 million stake in Neogenesis which has been written down to nil (see notes 5 and 13).

  (c)
  Debtors have been written down to recoverable value. A significant proportion of the OGS debtors were prepayments for activities and projects which were discontinued by Celltech. Consequently these had no value to Celltech.

  (d)
  OGS creditor and accrual balances inherited were adjusted in the light of the actual settlements made post-acquisition.

  (e)
  Fair value provisions have been established for onerous obligations inherited with the acquisition. These relate primarily to lease obligations, committed development spend on non-valuable projects and other contractual obligations, including payments to former senior executives who had change of ownership termination clauses in their service contracts.

  (f)
  The proteomics business of OGS was held for resale. The fair value represents the estimated result of the business prior to any disposal together with the anticipated net proceeds from the assets inherited. The table below sets out the material balance aggregated on to the businesses held for resale line on acquisition.

(£ million)
Net receipt from termination of Confirmant Limited joint venture (see note 23)	6.4
Other—proteomics	(0.9)

Business held for resale	5.5

        At the half year, the businesses held for resale line was reported as being £8.0 million, the adjusted fair value at 31 December 2003 reflects the unsuccessful outcome of efforts to dispose of the business (see note 23).

        Due to the businesses no longer being held for disposal as at 31 December 2003 the remaining assets and liabilities of the proteomics business and Confirmant Limited are included within the usual statutory headings.

Information on OGS pre-acquisition results

        The last financial statements of OGS were prepared for the year to 31 December 2002, and were audited by Ernst & Young. The summarised profit and loss account and statement of total recognised gains and losses for OGS for the period from 1 January 2003 to the end of April, the period prior to the effective date of acquisition, and for the preceding year are as follows:

	1 January to 30 April unaudited	31 December 2002
	(£ million)
Turnover	3.7	14.0
Net operating costs	(16.8)	(54.8)

Operating loss	(13.1)	(40.8)
Share of joint venture loss	(1.6)	(4.4)
Interest receivable	1.9	6.4
Amount written off investments	—	(2.4)

Loss on ordinary activities before taxation	(12.8)	(41.2)
Tax on loss on ordinary activities	—	3.3

Loss on ordinary net activities after taxation	(12.8)	(37.9)

        Due to the significant restructuring undertaken on OGS, the above results are not indicative of the impact of the acquisition on Celltech's result. The turnover and operating losses of the business, before restructuring and goodwill items, consolidated by the Group for the period since acquisition are £nil and £3.9 million respectively. In addition, a charge of £4.5 million is included within exceptional items for OGS in respect of integration and products that are being discontinued. Both these amounts are reflected in the cash flow analysis of the impact of the acquisition of OGS shown below.

Impact of OGS acquisition on cash flows

        OGS' contribution to the Group cashflow since the date of acquisition can be summarised as follows:

(£ million)
Operating result (£3.9 million operating loss, integration costs £4.5 million)	(8.4)
Cashflow on fair value provisions	(22.5)
Working capital movements	(4.4)

Net cash outflow from operating activities	(35.3)
Interest received	2.1
Taxation	3.6
Cash funding in respect of businesses held for resale	(0.9)

Cash outflow before use of liquid resources	(30.5)

        The total impact on cash and liquid resources, including acquisition flows for the year ended 31 December 2003 but excluding the cost of continuing activities, is set out below:

(£ million)
Cost of shares	(102.3)
Transaction costs	(3.8)

(106.1)
Cash and liquid resources inherited with OGS	126.6
Cash outflow since date of acquisition	(30.5)
Net Confirmant cash acquired	6.4
Costs in relation to continuing activities	3.9

Total inflow for the year ended 31 December 2003	0.3

23.   Businesses held for resale

        On acquisition of OGS, Celltech identified the proteomics business as being held for immediate disposal.

        After significant initial interest the last potential buyer for the proteomics business withdrew from negotiations in late November 2003. At that point, a decision was taken to terminate the operations immediately. Consequently, from that date onwards, it was no longer appropriate to treat the business as a business held for disposal and, therefore, as part of the OGS closure costs a charge of £0.5 million was made in respect of proteomics redundancies.

        OGS was party to a 50:50 joint venture with Marconi, in a company known as Confirmant Limited (Confirmant). The purpose of the joint venture was to integrate and leverage Marconi's broadband data transmission capabilities with OGS proteomics database. Confirmant had initial funding of £30 million contributed equally by Marconi and OGS. Confirmant operated with a separate management and sales team. Following the failure to dispose of the proteomics business, agreement was reached with Marconi to terminate the joint venture and distribute the remaining cash. This resulted in a payment to Marconi of £4.1 million and OGS then acquired full rights over the remaining £10.5 million of cash and liquid resources within Confirmant. This net £6.4 million "receipt" has been included in determining the value of businesses held for disposal in note 22 above. The payment to Marconi took account of amounts owed to OGS and its share of the Confirmant closure costs.

        The table below summarises the transactions:

(£ million)
Acquisition of remaining 50% of Confirmant	(4.1)
Cash acquired	10.5

Net cash acquired	6.4

24.   Shareholders' funds

Group	Called up share capital	Share premium account	Other reserves	Profit and loss account	Total
	(£ million)
At 1 January 2003	141.3	83.3	621.4	(281.6)	564.4
Preference shares redeemed	(3.5)	—	(2.4)	—	(5.9)
Shares issued to meet redemption	1.0	4.9	—	—	5.9
Proceeds of exercise of Celltech share options	—	0.3	—	—	0.3
Currency translation difference on foreign currency net investments and net borrowings	—	—	—	(4.9)	(4.9)
Preference share dividends transferred to other reserves	—	—	0.1	(0.1)	—
Net transfer to profit and loss account	—	—	—	(53.9)	(53.9)

At 31 December 2003	138.8	88.5	619.1	(340.5)	505.9

        Other reserves arise from the reorganisation of the Group structure on 1 October 1997 and the acquisitions of Darwin Molecular Corporation, Medeva and Cistron, together with merger adjustments in relation to the merger of Celltech and Chiroscience, and the reserve transfer on disposal of ChiroTech.

        The cumulative goodwill written off directly to reserves is £60.5 million (2002: £60.5 million).

Analysis of shareholders' funds

	Group
	2003	2002
	(£ million)
Equity interests	505.9	558.6
Non-equity interests	—	5.8

Shareholders' funds	505.9	564.4

        In 2002 non-equity comprises 6.9% convertible redeemable preference shares and accrued preference share dividends. No voting rights were attached to these shares.

Analysis of share capital

Authorised

	2003	2002
	(Number)
Ordinary shares of 50p each	373,064,416	373,064,416
6.9% convertible redeemable cumulative preference shares of £1 each	3,467,790	3,467,790

Allotted, called up and fully paid

	2003	2002	2003	2002
	Number		(£ million)
Ordinary shares of 50p each	277,654,453	275,527,304	138.8	137.9
6.9% convertible redeemable cumulative preference shares of £1 each	—	3,467,790	—	3.4

Total	277,654,453	278,995,094	138.8	141.3

        During the period, 170,351 ordinary shares were issued and fully paid upon the exercise of share options. The cash consideration received amounted to £0.3 million and resulted in an increase in the share premium account of £0.3 million.

        On 31 March 2003, 3.5 million convertible redeemable cumulative preference shares were converted into ordinary shares at a price of £3 per share. In addition, the cumulative unpaid interest accrual of £2.4 million on these preference shares was also converted to ordinary shares at a price of £3 per share. In total, 1,956,798 new ordinary shares were issued on the conversion of the preference shares, equating to a redemption of £5,870,394 of preference shares and related interest.

        Share options outstanding to employees of the Group as at 31 December 2003 are as follows:

(i)    Celltech Executive Share Option Schemes

        1,856 employees hold options (including unapproved options) to subscribe for up to 14,974,819 shares at prices ranging between 205p and 1295p per share exercisable between 2003 and 2013. This includes both Chiroscience and Medeva originating Executive options. Included in this figure are 43,806 options held under the Chiroscience ESOP Trust.

(ii)
Celltech Savings Related Share Option Schemes (includes Celltech, Chiroscience and Medeva originating schemes)

        947 employees hold options to subscribe for up to 2,016,628 ordinary shares at prices between 237p and 948p per share exercisable between 2003 and 2010.

(iii) Deferred Bonus Plan

        13 employees hold options to subscribe for up to 455,350 shares. The shares are issued and are held in the Celltech Group plc Employee Share Trust.

25.   Related party transaction

        During the year, Celltech entered into a related party transaction with its new Chief Executive, Dr Göran Ando.

        The transaction involved the acquisition by Celltech on 22 October 2003 of Dr Ando's home in Mendham Borough, New Jersey, USA. The purpose of the transaction was to expedite Dr Ando's relocation to the United Kingdom.

        The agreed acquisition price for the property was $2 million (£1.1 million) which was based on the mid-point of two independent valuations. The total cost to Celltech including acquisition-related expenditure amounted to $2,026,842.

        The transaction involved full transfer of the rights to the property to Celltech; no further amounts become payable to or from Dr Ando. Full settlement of the amounts due to Dr Ando was made on 22 October 2003.

        As at 31 December 2003 the property is still held by Celltech and is included within freehold tangible fixed assets, see note 12.

26.   Financial commitments

(i)    Capital expenditure

	2003	2002
	(£ million)
Contracted	7.8	1.2

(ii)   Manufacturing capacity

        The Group has entered into significant manufacturing capacity arrangements as discussed below:

Sandoz (formerly Biochemie GmbH)

        Celltech has contracted Sandoz, a subsidiary of Novartis, as a long-term source for the manufacture of its microbially produced antibody products (including CDP870). Celltech has reserved manufacturing capacity beginning 1 January 2004 and ending 31 December 2010. Celltech has potential take or pay obligations, which are subject to mitigation, under this agreement of approximately £41 million.

Lonza

        Celltech has contracted Lonza as a long-term manufacturing source and has reserved manufacturing capacity until 31 December 2010. Under the contract there are varying sums payable each year under take or pay obligations. The total obligations over the period of the contract, which are subject to mitigation, amount to £14 million.

BioReliance

        Celltech has a contract with BioReliance enabling the Group to reserve manufacturing capacity. The current minimum commitment is £2.2 million based on forecast requirements which have been submitted to BioReliance.

(iii) Leasing

        Operating and finance lease commitments are disclosed in note 19.

27.   Pension arrangements

        The Group operates a number of pension schemes, the majority being defined benefit arrangements. Details of the Group's schemes are as follows:

(i)    Pension schemes under SSAP 24

	2003	2002
	(£ million)
The charge for the year comprises:
Celltech Pension and Life Assurance Scheme and Medeva Plans	1.6	2.2
US qualified scheme	—	1.1
US non-qualified scheme	0.2	0.2
Thiemann plan	0.6	0.5
Defined contribution schemes (US and UK)	3.3	1.6

Total	5.7	5.6

        The defined contribution schemes relate primarily to the Celltech Group Personal Pension Plan (CGPPP) and US 401K plans. The CGPPP was introduced as of 1 January 2000 for all new UK employees of the Group. The Celltech Pension and Life Assurance Scheme (CP&LAS), the Medeva UK Pension Plan and the Medeva Senior Executive Pension Plan are all closed to new members.

        Under the CGPPP the Group contributes 8% of salary to individual plans for employees.

        The contribution accrued at the end of the financial year in respect of the Group's UK pension scheme was £0.1 million. This was paid in accordance with trust rules in January 2004.

        Details of the Group's defined benefit schemes are set out below:

UK defined benefit Scheme

        The last full actuarial valuation of the UK schemes for SSAP 24 purposes was undertaken as at 30 September 2002. However, an actuarial review has been carried out as at 30 September 2003.

        The main financial assumptions for the 30 September 2003 review were as follows:

Rate of return	6.8%
Rate of increase in salaries	4.0%
LPI pension increases	2.5%
Revaluation in deferment	2.5%
Asset valuation method	Market value
Liability valuation	Attained age

        The assets and liabilities of the scheme were as follows:

30 September 2003
(£ million)
Assets	39.6
Liabilities	(44.6)

Deficit in the scheme	(5.0)

        The CP&LAS is thus funded at 89% of the liabilities.

        The attained age methodology is used to obtain the actuarial valuation for liabilities. The attained age methodology is the most appropriate in the circumstances of this scheme, which has been closed to new members.

        The cash cost of the scheme is identical to the profit and loss charge and consequently there is no SSAP 24 prepayment nor provision.

        On the basis of the actuarial reviews, the current average contribution rate paid by the Group is 14.7% of pensionable salaries (2002: 14.7%).

US Qualified Scheme

        The most recent valuation of the plan under US accounting standards was carried out on 31 December 2003. At the valuation date, the market value of the assets of the plan was £8.9 million and the liabilities were £11.9 million. Thus the assets of the plan represented 75% of the value of the benefits that had accrued to members.

        The projected unit method was used to derive the valuation above and the key actuarial assumptions are broadly in line with those set out in (ii) below.

        The US Qualified Scheme was frozen as at 31 December 2002 and, as such, no further benefits accrue to the members.

US Unqualified Scheme

        The most recent valuation of the plan under US accounting standards was carried out on 31 December 2003. The liabilities of this unfunded scheme at this date were valued at £2.6 million. However, the Group is carrying a liability in creditors of £2.5 million against this obligation, and also holds a RABBI account of £2.0 million for this liability (see (ii) below).

        The projected unit method was used to derive the valuation above and the key actuarial assumptions are broadly in line with those set out in (ii) below.

        The US Unqualified Scheme was frozen as at 31 December 2002 and, as such, no further benefits accrue to the members.

German (Thiemann) Plan

        The most recent valuation of the plan was carried out as at 31 December 2003 under IAS 19. At the valuation date, the market value of the assets of the plan was £6.1 million and the liabilities were £12.2 million. Thus the assets of the plan represented 50% of the value of the benefits that had accrued to members after allowing for expected future increases in earnings. However, the Company also holds separate insurance assets of £6.0 million outside of the scheme to cover the deficit. Thus in total there are assets of £12.1 million available to cover the liability of £12.2 million (as set out in the FRS 17 disclosures).

        The key actuarial assumptions that were used are as set out in (ii) below.

(ii)   FRS 17 disclosures

        The Group has adopted FRS 17, Retirement Benefits, to the extent of the mandated disclosure requirements for the year ended 31 December 2003. FRS 17 is more prescriptive than SSAP 24 in the assumptions and methodology that must be used in order to assess actuarial liabilities. In particular, FRS 17 prescribes the use of the projected unit method of valuation and a discount rate obtained from corporate bonds rather than equities. Because of the low average age of the members of the CP&LAS, the

Group considers the SSAP 24 valuation to be more relevant. The results of the FRS 17 review are presented below.

        Qualified independent actuaries updated the actuarial valuations of the major defined benefit schemes operated by the Group to 31 December 2003. The main financial assumptions used in this update were as follows:

Assumptions

	2003			2002			2001
	UK	US	Germany	UK	US	Germany	UK	US	Germany
	%
Inflation assumptions	2.8	n/a	2.0	2.3	3.0	2.0	2.6	3.0	2.0
Rate of increase in salaries	4.3	n/a	3.0	3.8	4.1-4.6	3.0	4.1	5.0	3.0
Rate of increase in pension payment	2.1–2.7	—	1.5	1.9–2.3	—	2.0	2.0–2.6	—	2.0
Discount rate	5.4	6.0	5.3	5.5	6.7	6.0	5.9	7.0	6.0
Long-term rate of return expected at 31 December
Equities	7.8	9.2	n/a	7.5	9.0	n/a	7.2	10.0	n/a
Bonds	5.4	6.0	n/a	4.5	6.7	n/a	5.0	7.0	n/a
Insurance	4.8	n/a	4.5	4.5	n/a	3.5	n/a	n/a	3.5

Pension fund deficit

        The pension fund deficit set out below under FRS 17 is as if this standard were fully applied. However, under the current accounting methodology (SSAP 24) there are assets and provisions within the balance sheet at 31 December 2003 that would offset the effect on net assets (see below) of this deficit in the event of a restatement under FRS 17. If FRS 17 had been adopted for the year ended 31 December 2003, the Group's net assets per the balance sheet would be reduced by £24.2 million (2002: £18.4 million). Further explanation of this adjustment is included below.

        The assets and liabilities of the major defined benefit schemes operated by the Group at 31 December 2003 as calculated in accordance with FRS 17 are shown on page 89.

        The fair value of the schemes' assets, which are not intended to be realised in the short term and may be subject to significant change before they are realised, and the present value of the schemes' liabilities, which are derived from cash flow projections over long periods and are thus inherently uncertain, were:

	2003				2002				2001
	UK	US	Germany	Total	UK	US	Germany	Total	UK	US	Germany	Total
	(£ million)
Scheme assets
Equities	32.6	5.5	—	38.1	29.5	4.2	—	33.7	38.5	5.7	—	44.2
Bonds	8.8	3.4	—	12.2	2.0	3.4	—	5.4	1.6	2.8	—	4.4
RABBI trust account	—	2.0	—	2.0	—	2.1	—	2.1	—	2.5	—	2.5
Insurance	0.9	—	12.1	13.0	3.9	—	11.1	15.0	—	—	10.0	10.0

Total fair value of assets	42.3	10.9	12.1	65.3	35.4	9.7	11.1	56.2	40.1	11.0	10.0	61.1
Present value of scheme liabilities	(64.1)	(14.5)	(12.2)	(90.8)	(52.1)	(13.3)	(11.0)	(76.4)	(48.0)	(15.7)	(9.6)	(73.3)

Deficit in the scheme	(21.8)	(3.6)	(0.1)	(25.5)	(16.7)	(3.6)	0.1	(20.2)	(7.9)	(4.7)	0.4	(12.2)
Related deferred tax credit	—	1.5	—	1.5	—	1.5	—	1.5	—	—	—	—

Net pension fund scheme (deficit)/surplus under FRS 17	(21.8)	(2.1)	(0.1)	(24.0)	(16.7)	(2.1)	0.1	(18.7)	(7.9)	(4.7)	0.4	(12.2)
Adjustments for existing assets and provisions under SSAP 24
Assets, net of related deferred tax	—	(2.8)	—	(2.8)	—	(2.1)	(0.5)	(2.6)	—	(2.5)	(0.4)	(2.9)
Provision, net of deferred tax	0.1	2.5	—	2.6	—	2.9	—	2.9	1.0	3.0	—	4.0

Adjustment to FRS 17, net of related deferred tax	(21.7)	(2.4)	(0.1)	(24.2)	(16.7)	(1.3)	(0.4)	(18.4)	(6.9)	(4.2)	—	(11.1)

Net assets as currently disclosed	n/a	n/a	n/a	505.9	n/a	n/a	n/a	564.4	n/a	n/a	n/a	619.2

Net assets as adjusted if FRS 17 were fully adopted	n/a	n/a	n/a	481.7	n/a	n/a	n/a	546.0	n/a	n/a	n/a	608.1

        The RABBI trust is held in the Group's own name and is shown within other debtors in note 15. This account can only be used by the Group to pay the pension liabilities of the US Unqualified Scheme, except in the case of bankruptcy when it would become part of the general pool of assets and pensioners would rank as ordinary creditors.

        Included within the insurance assets held in Germany are £6.0 million of insurance arrangements in the Company's own name which were written in order to cover the pension deficits that would otherwise exist in the pension scheme. There is no intention to use these assets for any purpose other than to cover the deficit and, accordingly, they have been shown as part of the available assets.

FRS 17 pension charge in respect of defined benefit Schemes

	2003				2002
	UK	US	Germany	Total	UK	US	Germany	Total
	(£ million)
Operating profit
Current service cost	1.4	0.1	0.2	1.7	2.0	1.1	0.2	3.3
Past service costs	—	—	—	—	0.2	—	—	0.2
Gain on curtailment	—	—	—	—	—	(2.6)	—	(2.6)
Loss on RABBI trust	—	—	—	—	—	0.2	—	0.2
Settlement on bulk transfer	—	—	—	—	(0.5)	—	—	(0.5)

Total operating charge/(income)	1.4	0.1	0.2	1.7	1.7	(1.3)	0.2	0.6
Finance expense
Expected return on pension scheme assets	(2.5)	(0.6)	(0.3)	(3.4)	(2.8)	(0.7)	(0.2)	(3.7)
Interest charge	2.9	0.9	0.7	4.5	2.9	1.0	0.6	4.5

Net expense	0.4	0.3	0.4	1.1	0.1	0.3	0.4	0.8

Loss/(gain) before taxation	1.8	0.4	0.6	2.8	1.8	(1.0)	0.6	1.4

Consolidated statement of recognised gains and losses
Actual return less expected return on pension schemes' assets	3.0	0.9	(0.1)	3.8	(6.2)	(1.9)	0.3	(7.8)
Experience (losses)/gains arising on the schemes' liabilities	(0.9)	(0.2)	0.6	(0.5)	0.3	0.7	(0.4)	0.6
Changes in assumptions underlying the present value of the schemes' liabilities	(7.0)	(1.9)	(0.6)	(9.5)	(3.8)	(0.5)	—	(4.3)

Actuarial loss recognised	(4.9)	(1.2)	(0.1)	(6.2)	(9.7)	(1.7)	(0.1)	(11.5)

Additional disclosures required by FRS 17

	2003				2002
	UK	US	Germany	Total	UK	US	Germany	Total
	(£ million)
Difference between the expected and actual return on scheme assets:
Amount	3.0	0.9	(0.1)	3.8	(6.2)	(1.9)	0.3	(7.8)
Percentage of scheme assets	7%	8%	(1%)	6%	(18%)	(20%)	2%	(14%)
Experience gains and losses on scheme liabilities:
Amount	(0.9)	(0.2)	0.6	(0.5)	0.3	0.7	(0.4)	0.6
Percentage of the present value of scheme liabilities	(1%)	(1%)	5%	(1%)	1%	5%	(4%)	1%
Total amount recognised in statement of total recognised gains and losses:
Amount	(4.9)	(1.2)	(0.1)	(6.2)	(9.7)	(1.7)	(0.1)	(11.5)
Percentage of the present value of scheme liabilities	(8%)	(8%)	(1%)	(7%)	(19%)	(13%)	(1%)	(15%)

        The movement in deficit during the year ended 31 December is as follows:

	2003				2002
	UK	US	Germany	Total	UK	US	Germany	Total
	(£ million)
(Deficit)/surplus in schemes at beginning of the year	(16.7)	(3.6)	0.1	(20.2)	(7.9)	(4.7)	0.4	(12.2)
Current service cost	(1.4)	(0.1)	(0.2)	(1.7)	(2.0)	(1.1)	(0.2)	(3.3)
Contributions	1.6	1.0	0.4	3.0	2.7	1.3	0.4	4.4
Past service costs	—	—	—	—	(0.2)	—	—	(0.2)
Other finance income	(0.4)	(0.3)	(0.4)	(1.1)	(0.1)	(0.3)	(0.4)	(0.8)
Gains on curtailment	—	—	—	—	—	2.6	—	2.6
Settlement on bulk transfer	—	—	—	—	0.5	—	—	0.5
Actuarial loss	(4.9)	(1.2)	(0.1)	(6.2)	(9.7)	(1.7)	(0.1)	(11.5)
Loss on RABBI trust	—	—	—	—	—	(0.2)	—	(0.2)
Exchange	—	0.6	0.1	0.7	—	0.5	—	0.5

(Deficit)/surplus in schemes at the end of the year	(21.8)	(3.6)	(0.1)	(25.5)	(16.7)	(3.6)	0.1	(20.2)

	2003 Total	2002 Total
	(£ million)
Reserves note
Profit and loss reserve excluding FRS 17 additional pension liability	(340.5)	(281.6)
FRS 17 additional pension liability	(24.2)	(18.4)

Profit and loss reserve	(364.7)	(300.0)

28.   Contingent liabilities

(a)
The Group has unsecured and undrawn overdraft facilities of £10 million (2002: £11 million net) (see note 21). The Company has provided guarantees to finance companies in respect of finance leases to Celltech R&D Limited not exceeding £2.5 million (2002: £2.5 million), of which £1.0 million (2002: £1.4 million) has been utilised. The Company has also provided guarantees to XL Winterthur International of $13.5 million in respect of reinsurance liabilities and €8 million to Sandoz in respect of manufacturing capacity arrangements.

(b)
The principal litigation in which the Group has been involved in 2003 is discussed below. In common with most trading companies, Celltech and various of its subsidiary undertakings are the subject of a number of legal claims or potential claims against the Group, the outcome of which cannot at present be determined. Provision has been made in these accounts for all liabilities which might be reasonably expected to materialise from these claims.

(i)
Ionamin

    In July 1997, significant health concerns were raised over the use of the so-called "fen-phen diet" (co-prescription of fenfluramine and phentermine). These concerns resulted in the voluntary withdrawal from the market of fenfluramine and a related drug dexfenfluramine in September 1997. These withdrawals were followed by the commencement of a significant number of lawsuits in the US against manufacturers and prescribers of fenfluramine, dexfenfluramine and phentermine. The most common allegation is that the "fen-phen diet" caused heart valve problems, neurological dysfunction and, much less frequently, primary pulmonary hypertension, a rare, frequently fatal disease of the lungs. Celltech has been named in close to 7,000 of these cases, approximately 1,500 of which were pending as at 31 December 2003. The Group's involvement derives from the sale by a Celltech subsidiary, since 2 July 1996, of Ionamin, the phentermine prescription pharmaceutical acquired from Fisons Corporation (Fisons) on that date. At 12 February 2004, the Group had been formally dismissed from approximately 5,370 of these cases without payment of any sums by way of damages or costs to third parties, and dismissals of more than 700 additional cases, also without payment, were agreed to or filed but were not yet effective.

    Celltech denies liability on a number of grounds, including, fundamentally, that Ionamin does not cause the health conditions complained of. Ionamin has been marketed since 1959 and the FDA did not request that Ionamin or any other phentermine be withdrawn from the market. Moreover, Celltech believes it will be indemnified for any unanticipated liability by Fisons (for Ionamin sold prior to 2 July 1996) and by Celltech's product liability insurance carriers (for Ionamin sold after 2 July 1996). Celltech's defence costs are being paid by Fisons and its insurance carriers as required by their contractual indemnities. Fisons' indemnity obligations are guaranteed by Rhone Poulenc Rorer Inc, now part of Aventis Pharmaceuticals.

    Based on the merits of its defences and based on the third party insurance coverage benefiting Celltech discussed above, Celltech believes that the ultimate outcome of this litigation will not have a material adverse effect on its financial position and results of the operations.

  (ii)
  MedImmune

    Litigation relating to Synagis

    In 1998 Celltech granted to MedImmune Inc a worldwide non-exclusive licence to use certain of its patents in relation to its humanised antibody preparation, palivizumab (sold by MedImmune under the trade name Synagis). Celltech believe that MedImmune's Synagis product comes within the scope of its patents and that accordingly MedImmune owes significant royalties to Celltech. MedImmune disputes this and have refused to pay any royalties. Accordingly Celltech commenced two legal actions against MedImmune—one in respect of the US patent (the major market for Synagis) and the other in respect of the German patent (where Synagis is manufactured). Both actions are subject to the jurisdiction of the UK Courts.

    The claim with respect to the US patent was dismissed by the High Court in November 2002. Celltech's appeal to the Court of Appeal was dismissed by a majority decision in July 2003 with an Order that Celltech pay MedImmune's legal costs. As at 31 December 2003, MedImmune's claim for legal costs had been settled and paid by Celltech. The claim with respect to the German patent is scheduled for hearing in the High Court at the end of March 2004.

    On 14 October 2003, Celltech obtained the grant of a further US patent which also falls within the scope of the licence granted to MedImmune. In January 2004, MedImmune filed a declaratory action in the US District Court for the District of Columbia in respect of this patent seeking a declaration that its Synagis product does not infringe the patent and that the patent is invalid. This matter also forms the subject of further litigation in the UK.

    Since the scope of MedImmune's claims are limited to seeking a declaration that it owes no royalties in respect of Synagis, Celltech has no potential liability under any of this pending litigation save in respect of MedImmune's legal costs should Celltech's claim in the UK Courts fail.

    Litigation relating to Boss/Cabilly patent interference settlement

    On 23 December 2003, the US District Court for the Central District of California granted summary judgement in favour of Celltech and Genentech that the settlement of the Boss/Cabilly patent interference between Celltech and Genentech was immune from claims brought in a lawsuit by MedImmune under antitrust and unfair competition laws. On 19 February 2004 the Court granted final judgement in favour of Celltech and Genentech on those causes of action. Claims by MedImmune against Genentech that the Cabilly patent is invalid and not infringed are pending in the same matter, but those claims were not asserted against Celltech. MedImmune has indicated its intention to appeal the judgement. Should MedImmune appeal and ultimately prevail in its claims, Celltech would be liable to pay damages, a reasonable estimate of which cannot be made at this time.

  (iii)
  69kD

    Celltech is the owner of patents for 69kD, the Bordetella pertussis protein also known as Pertactin. Celltech has granted GlaxoSmithKline an exclusive worldwide licence to use the patents. Under the terms of the licence, Celltech has the first option to take proceedings to enforce the patents. Litigation has arisen in Europe involving Celltech's patents and acellular pertussis vaccines owned by Chiron and its subsidiaries. On 23 July 1998, Celltech issued infringement proceedings in Italy against Chiron for infringement of one of Celltech's patents relating to the 69kD antigen and is seeking an injunction to prevent Chiron from marketing its product. Chiron is defending that action, and has counterclaimed for a declaration of invalidity of the patent. Court experts have been appointed, but the date when their report will be provided is not known. This patent is also subject to opposition proceedings in the European Patent Office brought by Chiron on 22 January 1997. The European Patent Office has determined, in a decision issued in November 2000, that the patent should be revoked. This decision of the EPO is the subject of an appeal by Celltech which will be heard on 19 March 2004.

  (iv)
  Lonza

    On 14 July 2003, Celltech announced that it had entered into a long-term supply agreement with Lonza, under which Lonza will manufacture PEGylated antibody fragment based drugs for Celltech at its microbial production facility. At the same time, Celltech and Lonza announced a settlement for the termination of the CDP571 manufacturing agreement. The Group had provided as at 31 December 2002 for management's best estimate of the amounts expected to materialise from the termination of this agreement. The terms of the settlement have not resulted in any additional charge to the profit and loss account.

  (v)
  Alpharma

    During 2002 Celltech sold its Armstrong business to Andrx. This operation had a product supply contract with a customer, Alpharma. During 2003, Alpharma voluntarily withdrew the product from sale claiming that an element of the production process did not have the required FDA approval. They have filed a suit against Andrx and Celltech has recently been included as a co-defendant in respect of liabilities arising when Celltech owned the Armstrong business. Based on the merits of its defence, Celltech believes that the ultimate outcome of this litigation will not have a material adverse effect on the financial position and results of the Company. However, if the Company were ultimately held liable, the damages that would be payable could have a material adverse effect (a reasonable estimate of which cannot be made at this time) on the financial position and results of operations of the Company.

(c)   Self insurance

  Since 20 September 2001, the Group has been required to increase its levels of self insurance in respect of methylphenidate. In addition, the Group has decided to retain a level of self insurance in respect of all product liability up to $13.5 million, as well as self insurance in respect of methylphenidate of up to $20 million. Whilst no methylphenidate claims have been received since 20 September 2001, the Group has provided £5.4 million based on an external review of the likely liability associated with incidents that may arise from past sales of methylphenidate prior to 20 September 2003 and across all products after 19 September 2003.

29.   Consolidated cash flow statements

Reconciliation of operating loss to net cash outflow from operating activities

	2003	2002
	(£ million)
Operating loss	(63.6)	(44.7)
Operating exceptional items	18.9	—

Operating loss before exceptional costs	(44.7)	(44.7)
Depreciation	13.9	13.3
Goodwill amortisation	94.2	93.7
Intangibles amortisation	3.2	1.0
(Increase)/decrease in stocks	(3.6)	0.1
(Increase)/decrease in debtors	(6.6)	0.9
Increase/(decrease) in creditors	28.9	(9.7)
Settlement of fair value provisions	(22.5)	—

Net cash inflow from operating activities before restructuring costs	62.8	54.6
Outflow relating to operating exceptional costs	(5.1)	(5.2)
Outflow relating to termination of operations	(3.8)	—

Net cash inflow from operating activities	53.9	49.4

Analysis of changes in net funds

	At 1 January 2003	Acquisitions	Cash flow	Exchange movements	At 31 December 2003
	(£ million)
Cash	81.1	—	(37.5)	(5.1)	38.5
Liquid resources	24.0	99.5	(7.0)	—	116.5
Finance leases	(1.7)	—	0.7	—	(1.0)
Loans	(31.2)	—	28.5	2.7	—

Net funds	72.2	99.5	(15.3)	(2.4)	154.0

APPENDIX IV

Financial information relating to UCB

        The financial information set out in this Appendix IV for the three years ended 31 December 2003 has been extracted from the audited financial statements of UCB which were prepared in accordance with the applicable legal and regulatory requirements in Belgium and by applying the accounting principles and disclosure requirements of the Belgium Royal Decree of 30 January 2001. Consequently, the consolidated cash flow statement has not been prepared on an audited basis.

CONSOLIDATED BALANCE SHEET

        The consolidated financial statements have been drawn up in accordance with the applicable legal and regulatory requirements in Belgium and by applying the accounting principles and disclosures requirements of the Royal Decree of 30 January 2001. In accordance with this Decree, the consolidated accounts include the balance sheet, profit and loss account and the annex. In addition, the notes which follow the accounts refer to the financial situation of the Group, as shown in the balance sheet and the consolidated profit and loss account.

Assets

(After distribution)				31 December 2001		31 December 2002		31 December 2003
				(€ thousand)
	FIXED ASSETS				853,820		889,291		1,301,104

I.	Formation expenses (ann. VII)				638		466		343
II.	Intangible assets (ann. VIII)				240,504		254,829		462,960
III.	Consolidation differences (ann. XII)				22,662		27,732		94,927
IV.	Tangible fixed assets (ann. XI)				580,258		589,413		726,115
	A.	Land and buildings		190,213		207,791		324,561
	B.	Plant, machinery and equipment		243,726		300,991		336,606
	C.	Furniture and vehicles		23,618		23,817		35,984
	D.	Leasing and other similar rights		5,715		5,158		3,004
	E.	Other tangible fixed assets		4,600		3,077		4,327
	F.	Assets under construction and advance payments		112,386		48,579		21,633
V.	Financial fixed assets (ann. I to IV and X)				9,758		16,851		16,759
	A.	Apportioned companies		459		6,010		5,144
		1.	Investments	459		6,010		5,144
		2.	Amounts receivable	—		—		—
	B.	Other companies		9,299		10,841		11,615
		1.	Shares	4,007		3,942		3,157
		2.	Amounts receivable	5,292		6,899		8,458
	CURRENT ASSETS				1,710,034		1,731,644		1,789,831

VI.	Receivables of more than one year				80,758		71,856		45,821
	A.	Trade receivables		21,636		21,992		1
	B.	Other amounts receivable		59,122		49,864		45,820
VII.	Stocks and contracts in progress				432,162		415,609		403,946
	A.	Stocks		432,162		415,609		403,946
		1.	Raw materials and consumables	98,725		91,035		105,705
		2.	Work in progress	80,229		85,373		70,215
		3.	Finished goods	191,919		181,419		182,468
		4.	Goods purchased for resale	60,024		57,111		44,853
		5.	Buildings for resale	—		—		—
		6.	Advance payments	1,265		671		705
	B.	Contracts in progress		—		—		—
VIII.	Amounts receivable within one year				741,288		683,518		799,570
	A.	Trade receivables		448,761		416,553		508,896
	B.	Other amounts receivable		292,527		266,965		290,674
IX.	Investments				339,054		443,136		392,519
	A.	Own shares		—		22,404		33,468
	B.	Other investments and deposits		339,054		420,732		359,051
X.	Cash at bank and in hand				88,782		61,644		90,148
XI.	Deferred charges and accrued income				27,990		55,881		57,827

TOTAL ASSETS					2,563,854		2,620,935		3,090,935

CONSOLIDATED BALANCE SHEET (Continued)

Liabilities

				31 December 2001		31 December 2002		31 December 2003
				(€ thousand)
	CAPITAL AND RESERVES				1,382,633		1,555,155		1,772,389

I.	Capital				437,799		437,799		437,799
II.	Share premium account				79		79		79
III.	Revaluation surpluses				21,356		1,967		2,422
IV.	Reserves (ann. XI)				916,779		1,132,258		1,351,333
V.	Consolidation differences (ann. XII)				14,955		3,758		3,759
VI.	Conversion differences				(8,794)		(21,445)		(23,999)
VII.	Investment grants				459		739		996
	MINORITY INTERESTS
VIII.	Minority interests				8,043		10,125		11,380
	PROVISIONS, DEFERRED TAX AND LATENT TAXATION LIABILITIES				244,911		201,558		250,587

IX.	A.	Provisions for risks and charges		214,265		185,243		183,729
		1.	Pensions and similar obligations	22,964		26,893		48,782
		2.	Taxation	138		126		—
		3.	Major repairs and maintenance	4,062		3,099		2,839
		4.	Other risks and charges	187,101		155,125		132,108
	B.	Deferred tax and latent taxation liabilities		30,646		16,315		66,858
	CURRENT LIABILITIES				928,267		854,097		1,056,579

X.	Amounts payable in more than one year (ann. XIII)				203,336		126,412		312,450
	A.	Financial liabilities		198,604		121,684		307,785
		1.	Subordinated loans	—		—		—
		2.	Unsubordinated loans	83,256		49,032		41,347
		3.	Leasing and other similar obligations	899		863		1,265
		4.	Credit institutions	46,524		14,555		215,860
		5.	Other loans	67,925		57,234		49,313
	B.	Trade creditors		—		99		100
		1.	Suppliers	—		99		100
		2.	Bills of exchange payable	—		—		—
	C.	Advances received on contracts in progress		—		—		—
	D.	Other amounts payable		4,732		4,629		4,565
XI.	Amounts payable in one year or less (ann. XIII)				677,147		681,110		697,295
	A.	Current portion of amounts payable after one year		4,689		54,040		52,429
	B.	Financial debts		158,349		127,994		98,354
		1.	Credit institutions	155,578		127,576		91,692
		2.	Other loans	2,771		418		6,662
	C.	Trade debts		234,467		210,345		256,222
		1.	Suppliers	232,617		208,462		252,916
		2.	Bills of exchange payable	1,850		1,883		3,306
	D.	Advances received on contracts in progress		913		67		62
	E.	Taxes, remuneration and social security		141,616		122,373		133,183
		1.	Taxes	67,467		60,051		57,280
		2.	Remuneration and social security	74,149		62,322		75,903
	F.	Other amounts payable		137,113		166,291		157,045
XII.	Accrued charges and deferred income				47,784		46,575		46,834

TOTAL LIABILITIES					2,563,854		2,620,935		3,090,935

CONSOLIDATED PROFIT & LOSS ACCOUNT

			31 December 2001		31 December 2002		31 December 2003
			(€ thousand)
I.	Sales and operating income			2,903,703		2,923,320		3,327,593
	A.	Turnover	2,475,333		2,514,009		2,966,051
	B.	Changes in work in progress, finished goods and orders in process	36,832		(15,131)		(45,479)
	C.	Production capitalized	187,503		217,221		216,137
	D.	Other operating income	204,035		207,221		190,884
II.	Cost of sales and operating charges			(2,437,904)		(2,420,923)		(2,841,049)
	A.	Materials	711,224		701,547		929,958
		1. Purchases	721,551		740,947		961,786
		2. Changes in stocks	(10,327)		(39,400)		(31,828)
	B.	Services and miscellaneous	787,840		795,951		853,061
	C.	Wages, salaries, social charges and pensions	585,342		604,125		692,070
	D.	Depreciation and reductions in value on formation costs and on tangible and intangible fixed assets	289,570		329,722		348,418
	E.	Reductions in value on stocks, orders in process and on commercial debts	1,072		6,035		20,238
	F.	Provisions for risks and charges	41,048		(42,747)		(39,868)
	G.	Other operating charges	21,056		25,389		34,677
	I.	Depreciation on consolidation differences	752		901		2,495
III.	Operating profit			465,799		502,397		486,544
IV.	Financial income			118,876		127,990		229,724
	A.	Income from financial fixed assets	2,234		—		3,328
	B.	Income from current assets	32,912		24,090		16,454
	C.	Other financial income	83,730		103,900		209,942
V.	Financial charges			(122,820)		(136,758)		(233,522)
	A.	Interest and other debt charges	38,010		25,625		31,014
	B.	Depreciation on consolidation differences	—		—		—
	C.	Reductions in value on current assets other than those covered in II E above	170		92		75
	D.	Other financial charges	84,640		111,041		202,433
VI.	Ordinary profit before taxation			461,855		493,629		482,746

VII.	Exceptional income			112,634		109,328		114,675
	A.	Write-back of depreciation and of reductions in value on tangible and intangible fixed assets	29,820		38,483		68,279
	B.	Write-back of depreciation on consolidation differences	—		—		—
	C.	Write-back of reductions in value of financial fixed assets	1		1		—
	D.	Write-back of provisions for exceptional risks and charges	30,205		35,350		12,772
	E.	Surpluses on disposal of fixed assets	50,273		1,446		28,104
	F.	Other exceptional income	2,335		34,048		5,520
VIII.	Exceptional charges			(118,214)		(136,581)		(118,210)
	A.	Exceptional depreciation and reductions in value on formation costs on tangible and intangible fixed assets	4,099		8,690		5,806
	B.	Exceptional depreciation on consolidation differences	—		—		—
	C.	Reductions in value of financial fixed assets	—		2,354		—
	D.	Provisions for exceptional risks and charges	22,611		51,821		25,778
	E.	Deficits on disposal of fixed assets	642		670		12,996
	F.	Other exceptional charges	90,862		73,046		73,630
IX.	Profit for the year before taxation			456,275		466,376		479,211
X.	A.	Transfer from deferred tax and latent taxation liabilities		63		460		371
	B.	Transfer to deferred tax and latent taxation liabilities		—		—		—
XI.	Taxation on profits			(136,314)		(136,137)		(140,203)
	A.	Taxation	(139,957)		(136,314)		(143,986)
	B.	Adjustment of taxes and write-back of tax provisions	3,643		177		3,783
XII.	Profit of the consolidated companies			320,024		330,699		339,379
XIII.	Share in the profits (losses) of apportioned companies			(1,543)		1,114		298
	A.	Profits	89		1,168		323
	B.	Losses	(1,632)		(54)		(25)
XIV.	Consolidated profit			318,481		331,813		339,677
	A.	Minority interests	(471)		(413)		1,535
	B.	Share of the Group in the profit	318,952		332,226		338,142

Summarised presentation of the consolidated profit and loss account

		31 December 2002	31 December 2003
		(€ thousand)
I.	Ordinary profit
	Turnover	2,514,009	2,966,051
	Other income	409,311	361,542
	Operating costs and other charges	(2,090,300)	(2,490,136)
	Depreciation(1)	(330,623)	(350,913)

	Operating profit(2)	502,397	486,544
	Financial income(3)	(8,768)	(3,798)

	Ordinary profit before tax	493,629	482,746
II.	Exceptional profit	(27,253)	(3,535)
III.	Profit before tax	466,376	479,211

	Deferred taxation	460	371
	Taxation	(136,137)	(140,203)
	Share of UCB in the results of the apportioned companies	1,114	298

IV.	Profit after tax	331,813	339,677

	Profit attributable to minority interests	(413)	1,535
	Profit attributable to UCB	332,226	338,142

(1)	The detail of depreciation on fixed assets:
	Ordinary depreciation	(118,077)	(136,169)
	Depreciation on R&D costs	(212,546)	(214,744)

		(330,623)	(350,913)

	Depreciation amounted to €348,418 thousand compared with €329,722 thousand in 2002 (Item II D) plus depreciation on consolidation differences of €2,495 thousand against €901 thousand in 2002 (Item II I).
(2)	Operating profit or EBIT (Earnings Before Interest and Taxes)
(3)	Detail of financial income/charges by Sector:
	Pharma Sector	(4,515)	5,220
	Surface Specialties	(22,263)	(25,153)
	Non-sectorial activities	18,010	12,807

		(8,768)	(7,126)
	Income from non-consolidated shareholdings	—	3,328

		(8,768)	(3,798)

Main exceptional results by Sector

	31 December 2002	31 December 2003
	(€ thousand)
Pharma
Write-back of depreciation on R&D costs	31,209	52,622
Provisions for risks and charges	(10,122)	(2,591)
Restructuring costs	(15,647)	(14,243)
Depreciation	(2,035)	(2,393)
Start-up costs	(2,170)	(1,240)
Other	(640)	(2,725)

Total Pharma	595	29,430

Surface Specialties
Surplus on the sales of assets	—	20,695
Write-back of reevaluation surplus and on consolidation difference	30,483	—
Write-back of depreciation on R&D costs	1,973	3,230
Provisions for risks and charges	(12,109)	(4,581)
Restructuring (of which Films in 2003 - €11 million)	(33,318)	(44,164)
Start-up costs of industrial units and stopping of products	(2,193)	—
Litigations	(1,521)	(8,165)
Other	(1,385)	(210)

Total Surface Specialties	(18,070)	(33,195)

Non-sectorial
Surplus on the sales of assets	63	—
Write down in value	(11,458)	(830)
Other	1,617	1,060

Total non-sectorial	(9,778)	230

TOTAL	(27,253)	(3,535)

ANNEX

I.     RULES OF CONSOLIDATION

A.
Rules which govern the methods of consolidation by total integration and explanations of divergence from these rules:

  All companies, whether Belgian or foreign, in which UCB SA holds a controlling interest in law or in fact, are consolidated in accordance with the total integration method. However, those companies where UCB SA does not hold, directly or indirectly, more than 50% of the shares, but the Group exercises a decisive influence on the appointment of the majority of directors or managers, or on the direction of management, are also consolidated by the total integration method.

B.
Rules which govern the methods of consolidation by proportional integration and explanation of divergences from these rules:

        No Group company is covered by the definition of joint subsidiary.

C.
Rules which govern the methods of consolidation by apportionment and explanations of divergences from these rules:

  The companies, in which the shareholding of the Group is between 20% and 50%, and subsidiaries which are in liquidation or are dormant, have been treated by the apportionment method of consolidation.

II.    EXCLUSIVE SUBSIDIARIES

Subsidiaries consolidated by total integration and apportioned companies

PHARMA SECTOR	Proportion of capital held (in %)
Rodleben Pharma GmbH (Germany)	100
SCI du Mantois (France)	100
UCB Farchim SA (AG Ltd.) (Switzerland)	100
UCB Healthcare SNC (France)	100
UCB Healthcare GmbH (Germany)	100
UCB Pharma (Produtos Farmaceuticos) Lda. (Portugal)	100
UCB Pharma AE (Greece)	100
UCB Pharma AG (Switzerland)	100
UCB Pharma AS (Turkey)	100
UCB Pharma A/S (Norway)	100
UCB Pharma AB (Sweden)	100
UCB Pharma BV (Netherlands)	100
UCB Pharma Gesellschaft m.b.H. (Austria)	100
UCB (Pharma) Ireland Ltd. (Ireland)	100
UCB Pharma Ltd. (Great-Britain)	100
UCB Pharma OY (Finland)	100
UCB Pharma SA (Belgium)	100
UCB Pharma SA (France)	100
UCB Pharma SA (Spain)	100
UCB Pharma SRO (Czech Republic)	100
UCB Pharma SPA (Italy)	100
UCB Pharma Sp. Z.O.O. (Poland)	100
Vedim Pharma (Produtos Quimicos e Farmaceuticos) Lda. (Portugal)	100
Vedim Pharma SA (Spain)	100
Vedim Pharma SNC (France)	100
Vedim Sp. Z.O.O. (Poland)	100
Vedim Pharma GmbH (Germany)	100	*

(*)
Apportioned company

PHARMA SECTOR	Proportion of capital held (in %)
outside Europe
Korea UCB Co. Ltd. (Korea)	100
UCB (SA) (Proprietary) Ltd. (South-Africa)	100
UCB Bioproducts Inc. (USA)	100
UCB Coprom LP (USA)	100
UCB India Private Ltd. (India)	100
UCB Japan Co. Ltd. (Japan)	100
UCB Pharco Inc.(USA)	100
UCB Pharma (Thailand) Ltd. (Thailand)	100
UCB Pharma Inc. (US) (USA)	100
UCB Pharma Ltd. (Hong-Kong)	100
UCB Philippines Inc. (Philippines)	100
UCB Phip Inc. (USA)	100
UCB Research Inc. (USA)	100
Vedim SA de CV (Mexico)	100
SURFACE SPECIALTIES	Proportion of capital held(in %)
Erste Viking Resins Germany 1 GmbH (Germany)	100
Ilika Epikalipseon Hellas Epe (Greece)	100
Société Commerciale UCB SA (France)	100
Surface Specialties Austria GmbH (Austria)	100
Surface Specialties France SAS (France)	100
Surface Specialties Germany GmbH & Co. KG (Germany)	100
Surface Specialties Italy Srl (Italy)	100
Surface Specialties Kimyasal San. ve Tic. Ltd. Sti. (Turkey)	100
Surface Specialties Management Germany GmbH (Germany)	100
Surface Specialties Nordic A/S (Denmark)	100
Surface Specialties Plc. (Great-Britain)	100
Surface Specialties Iberica SL (Spain)	100
UCB (Chem) Ltd. (Great-Britain)	100
UCB Cellophane Ltd. (Great-Britain)	100
UCB Chemicals Nordic A/S (Denmark)	100
UCB Services Ltd. (Great-Britain)	100
UCB T&R Graham Ltd. (Great-Britain)	100
Vianova Resins Germany Management GmbH (Germany)	100
Viking Resins Germany Holding GmbH & Co. KG (Germany)	100
Zweite Viking Resins Germany 2 GmbH (Germany)	100
La Cellophane Española SA (Spain)	100	*
UCB Films Italia SRL (Italy)	100	*
UCB Sidac Ltd. (Great-Britain)	100	*
UCB Sidex Ltd. (Great-Britain)	100	*

(*)
Apportioned company

SURFACE SPECIALTIES	Proportion of capital held(in %)
outside Europe
Daicel-UCB Co. Ltd. (Japan)	55
Securency Pty. Ltd. (Australia)	50
Shanghai UCB Speciality Chemicals Co. Ltd. (China)	100
SK UCB Co. Ltd. (South-Korea)	50
Surface Specialties (Australia) Pty. Ltd. (Australia)	100
Surface Specialties (Thailand) Ltd. (Thailand)	96.27
Surface Specialties Chemicals International Trading (Shanghai) Co. Ltd. (China)	100
Surface Specialties Inc. (USA)	100
Surface Specialties Korea Co. Ltd. (South-Korea)	100
Surface Specialties Malaysia Sdn Bhd (Malaysia)	100
Surface Specialties UCB Inc. (Canada)	100
UCB Chip Inc. (USA)	100
UCB Flip Inc. (USA)	100	*
NON-SECTORIAL ACTIVITIES	Proportion of capital held (in %)
Actias Réassurance SA (Luxembourg)	100
Cogefina SA (Switzerland)	100
Doutors Reassurance SA (Switzerland)	100
Fin-UCB SA (Belgium)	100
Gic SA (Belgium)	100
M.I.O. Schoonaarde NV (Belgium)	100
M.I.O. Zwijnaarde NV (Belgium)	100
Pabelfima BV (Netherlands)	100
Société Financière UCB SA (Luxembourg)	100
Surface Specialties Holding Germany GmbH (Germany)	100
The Viking Trading Co. Ltd (Great-Britain)	100
UCB (Investments) Ltd (Great-Britain)	100
UCB Actias SA (Belgium)	100
UCB España SA (Spain)	100
UCB Finance NV (Netherlands)	100
UCB Fipar SA (Belgium)	100
UCB France SA (France)	100
UCB GmbH (Germany)	100
UCB Hungary Ltd. (Hungary)	100
UCB Investissements SA (Switzerland)	100
UCB Services SAS (France)	100
Vedim Ltd (Great-Britain)	100
UCB Prosol NV (in liquidation) (Belgium)	100	*
outside Europe
Fipar (Thailand) Ltd. (Thailand)	100
UCB Asia Pacific Sdn Bhd (Malaysia)	100
UCB Australia Pty Ltd (Australia)	100
UCB Chemfar Inc. (USA)	100
UCB de Mexico SA de CV (Mexico)	100
UCB do Brasil Lda. (Brazil)	100
UCB Inc. (USA)	100
UCB Singapore Private Ltd (Singapore)	100
UCB (Taiwan) Ltd. (Taiwan)	100
UNI Mediflex Private Ltd. (India)	100

(*)
Apportioned companies

III.  JOINT SUBSIDIARIES

IV.    APPORTIONED COMPANIES

V.     OTHER COMPANIES

VI.   RULES OF VALUATION

        All the assets, liabilities, rights and commitments included in the consolidated accounts have been valued in accordance with uniform rules. The rules of valuation adopted for the consolidated accounts are the same as those used by UCB SA for its annual accounts. They form an integral part of the consolidation manual sent to all Group companies. The transmission of data relating to the preparation of the consolidated balance sheet has been made in accordance with a uniform accounting plan based on the standard accounting plan laid down by Belgian legislation. If, in the financial statements of the companies included in the consolidation, certain elements on the balance sheet have not been valued in accordance with the rules adopted for the consolidated accounts, these elements have, for the purpose of consolidation, been subject to the appropriate adjustment, unless the effect would be negligible in relation to a true and fair view. Assets, liabilities and commitments of overseas subsidiaries included in the consolidation have, for the purpose of their integration in the consolidated accounts, been converted into euros either in accordance with the "monetary/ non-monetary" method, or at the rate current at the end of the year, the choice of method being that required to give a true and fair view in accordance with article 20 of the Royal Decree of the 6th March, 1990. Exchange differences which result from the application of the "monetary/non-monetary" method and the closing rate method are respectively taken to the profit and loss account and to the heading "conversion differences" in capital and reserves. Income and expenditure have been converted at the average rate over the year.

        The rates of exchange used on the 31st December 2003, have been as follows:

	Closure exchange rate		Average exchange rate
Currency 1 € = × foreign currency
	2002	2003	2002	2003
Canadian dollar	1.656	1.629	1.479	1.582
US dollar	1.048	1.261	0.942	1.130
Pound sterling	0.651	0.707	0.629	0.692
Swiss franc	1.454	1.559	1.467	1.520
Swedish crown	9.149	9.091	9.167	9.123
Norwegian crown	7.273	8.418	7.511	7.992
Danish crown	7.429	7.446	7.433	7.432
Turkish lire (100)	17,543.860	17,543.860	14,367.816	17,006.803
Polish zloty	4.024	4.717	3.852	4.403
Czech crown	31.646	32.573	30.766	31.862
Hungarian forint	236.016	262.329	243.250	253.357
South African rand	9.009	8.389	9.915	8.507
Indian rupee	50.251	57.471	45.679	52.651
Japanese yen (100)	1.243	1.349	1.179	1.309
Hong-Kong dollar	8.177	9.794	7.344	8.797
Australian dollar	1.858	1.680	1.737	1.738
New Zealand dollar	2.000	1.924	2.039	1.945
Thai baht	45.269	49.975	40.509	46.944
Singapore dollar	1.819	2.145	1.687	1.969
South Korean won (100)	12.438	15.038	11.862	13.459
Taiwan new dollar	36.430	42.863	32.492	38.889
Mexican new peso	10.989	14.164	9.055	12.189
Brazilian real	3.716	3.667	2.627	3.465
Ringitt ($ Malaysian)	3.984	4.794	3.581	4.293
Philippines peso	55.866	69.930	48.377	61.222
Euro	1.000	1.000	1.000	1.000
Argentine new peso	3.532	3.695	2.655	3.332
Renminbi Yuan	8.673	10.438	7.795	9.350

I.     Formation expenses

        Formation expenses, which are not taken in the profit and loss account of the year, in which they are incurred, are depreciated "prorata temporis" over a maximum period of five years.

II.    Intangible fixed assets

        R&D costs have been transferred to intangible fixed assets at their purchase or cost price. In order to make the previous years comparable, R&D costs capitalised have been wholly depreciated as a charge against current profits but the difference between the actual amount of depreciation taken in the year and the gross amount capitalised have been treated as a write-back of depreciation in the exceptional profits. A straight line depreciation rate of 33 1/3% has been applied to these costs, based on a three year life considering "prorata temporis".

        The depreciation of the purchase price of patents, licences and similar items is calculated either in accordance with a prudent assessment of the economic life of such intangible asset or at a minimum rate equal to that of the assets required to handle the patent or process, or by a fixed period of depreciation not lower than five years, equal to 20%, per annum considering "prorata temporis". The purchase or cost price of intangible fixed assets, other than those referred to above, and which are eligible for subsidies, have been wholly depreciated in the year in which these expenses were incurred. Software acquired which is not essential for the functioning of the computer system and of a value above €1,250 has been treated as intangible fixed assets and "prorata temporis" depreciated over five years on a straight line basis. Intangible fixed assets, whose depreciation is taken over a period of five years or less, are removed from the balance sheet along with the relevant "prorata temporis" depreciation during the fifth year following their inclusion in assets.

III.  Differences on consolidation

        The positive consolidation differences included in the assets on the consolidated balance sheet have been depreciated "prorata temporis" over a 40 year period as a fair valuation of the economic life of such intangible fixed assets. The economic life has been based on the specific advantages of the acquisition, i.e. the estimated period of recovery of the premium paid. Complementary or exceptional depreciation has been taken, if the maintenance as an asset of such difference on consolidation is no longer economically justified.

IV.    Tangible fixed assets

        Tangible fixed assets purchased from third parties have been included in the assets on the balance sheet at their purchase price; assets manufactured by the company itself have been valued at their cost price. The purchase or cost price has been depreciated on a straight line basis considering "prorata temporis". The depreciation has been calculated on the basis of the economic life of the assets concerned. The annual rates have been as follows:

Apartments and houses	3%
Administrative buildings	3%
Industrial buildings	5%
Tools	15%
Furniture and office machinery	15%
Vehicles	20%
Computer equipment and office machinery	33 1/3%
Prototype equipment	33 1/3%

        Where economic circumstances require, depreciation can be accelerated. Software acquired essential for the functioning of the computer system has been treated as tangible fixed assets and has been depreciated in accordance with the rules in force for computer equipment, being 33 1/3% per year.

        Tangible fixed assets sold to third parties have been written off at their gross value. At the same time the depreciation already taken at the end of the previous year has been written back. Any differences between the amounts realised and the residual values have resulted in surpluses or deficits, which have been included in the exceptional profits and losses.

        In the case of significant internal transfers (by sale or contribution) of a branch of activity or of a division, the assets transferred have been written back to their historical value for all internal operations of this type, which would result in a surplus of €1.25 million or more in the books of the transferring company. In this case, the surplus has been eliminated and the depreciation on the tangible fixed assets transferred calculated on the basis of their historical cost.

        Depreciation relating to tangible fixed assets, thus transferred during the year, have been calculated prorata temporis to their holding in the company.

        Reciprocally, the rule of prorata temporis applies to those tangible fixed assets entering into the balance sheet of the company following the acquisition during the year of a branch of activity or of a division.

V.     Financial fixed assets

        Apportioned shareholdings have been valued in accordance with the proportion held in shareholders' funds of the company concerned. Shareholdings which are not included in the scope of consolidation have been valued at cost price. A specific writedown has been made whenever the valuation made each year shows a permanent loss in value.

VI.   Stocks

        Bought-in items, both raw materials and supplies, have been valued at cost or market price, whichever is the lower.

        The purchase price includes the value of the purchases increased by import duties or excise taxes, transport costs and taxes not recoverable and, where appropriate, unloading costs.

        Write-offs are made annually on slow moving spares in order to achieve on a cumulative basis the same percentage write-offs as depreciation on the net corresponding tangible fixed assets. The annual charge may, however, not exceed 10% of the value of the stock of these items at the end of the year.

        Work in progress and finished goods have been valued at industrial cost, that is excluding general charges (other than factory overheads), depreciation and financial charges. This value has been reduced to likely selling prices, less related sales costs, if these are lower. Merchanted goods have been valued at their cost price or at market price at the end of the year, whichever is the lower. The purchase price of major raw materials and consumable stores, including those incorporated in work in progress and finished goods, has been fixed in accordance with the LIFO method. The purchase price of other stocks has been fixed in accordance with the FIFO method. When items included in the stocks have been the subject of internal sales within the Group at market prices, their stock value has been reduced to their cost, as if the sales had been made at cost price.

VII. Receivables and liabilities

        These are shown at their book value. Receivables have been written-down if their repayment, when due, is wholly or partly uncertain or doubtful.

VIII. Assets and commitments expressed in foreign currencies

        Non-monetary assets and liabilities (intangible and tangible fixed assets, stocks, shareholdings), resulting from an operation in a foreign currency, have been and will continue to be entered into the accounts at their acquisition value in local currency resulting from the conversion of the amount from a foreign currency at the rate of exchange in force at the day on which the operation was done. This rule also applies to the conversion into local currency of monetary receivables and payables expressed in a foreign currency.

        At the end of the year, however, the counter value in local currency of these items has been subject to revaluation on the basis of the exchange rates on the dates at which the accounts are made up; realised exchange differences on foreign currency transactions are taken to the profit and loss account, as are non-realised exchange losses, whilst non-realised exchange profits are included under accrued charges and deferred income in the balance sheet.

IX.   Provisions for risks and charges

        All the risks borne by the company have been the subject of provisions reviewed each year, in accordance with the rules of prudence, good faith and sincerity. Technical provisions for the reassurance companies are included under this heading.

X.    Income taxes

        Accounting for income taxes is based upon the following principles:

•
a current tax liability or asset is established on the estimated taxes payable or refundable, using current local tax rates;

•
a deffered tax liability or asset is established on the estimated future tax effects attributable to temporary differences and carry forwards, using local tax rates that are expected to apply to the period when the liability is settled or the asset is realised;

•
a reduction in the value of deferred tax asset is made where its realisation is not assured within the foreseeable future.

VII.    FORMATION EXPENSES

(€ thousand)
Net book value at the end of the previous year	466
Changes in the year:
—New expenses incurred	—
—Depreciation	(74)
—Conversion differences	(35)
—Other	(14)

Net book value at the end of the year	343

of which—Expenses of formation or of capital increases, loan issue expenses, and other formation expenses	343
—Restructuring costs	—

VIII.    INTANGIBLE FIXED ASSETS

		R&D costs	Concessions, patents, licences, etc.	Goodwill	Payments on account
		(€ thousand)
(a)	Cost of acquisition
	At the end of the previous year	782,256	107,854	41,037	581
	Changes in the year:
	—Purchases, including production capitalized	215,779	14,739	131,871	—
	—Disposals and write-offs (-)	(142,774)	(1,349)	—	(453)
	—Transfers from one item to another	(4,618)	4,440	—	—
	—Conversion differences	7,499	(5,518)	(19,926)	(19)
	—Other movements	—	46,728	108	(106)

	At the end of the year	858,142	166,894	153,090	3

(c)	Depreciation and write-offs
	At the end of the previous year	581,649	69,917	24,848	485
	Changes in the year:
	—Taken	219,729	14,815	7,137	—
	—Written back as excessive (-)	(64,014)	(18)	—	—
	—Cancelled following sales and disposals (-)	(135,091)	(1,258)	—	(449)
	—Transfers from one item to another	(2,959)	2,781	—	—
	—Conversion differences	5,589	(2,880)	(4,497)	(12)
	—Other movements	—	651	(1,230)	(24)

	At the end of the year	604,903	84,008	26,258	—

(d)	Net book value at the end of the year (a) - (c)	253,239	82,886	126,832	3

IX.    TANGIBLE FIXED ASSETS

		Land and buildings	Plant, machinery and equipment	Furniture and vehicles	Leasing and other similar rights	Other tangible fixed assets	Assets under construction and advance payments
		(€ thousand)
(a)	Cost of acquisition
	At the end of the previous year	320,984	896,357	85,139	13,342	13,861	49,848
	Changes in the year:
	—Purchases, including production capitalized	50,405	79,537	13,473	453	2,394	17,435
	—Disposals and write-offs (-)	(13,422)	(106,551)	(7,420)	(15)	(61)	(330)
	—Transfers from one item to another	19,307	23,494	1,100	(1,895)	441	(42,270)
	—Conversion differences	(20,161)	(46,124)	(5,506)	(447)	(103)	668
	—Other movements	85,425	52,510	13,490	(935)	(2,014)	(3,713)

	At the end of the year	442,538	899,223	100,276	10,503	14,518	21,638

(b)	Surpluses
	At the end of the previous year	705	295	13	117	2	—
	Changes in the year:
	—Taken	455	—	—	—	—	—
	—Cancelled	(277)	(54)	—	—	—	—
	—Transfers from one item to another	117	—	—	(117)	—	—
	—Conversion differences	15	—	—	—	—	—
	—Other movements	—	—	—	—	—	—

	At the end of the year	1,015	241	13	—	2	—

(c)	Depreciation and write-offs
	At the end of the previous year	113,897	595,661	61,336	8,301	10,786	1,269
	Changes in the year:
	—Taken	15,933	82,928	12,163	572	871	2
	—Written back as excessive (-)	(342)	(3,551)	(77)	—	(277)	—
	—Received from third parties	150	1,902	157	—	—	—
	—Cancelled following sales and disposals (-)	(6,697)	(76,712)	(6,239)	(13)	(57)	—
	—Transfers from one item to another	1,007	6,031	182	(741)	(5,090)	(1,211)
	—Conversion differences	(4,088)	(27,268)	(3,270)	(568)	(1,549)	(56)
	—Other movements	(868)	(16,133)	53	(52)	5,509	1

	At the end of the year	118,992	562,858	64,305	7,499	10,193	5

(d)	Net book value at the end of the year (a) + (b) - (c)	324,561	336,606	35,984	3,004	4,327	21,633

	of which—land and buildings				1,816
	—plant, machinery and equipment				9
	—furniture and vehicles				1,179

X.    FINANCIAL FIXED ASSETS

			Apportioned companies	Other companies
			(€ thousand)
1.	Share capital
	(a)	Cost of acquisition
		At the end of the previous year	6,010	3,942
		Changes in the year:
		—Purchases	—	2,917
		—Sales and disposals	—	(3,702)
		—Transfers from one item to another	(42)	—
		—Conversion differences	—	—

		At the end of the year	5,968	3,157

	(b)	Surpluses	—	—
	(c)	Write-offs	—	—

		—At the end of the previous year	—	—
		—At the end of the year	—	—

	(d)	Uncalled amounts	—	—
		—At the end of the previous year	—	—
		—Changes in the year	—	—

	(e)	Movements in the capital and reserves of apportioned companies	(824)	—
		—Share in the result for the financial period	298	—
		—Eliminations of dividends relating to this participation	(9,772)	—
		—Other movements in the capital and reserves	8,650	—

		Net book value at the end of the year (a) + (b) - (c) - (d) +/- (e)	5,144	3,157

2.	Receivables
		Net book value at the end of the previous year	—	6,899
		Changes in the year:
		—Additions	—	671
		—Repayments	—	(1,433)
		—Write-offs taken	—	—
		—Write-offs written back	—	—
		—Conversion differences	—	(634)
		—Other movements	—	2,955

		Net book value at the end of the year	—	8,458

		Cumulative write-offs of receivables at the end of the year	—	—

XI.    CUMULATIVE RESERVES

(€ thousand)
At the end of the previous year	1,132,258
Changes in the year:
—Share of the Group in the profit	338,142
—Other movements	—
—Dividend UCB SA.—own shares	598
—Declared dividend by UCB SA	(119,665)

At the end of the year	1,351,333

XII.    STATEMENT OF DIFFERENCES ON CONSOLIDATION AND APPORTIONMENT

	Consolidation differences		Apportionment differences
	positive	negative	positive	negative
	(€ thousand)
Net book value at the end of the previous year	27,733	3,759	—	—
Changes in the year:
—Arising from an increase in the percentage held	70,469	—	—	—
—Arising from a decrease in the percentage held	(780)	—	—	—
—Depreciation	(2,495)	—	—	—
—Differences taken in profit	—	—	—	—
—Other changes	—	—	—	—

Net book value at the end of the year	94,927	3,759	—	—

Deferred and latent taxation liabilities

(€ thousand)
—Deferred taxation	4,069
—Latent taxation	62,789

66,858

XIII.    CURRENT LIABILITIES

		not more than 1 year	between 1 to 5 years	over 5 years
		(€ thousand)
A.	Analysis of the amounts originally payable in more than one year according to their residual term of:
	Financial liabilities	52,429	214,233	93,552
	—Subordinate debentures	9	—	—
	—Unsubordinated debentures	—	—	41,346
	—Leasing and other similar obligations	612	1,265	—
	—Credit institutions	1,210	212,968	2,892
	—Other loans	50,598	—	49,314
	Trade creditors	—	100	—
	—Suppliers	—	100	—
	Other amounts payable	—	4,565	—

	Total	52,429	218,898	93,552

B.	Liabilities guaranteed by debentures secured or irrevocably promised on the assets of the consolidated companies
	Financial liabilities			1,957
	—Unsubordinated debentures			—
	—Leasing and other similar obligations			—
	—Credit institutions			1,957
	—Other loans			—

	Total			1,957

XIV.    PROFITS FOR THE YEAR AND PREVIOUS YEAR

A.    NET TURNOVER (€ thousand)

Geographical Distribution of turnover

	Pharma Sector		Surface Specialties		Non-Sectorial		UCB Group
Countries	2002	2003	2002	2003	2002	2003	2002	2003
Belgium	40,254	40,607	45,107	52,564	1,067	1,981	86,428	95,152
E.U.	452,489	455,674	452,042	762,313	20	63	904,551	1,218,050
Other European countries	89,596	83,322	52,260	72,635	54	3	141,910	155,960
America	575,021	588,212	282,781	351,990	117	20	857,919	940,222
Africa	16,245	20,814	11,378	16,770	—	—	27,623	37,584
Asia	298,025	271,345	169,260	222,407	—	—	467,285	493,752
Oceania	3,795	3,262	24,498	22,069	—	—	28,293	25,331

TOTAL	1,475,425	1,463,236	1,037,326	1,500,748	1,258	2,067	2,514,009	2,966,051

			Previous year	Year
B.	Average numbers employed and cost of personnel
	1.	Average number of persons employed	10,288	12,092
		—Hourly paid	2,704	3,108
		—Monthly paid	3,675	3,930
		—Management	3,909	5,054
	2.	Costs of personnel (€ thousand)	604,125	692,070
	3.	Average number of persons in Belgium	3,456	3,316
C.	Exceptional profit/loss (€ thousand)
	Detail of other exceptional profits
		—Write-back of revaluation surplus	19,389	—
		—Write-back of negative consolidation difference	11,197	—
		—Write-back of amount written off	—	4,702
	Detail of other exceptional charges
		—Restructuring	41,474	34,005
		—Costs of start-up and closure of activities	2,984	5,926
		—Commercial litigations	17,509	31,546

XV.  RIGHTS AND COMMITMENTS NOT REFLECTED IN THE BALANCE SHEET

(€ thousand)
A.	1.	Amount of personal guarantees, given or irrevocably promised by the companies included in the consolidation, as security for debts or commitments of third parties		—
	2.	Amount of assets guarantees given or irrevocably promised by the companies included in the consolidation on their own assets, as security for debts and commitments of:
			—companies included in the consolidation	3,101
			—third parties	—
	3.	Goods and assets held by third parties in their own name but for the risks and benefit of the companies included in the consolidation		—
	4.	(a)	Commitments to purchase fixed assets	18,849
		(b)	Commitments to sell fixed assets	—
	5.	(a)	Rights resulting from transactions relating to:
			—rates of interest	—
			—rates of exchange	—
			—price of raw materials or goods for resale	—
			—other similar transactions	156,611
		(b)	Commitments resulting from transactions relating to:
			—rates of interest	—
			—rates of exchange	—
			—price of raw materials or goods for resale	—
			—other similar transactions	627,012
B.	Commitments relating to technical guarantees, in respect of sales or services already provided			—
C.	Information concerning significant litigation and other major commitments not covered above			—
D.	Commitments with respect to retirement and survivors' pensions in favour of their personnel or executives, at the expense of the companies included in the consolidation			—
The Group occasionally uses derivative instruments to cover risks inherent in the ordinary course of business; no derivative financial instrument is held for speculative purposes.

XVI.    RELATIONSHIPS WITH AFFILIATED ENTERPRISES AND ENTERPRISES LINKED BY PARTICIPATING INTERESTS BUT NOT INCLUDED IN THE CONSOLIDATION

		Affiliated enterprises
		Previous year	Year
		(€ thousand)
1.	Financial fixed assets	—	—
2.	Amounts receivable	20,943	16,951

	—after one year	17,696	11,439
	—within one year	3,247	5,512
3.	Current investments	—	—
4.	Amounts payable	13,072	5,105

	—after one year	—	—
	—within one year	13,072	5,105
7.	Financial results
	—Income from currents assets	1,053	758
	—Debt charges	281	472

XVII.    FINANCIAL RELATIONSHIPS WITH DIRECTORS

(€ thousand)
Total amount of remuneration granted during the year to the directors for their responsibilities in the consolidating company, its subsidiaries and its affiliated companies, including the amounts in respect of retirement pensions granted in respect of the same period to former directors.	4,232

NOTES ON THE CONSOLIDATED BALANCE SHEET

Assets

		31 December 2002	31 December 2003	Difference
		(€ thousand)
I.	Formation expenses	466	343	-123
	This item contains the formation expenses and other costs of the first setting up of the companies in the Group, which have been depreciated annually.
II.	Intangible fixed assets	254,829	462,960	+208,131
	The intangible fixed assets include, at their original cost, as it appears in the books of the companies in the Group, all the working capital and industrial property rights, together with the research and development costs and goodwill.
	The net increase of €208,131 thousand is explained as follows:
	—investments in the year		362,389
	—depreciation in the year		(241,681)
	—write-back of depreciation on R&D costs		64,032
	—differences conversion rates and miscellaneous		23,391
III.	Consolidation differences	27,732	94,927	+67,195
	The increase is mainly due to acquisition premiums in the new companies included in the consolidation for the first time
IV.	Tangible fixed assets	589,413	726,115	+136,702
	The tangible fixed assets include all the land, buildings, equipment and furniture, at their original cost, as it appears in the books of the companies in the Group.
	The net increase of €136,702 thousand in the tangible fixed assets of the Group is as follows:
	—investments in the year		163,697
	—depreciation in the year		(108,222)
	—conversion differences		(34,874)
	—sales and disposals		(38,081)
	—movements in the consolidation scope and other		154,182
V.	Financial fixed assets	16,851	16,759	-92
	This item consists mainly of the shareholdings and receivables relating to the non-consolidated companies.
VI	Receivables of more than one year	71,856	45,821	-26,035
	The decrease is basically due to receivables of Fin.UCB which have been transferred to the receivables of one year or less for an amount of €22 million and a reduction in the receivables of Société Financière UCB.
VII.	Stocks	415,609	403,946	-11,663
	The value of stores, raw materials, consumables, work in progress and finished goods have decreased. They have increased in some subsidiaries and decreased in others.
VIII.	Receivables of one year or less	683,518	799,570	+116,052
	The increase mainly comes from companies included for the first time in the consolidation (ex-Solutia) and from commercial receivables in the subsidiaries.
IX.	Investments	443,136	392,519	-50,617
	This item covers mainly term deposits for one month or more.

Liabilities

		31 December 2002	31 December 2003	Difference
		(€ thousand)
I.	Capital	437,799	437,799	—
II.	Share premium account	79	79	—

		437,878	437,878	—
III. to VI. Group reserves		1,116,538	1,333,515	+216,977
	The increase of €216,977 thousand is explained as follows:
	—profits in the year of the Group	338,142
	—dividend declared by UCB SA	(119,665)
	—differences on exchange rates and others	(1,500)
VII.	Investment grants	739	996	+257
	This item consists of grants received or to be received from governments by various companies in the Group and intended to be released to the profit and loss account year by year, in co-ordination with the depreciation charges on the corresponding fixed assets.
VIII.	Minority interests	10,125	11,380	+1,255
	This item covers the share of third parties in the shareholders' funds of the consolidated companies. The increase comes mainly from Securency Pty Ltd., Surface Specialties Thailand and Daicel UCB.
IX.	Provisions for risks and charges and deferred taxation	201,558	250,587	+49,029
	This increase mainly results from deferred taxation of the companies included in the consolidation for the first time.
X.	Amounts payable in more than one year	126,412	312,450	+186,038
	The increase is mainly due to the increase in credit institutions for UCB SA.
XI.	Amounts payable in one year or less	681,110	697,295	+16,185
	The difference is mainly due to movements in opposite directions of financial and commercial amounts payable.

NOTES ON THE CONSOLIDATED PROFIT AND LOSS ACCOUNT

	31 December 2002	31 December 2003
	(€ thousand)
Ordinary profits
—Turnover	2,514,009	2,966,051
Turnover amounted to €2,966,051 thousand, an increase of 18% compared to the previous year
—Operating profit	502,397	486,544
Gross operating profit was equivalent to 14.6% of turnover, an decrease of 3.2% compared to 2002.
—Financial income	(8,768)	(3,798)
This includes income from non-consolidated shareholdings of the portfolio for €3,328 thousand, as was not the case in 2002.
—Ordinary profits before taxation	493,629	482,746
A decrease of 2.2% compared to the previous year

Exceptional profits	(27,253)	(3,535)
The detail of these exceptional items, which also include depreciation and provisions, has been shown separately at the end of the profit and loss account. Due to the modification of depreciation to prorata temporis, the write back of the R&D depreciation is €41,975 thousand higher than in 2002

Profits before taxation	466,376	479,211
—Deferred taxation	460	371
This item covers the deferred taxation relating to the subsidies included in the profits
—Taxation	(136,137)	(140,203)
—Share of UCB in the profits of apportioned companies	1,114	298
This item covers the share of the profits after taxation of the apportioned companies, such share being calculated in proportion to the number of shares held by the Group in these companies.

Profits after taxation	331,813	339,677

Share of UCB in the consolidated profits

The share of UCB in the consolidated profit of €339,677 thousand amounted to €338,142 thousand. In 2002, there was a consolidated profit of €331,813 thousand and the share of UCB in that profit was €332,226 thousand.

AUDITORS' REPORT

Ladies and Gentlemen,

        In accordance with the legal and regulatory requirements, we have the honour to report to you on the implementation of the audit task which you have entrusted to us.

        We have audited the consolidated accounts as drawn up under the responsibility of the Board of Directors of the company for the year ended on the 31st December, 2003, in which the total balance sheet amounted to €3,091 million, and the profit and loss account showed a consolidated profit for the year of €338 million (share of the Group). The annual accounts of certain subsidiaries included in the consolidation have been checked by other external auditors. We have based our audit on their certificates and we have made specific additional checks in the context of the consolidation. We have also checked the consolidated management report.

Unqualified approval of the consolidated accounts.

        Our checks have been made in accordance with the norms of the "Institut des Reviseurs d'Entreprises". These professional norms demand that our audit should be organised and implemented in such a manner as to obtain a reasonable assurance that the consolidated accounts do not include any significant errors, taking account of the legal and regulatory requirements applicable in Belgium.

        In accordance with these norms, we have taken account of the organisation of the consolidated group in terms of administration and accounting, together with its systems of internal control. We have obtained the explanations and information required for our audit. We have examined by sample the proofs of the amounts included in the annual accounts. We have evaluated the bases of the rules of evaluation, the rules of consolidation and any significant accounting estimates made by the company, together with the presentation of the consolidated accounts as a whole. We believe that the work done by ourselves and by those of our colleagues who have audited the accounts of the subsidiaries, provide a reasonable basis for the expression of our opinion.

        In our view, based on our audit work and on the reports of our colleagues, the consolidated accounts for the year ended on the 31st December, 2003 give a true view of the assets, the financial situation and the consolidated profits, in accordance with the legal and regulatory requirements applicable in Belgium, and the information given in the annex is appropriate.

        In addition, the consolidated management report contains the information required by law and is in agreement with the consolidated accounts.

Brussels, 7th April, 2004
The Auditors
(College of "Commissaires")

E. ATTOUT                                D. GOOSSENS

CONSOLIDATED CASH FLOW STATEMENT

	31 December 2001	31 December 2002	31 December 2003
	(€ thousand)

Trading activities
Net profits	318,481	331,813	339,677
Net change in the apportioned companies	1,631	16,218	9,474
Depreciation (including write-offs)	264,777	327,349	307,535
Provisions for risks and charges	65,320	(26,679)	(26,109)
Surpluses or deficits on the sale of assets	(49,631)	(776)	(15,108)
Gross margin from autofinancing (trading)	600,578	647,925	615,469
Net change in the requirement for working capital	(127,129)	(50,957)	62,498
NET CHANGE IN THE CASH REQUIRED FOR TRADING (a)	473,449	596,968	677,967
Investment activities
Purchase of assets and shareholdings	(376,896)	(383,997)	(869,414)
Sale of assets and shareholdings	54,915	2,465	116,792
NET CHANGE IN THE CASH REQUIRED FOR INVESTMENTS (b)	(321,981)	(381,532)	(752,622)
Financing activities
Increase in capital (including issue premiums)	—	—	—
Increase in shares held by third parties	—	4,318	864
Capital surpluses received	949	1,936	1,476
Net change in loans	680	(62,802)	197,351
Net change in financial debts in one year or less	(11,026)	32,938	(19,688)
Dividends paid	(95,325)	(112,095)	(117,825)
NET CHANGE IN THE CASH REQUIRED FOR FINANCING (c)	(104,722)	(135,705)	62,178
NET CHANGE IN CASH (d)=(a)+(b)+(c)	46,746	79,731	(12,477)
Conversion differences & changes in the scope of consolidation (e)	5,130	(2,787)	(9,636)
Cash at the beginning of the year (f)	375,960	427,836	504,780
Cash at the end of the year (g)=(d)+(e)+(f)	427,836	504,780	482,667

Note:
The figures shown in the table above have not been audited.

APPENDIX V

Additional Information

1      Responsibility

(a)
The UCB Directors, whose names are set out in paragraph 2(a) of this Appendix V, accept responsibility for the information contained in this document, other than that relating to the Celltech Group, the Celltech Directors and their immediate families, related trusts and persons connected with them, for which the Celltech Directors accept responsibility as set out below. To the best of the knowledge and belief of the UCB Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)
The Celltech Directors, whose names are set out in paragraph 2(c) of this Appendix V, accept responsibility for the information contained in this document relating to the Celltech Group, themselves and their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Celltech Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2      Directors and Executive Committee

(a)
The UCB Directors are as follows:

Mr Mark Eyskens
Baron Daniel Janssen
H.R.H. Prince Lorenz of Belgium
Mr Alan Blinken
Baron Karel Boone
Baron Georges Jacobs
Mr Eric Janssen
Guy Keutgen
Countess Diego du Monceau de Bergendal
Mrs Jean van Rijckevorsel
Dr Jean-Louis Vanherweghem

  The members of UCB's Executive Committee who are not also UCB Directors are Roch Doliveux and Benoit Van Assche.

(b)
The following list sets out the name and position of each Director and member of the Executive Committee of UCB. Unless otherwise indicated, each person listed below is a citizen of the Kingdom of Belgium. Unless otherwise indicated, the present principal business address of the company in which such employment is conducted is at UCB's principal executive office, at Allée de la Recherche 60, B-1070 Brussels, Belgium, and the business telephone number is +32 2 559 9999.

  Mark Eyskens, Independent Director and Chairman of the Board, Member of the Audit Committee. Mr Eyskens has been a director and the Chairman of the Board since 1999. He served as a member of the Belgium Parliament from 1977–2003, during which time he held several important ministerial positions, including Prime Minister, Minister of Foreign Affairs and Minister of Finance.

  Baron Daniel Janssen, Deputy Chairman of the Board, Chairman of the Remuneration and Appointments Committee. Baron Janssen has been the Deputy Chairman of the UCB Board since 1988. He currently serves as Chairman of the Board for each of Financière d'Obourg, Financière de Tubize and Solvay. He is also a director of Fortis Bank.

  H.R.H. Prince Lorenz of Belgium, Independent Director.    Prince Lorenz has been a director of UCB since 2001. He has been a member of the Royal Family of Belgium since 1984.

  Alan John Blinken, Independent Director.    Mr Blinken is a citizen of the United States. Mr Blinken has served as a director of UCB since 2000. He served as Ambassador of the United States to Belgium from 1993 until 1998, and has been a private investor since 1992. His principal business address is 114 Old Mill Road, Ketchum, Idaho 83340, USA and his business phone number is +1 208 726 6590.

  Baron Karel Boone, Independent Director, Member of the Remuneration and Appointments Committee. Baron Boone has served as a director of UCB since 2000. He joined the board of directors of Lotus Bakeries (then Lotus Biscuits) in 1966 as an executive member, and has served as its Chief Executive Officer since 1974. He has been the Chairman of the board of directors of Lotus Bakeries since 1992. Baron Boone's principal business address is Lotus Bakeries, Gentstraat 52 B-9971 Lembeke, Belgium and his business telephone number is +32 9 376 2611.

  Baron Georges Jacobs, Executive Director, Chairman of the Executive Committee, Member of the Remuneration and Appointments Committee. Baron Jacobs has been a director of UCB since 1990. He joined UCB in 1970 and has been Chairman UCB's Executive Committee since 1987. Prior to then, he served as the Financial Director and Director-General of UCB's Pharma Sector.

  Eric Janssen, Director, Chairman of the Audit Committee.    Mr Janssen has been a director of UCB since 1977. He also serves on the board of directors of Financière d'Obourg and Financière de Tubize and is retired.

  Guy Keutgen, Independent Director, Member of the Audit Committee.    Mr Keutgen has been a director of UCB since 1990. He served as the Director Secretary General of the Belgian Federation of Enterprises until 2003.

  Countess Diego du Monceau de Bergendal, Director, Member of the Remuneration and Appointments Committee. Countess du Monceau de Bergendal has served as a director of UCB since 1994. She is also a member of the boards of directors of Financière d'Obourg and Financière de Tubize.

  Mrs Jean van Rijckevorsel, Director.    Mrs van Rijckevorsel has been a director of UCB since 1992. She is also a member of the board of directors of Financière d'Obourg and Financière de Tubize.

  Jean-Louis Vanherweghem, Independent Director.    Dr Vanherweghem has served as a director of UCB since 1999. He has headed the department of nephrology, dialysis and renal transplantation at the Erasme Hospital in Brussels and has been a full professor at the Faculty of Medicine of the University of Louvain, Belgium for more than five years. Dr Vanherweghem's principal business address is Erasme Hospital, Lennik Road 808, 1070 Brussels, Belgium, and his business telephone number is +32 2 555 3334.

  Roch Doliveux, Vice President of Executive Committee and Director General of the Pharma Sector.    Mr Doliveux's country of citizenship is France. Mr Doliveux has been the Vice President of UCB's Executive Comittee since 2003, and the Director-General of the Pharma Sector since 2003. In 2003, he was the Director General of Pierre Fabre S.A. and the Chairman of the Executive Committee of Pierre Fabre Medicament S.A.. From 2000 to 2003, Mr Doliveux was President of Schering-Plough International. He served as Senior Vice President of Schering-Plough Corporation from 1995 until 2000.

  Benoit Van Assche, Member of the Executive Committee and Director General of Surface Specialities. Mr Van Assche has served on the Executive Committee since 1987. Mr Van Assche has been the Director-General of Surface Specialities since 1997, prior to which he was the Director-General of the Pharma Sector (then UCB Pharma) from 1987-1997.

(c)
The Celltech Directors and their respective functions are as follows:

Dr Peter Fellner	Chairman
Dr Göran Ando	Chief Executive
Mr Peter Allen	Deputy CEO and Chief Financial Officer
Dr Melanie Lee	Research and Development Director
Mrs Ingelise Saunders	Global Commercial Director
Sir Tom Blundell FRS KB	Non-Executive Director
Professor Christopher Edwards FRSE	Non-Executive Director
Dr Marvin Jaffe	Non-Executive Director
Mr Michael Newmarch	Non-Executive Director
Dr Peter Read	Non-Executive Director
Mr Philip Rogerson	Non-Executive Director
Mr Peter Cadbury	Non-Executive Director

        Celltech's registered office is at 208 Bath Road, Slough, Berkshire, SL1 3WE and the telephone number is + 44 1753 534655.

3      Market Quotations

        The following table shows the closing middle market quotation of Celltech Shares and Celltech ADSs, as derived from the Official List or, as the case may be, the last reported sale price of a Celltech ADS reported on the NYSE Composite Transaction Tape, respectively, on:

(a)
the first Business Day or US business day, respectively, of each of the six months immediately prior to the date of this document;

(b)
17 May 2004 (being the last Business Day (and the last US business day) prior to commencement of the Offer Period); and

(c)
18 May 2004 (being the latest practicable date prior to the publication of this document).

Date	Celltech Shares	Celltech ADSs
	(pence)	($)
1 December 2003	375.00	13.10
2 January 2004	372.00	13.54
2 February 2004	398.00	15.10
1 March 2004	410.25	15.50
1 April 2004	454.50	16.91
3 May 2004	420.25	14.88
17 May 2004	430.50	15.41
18 May 2004	542.00	19.98

        Celltech Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange. Celltech ADSs are listed and traded on the New York Stock Exchange. The following table sets out, for the periods indicated, the high and low Closing Prices for Celltech Shares and Celltech ADSs.

	Celltech Shares		Celltech ADSs
	High	Low	High	Low
	(pence)	(pence)	(US$)	(US$)
Calendar Year 2002
First Quarter	902.00	588.00	26.50	17.19
Second Quarter	688.50	490.00	20.23	15.03
Third Quarter	520.00	298.75	15.76	9.44
Fourth Quarter	391.00	290.00	12.28	9.10
Calendar Year 2003
First Quarter	370.00	266.50	11.95	8.67
Second Quarter	368.50	250.00	12.25	8.05
Third Quarter	368.75	318.25	11.84	10.02
Fourth Quarter	459.00	340.00	15.50	11.76
Calendar year 2004
First Quarter	465.50	358.00	17.24	13.35

        As of 18 May 2004 (being the latest practicable date prior to the posting of this document), 278,128,673 Celltech Shares were issued and outstanding, of which 5,839,418 were represented by Celltech ADSs.

4      Shareholdings and dealings

        For the purposes of this paragraph 4, "disclosure period" means the period commencing on 18 May 2003 (being the date 12 months prior to the commencement of the Offer Period) and ending on 18 May 2004 (being the last day prior to the publication of this document).

(a)   Shareholdings and dealings in Celltech Shares and Celltech ADSs

(i)
As at 17 May 2004 (being the latest practicable date prior to publication of this document), the interests of the Celltech Directors, (so far as the Celltech Directors are aware, having made due and careful enquiry) their immediate families and connected persons (within the meaning of section 346 of the Companies Act), all of which are beneficial unless otherwise stated, in the share capital of Celltech (as shown in the register required to be kept under section 325 of the Companies Act or which have been notified or are required to be notified to Celltech pursuant to sections 324 or 328 of the Companies Act) as at the last day of the disclosure period were as follows:

Name	Number of Celltech Shares
Dr Peter Fellner	313,588	(1)
Dr Göran Ando	30,000
Mr Peter Allen	112,601	(2)
Dr Melanie Lee	34,255
Prof Christopher Edwards FRS KB	936	(3)
Dr Marvin Jaffe	600	(4)
Mr Michael Newmarch	10,000
Dr Peter Read	1,985	(5)
Mr Peter Cadbury	10,000	(6)

(1)
Includes 2,200 Celltech Shares held by Mrs Jennifer Fellner and 18,000 Celltech Shares held in the joint names of Dr Peter and Mrs Jennifer Fellner.

(2)
Includes 10,000 Celltech Shares held by Mrs Clare Allen.

(3)
Held by Mrs Sally Edwards.

(4)
Consists of 300 Celltech ADSs.

(5)
Includes 260 Celltech Shares held by Mrs Norma Read.

(6)
Held through a discretionary trust.

  As at 17 May 2004 (being the latest practicable date prior to publication of this document), the following options or awards over Celltech Shares have been granted to the Celltech Directors under the Celltech Share Plans and remain outstanding:

Name	Scheme	Number of Celltech Shares under option	Date of Grant	Exercise price per Celltech Share		First Exercise Date	Last Exercise Date
Dr Göran Ando	Celltech Deferred Bonus Scheme UK	18,686 18,685	05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost		05 Apr 2006 05 Apr 2005	05 Apr 2014 05 Apr 2014
	Celltech Deferred Bonus Scheme UK NI	2,743 2,743	05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost		05 Apr 2006 05 Apr 2005	05 Apr 2014 05 Apr 2014
	Celltech Group plc 2001 Discretionary Share Option Scheme	10,452	22 Apr 2003	287	p	23 Apr 2006	21 Apr 2013
	Celltech Group plc 2001 Discretionary Share Option Scheme (NI)	106,896 17,615	22 Apr 2003 06 Apr 2004	287 450	p p	23 Apr 2006 07 Apr 2007	21 Apr 2013 05 Apr 2014
	Celltech Group plc 2001 Discretionary Share Option Scheme (Unapproved UK)	728,223 120,000	22 Apr 2003 06 Apr 2004	287 450	p p	23 Apr 2006 07 Apr 2007	21 Apr 2013 05 Apr 2014
Mr Peter Allen	Celltech Chiroscience 1999 Executive Share Option Scheme (Approved)	3,083	26 Apr 2000	973	p	27 Apr 2003	25 Apr 2010
	Celltech Chiroscience 1999 Executive Share Option Scheme (Unapproved A)	31,903 33,426	26 Apr 2000 04 Apr 2001	973 1115	p p	27 Apr 2003 05 Apr 2004	25 Apr 2010 03 Apr 2011
	Celltech Chiroscience 1999 Executive Share Option Scheme (Unapproved B)	12,814 16,713	26 Apr 2000 04 Apr 2001	973 1115	p p	27 Apr 2003 05 Apr 2004	25 Apr 2010 03 Apr 2011

	Celltech Deferred Bonus Scheme UK	8,761 8,762 17,995 17,994 13,544 13,544	14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003 05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		14 Mar 2003 14 Mar 2004 25 Mar 2005 25 Mar 2004 05 Apr 2005 05 Apr 2006	14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013 05 Apr 2014 05 Apr 2014
	Celltech Deferred Bonus Scheme UK NI	1,183 1,183 2,642 2,642 1,989 1,989	14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003 05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		14 Mar 2004 14 Mar 2003 25 Mar 2004 25 Mar 2005 05 Apr 2005 05 Apr 2006	14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013 05 Apr 2014 05 Apr 2014
	Celltech Group plc 2001 Discretionary Share Option Scheme (NI)	13,279 36,442 11,744	09 Apr 2002 22 Apr 2003 06 Apr 2004	615 287 450	p p p	10 Apr 2005 23 Apr 2006 07 Apr 2007	08 Apr 2012 21 Apr 2013 05 Apr 2014
	Celltech Group plc 2001 Discretionary Share Option Scheme (Unapproved UK)	98,302 248,257 80,000	09 Apr 2002 22 Apr 2003 06 Apr 2004	615 287 450	p p p	10 Apr 2005 23 Apr 2006 07 Apr 2007	08 Apr 2012 21 Apr 2013 05 Apr 2014
Dr Melanie Lee	Celltech Chiroscience 1999 Executive Share Option Scheme (Unapproved A)	25,351 26,331	26 Apr 2000 04 Apr 2001	973 1115	p p	27 Apr 2003 05 Apr 2004	25 Apr 2010 03 Apr 2011
	Celltech Chiroscience 1999 Executive Share Option Scheme (Unapproved B)	12,649 13,166	26 Apr 2000 04 Apr 2001	973 1115	p p	27 Apr 2003 05 Apr 2004	25 Apr 2010 03 Apr 2011
	Celltech Deferred Bonus Scheme UK	6,493 6,493 16,623 16,624 11,610 11,610	14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003 05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		14 Mar 2003 14 Mar 2004 25 Mar 2004 25 Mar 2005 05 Apr 2005 05 Apr 2006	14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013 05 Apr 2014 05 Apr 2014
	Celltech Deferred Bonus Scheme UK NI	877 877 2,441 2,441 1,705 1,705	14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003 05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		14 Mar 2003 14 Mar 2004 25 Mar 2004 25 Mar 2005 05 Apr 2005 05 Apr 2006	14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013 05 Apr 2014 05 Apr 2014
	Celltech Group 1993 Unapproved Executive Share Option Scheme	76,080	24 Sep 1998	262	p	19 Aug 1999	23 Aug 2008
	Celltech Group plc 2001 Discretionary Share Option Scheme	10,452	22 Apr 2003	287	p	23 Apr 2006	21 Apr 2013
	Celltech Group plc 2001 Discretionary Share Option Scheme (NI)	11,905 29,691 10,276	09 Apr 2002 22 Apr 2003 06 Apr 2004	615 287 450	p p p	10 Apr 2005 23 Apr 2006 07 Apr 2007	08 Apr 2012 21 Apr 2013 05 Apr 2014
	Celltech Group plc 2001 Discretionary Share Option Scheme (Unapproved UK)	88,136 202,265 70,000	09 Apr 2002 22 Apr 2003 06 Apr 2004	615 287 450	p p p	10 Apr 2005 23 Apr 2006 07 Apr 2007	08 Apr 2012 21 Apr 2013 05 Apr 2014
Mrs Ingelise Saunders	Celltech Deferred Bonus Scheme UK	1,497 1,496 11,396 11,397 11,040 11,040	14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003 05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		14 Mar 2004 14 Mar 2003 25 Mar 2004 25 Mar 2005 05 Apr 2005 05 Apr 2006	14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013 05 Apr 2014 05 Apr 2014

	Celltech Deferred Bonus Scheme UK NI	202 202 1,674 1,673 1,621 1,621	14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003 05 Apr 2004 05 Apr 2004	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		14 Mar 2003 14 Mar 2004 25 Mar 2005 25 Mar 2004 05 Apr 2006 05 Apr 2005	14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013 05 Apr 2014 05 Apr 2014
	Celltech Group plc 2001 Discretionary Share Option Scheme	3,370	19 Oct 2001	890	p	20 Oct 2004	19 Oct 2011
	Celltech Group plc 2001 Discretionary Share Option Scheme (NI)	4,095 7,169 24,282 8,808	19 Oct 2001 09 Apr 2002 22 Apr 2003 06 Apr 2004	890 615 287 450	p p p p	20 Oct 2004 10 Apr 2005 23 Apr 2006 07 Apr 2007	19 Oct 2011 08 Apr 2012 21 Apr 2013 05 Apr 2014
	Celltech Group plc 2001 Discretionary Share Option Scheme (Unapproved UK)	30,337 53,073 165,418 60,000	19 Oct 2001 09 Apr 2002 22 Apr 2003 06 Apr 2004	890 615 287 450	p p p p	20 Oct 2004 10 Apr 2005 23 Apr 2006 07 Apr 2007	19 Oct 2011 08 Apr 2012 21 Apr 2013 05 Apr 2014
Dr P J Fellner	Celltech Chiroscience 1999 Executive Share Option Scheme	2,690 48,261 49,776 24,039 52,466	04 Apr 2001 26 Apr 2000 04 Apr 2001 26 Apr 2000 04 Apr 2001	1115 973 1115 973 1115	p p p p p	05 Apr 2004 27 Apr 2003 05 Apr 2004 27 Apr 2003 05 Apr 2004	30 June 2004 30 June 2004 30 June 2004 30 June 2004 30 June 2004
	Celltech Deferred Bonus Scheme UK	7,569 7,569 15,731 15,731 33,354 33,355	08 Jan 2001 08 Jan 2001 14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		08 Jan 2003 08 Jan 2002 14 Mar 2004 14 Mar 2003 25 Mar 2004 25 Mar 2005	08 Jan 2011 08 Jan 2011 14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013
	Celltech Deferred Bonus Scheme UK NI	1,022 1,022 2,124 2,124 4,897 4,897	08 Jan 2001 08 Jan 2001 14 Mar 2002 14 Mar 2002 25 Mar 2003 25 Mar 2003	Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost Nil Cost		08 Jan 2003 08 Jan 2002 14 Mar 2004 14 Mar 2003 25 Mar 2005 25 Mar 2004	08 Jan 2011 08 Jan 2011 14 Mar 2012 14 Mar 2012 25 Mar 2013 25 Mar 2013
	Celltech Group 1993 Executive Share Option Scheme	120,000	17 Jan 1997	580	p	19 Aug 1999	30 June 2004
	Celltech Group plc 2001 Discretionary Share Option Scheme	154,878	09 Apr 2002	615	p	10 Apr 2005	30 June 2004
	Celltech Group plc 2001 Discretionary Share Option Scheme (NI)	20,920	09 Apr 2002	615	p	10 Apr 2005	30 June 2004

  In addition, as at 17 May 2004 (being the latest practicable date prior to publication of this document), the following options have been granted to the Celltech Directors under the Celltech Group plc Sharesave Scheme and remain outstanding:

Name	Number of Celltech Shares under option	Date of Grant	Monthly savings	Exercise price per Celltech Share		First Exercise Date	Last Exercise Date
Dr Göran Ando	2,561	29 Apr 2004	£250	368	p	1 June 2007	30 Nov 2007
Mr Peter Allen	3,987	17 Apr 2003	£250	237	p	1 June 2006	30 Nov 2006
Dr Melanie Lee	1,697 4,158	26 Jan 2000 17 Apr 2003	£100 £150	433 237	p p	1 Mar 2007 1 June 2008	31 Aug 2007 30 Nov 2008
Mrs Ingelise Saunders	3,987	17 Apr 2003	£250	237	p	1 June 2006	30 Nov 2006

(ii)
The Celltech Directors have given irrevocable undertakings to accept the Offer in respect of the following numer of Celltech Shares beneficially owned and controlled by them:

Name	Number of Celltech Shares
Dr Peter Fellner	293,388
Dr Göran Ando	30,000
Mr Peter Allen	102,601
Dr Melanie Lee	34,255
Dr Marvin Jaffe	600	(1)
Mr Michael Newmarch	10,000
Dr Peter Read	1,725

(1)
(represented by 300 Celltech ADSs)

(iii)
The following members of the immediate families of the Celltech Directors have given irrevocable undertakings to accept the Offer in respect of the following number of Celltech Shares beneficially owned and controlled by them:

Name	Number of Celltech Shares
Mrs Norma Read	260
Mrs Jennifer Fellner	2,200
(iv)
The following Celltech Directors and members of their immediate families have given irrevocable undertakings to accept the Offer in respect of the following number of Celltech Shares jointly beneficially owned and controlled by them:

Name	Number of Celltech Shares
Dr Peter and Mrs Jennifer Fellner	18,000
(v)
During the disclosure period the following dealings for value in relevant securities of Celltech by Celltech Directors or members of their immediate families have taken place:

Director	Number of Celltech Shares	Date	Transaction	Price (p)
Dr Marvin Jaffe	620	2 February 2004	Sale	407.5
(vi)
As at 17 May 2004 (being the latest practicable date prior to publication of this document), JPMorgan and its affiliates owned or controlled 33,117 Celltech Shares and 3,924 Celltech ADSs and had a short position of 11,950 Celltech Shares.

(vii)
As at 17 May 2004 (being the latest practicable date prior to publication of this document), Morgan Stanley and its affiliates owned or controlled 168,710 Celltech ADSs and had a short position of 555,159 Celltech Shares.

(viii)
As at 17 May 2004 (being the latest practicable date prior to publication of this document), pension funds of Celltech or its subsidiaries, owned or controlled the following number of Celltech Shares:

Name	Number of Celltech Shares
Standard Life	1,184,410
Legal & General	9,690,000

(b)   General

(i)
None of UCB, its subsidiaries, the UCB Directors, any members of such directors' immediate families or any connected person (within the meaning of section 346 of the Companies Act), including Financière d'Obourg S.A. and Financière de Tubize S.A., or any person deemed to be acting in concert with UCB for the purposes of the Offer owned or controlled or (in the case of the UCB Directors, their immediate families and connected persons) was interested, directly or indirectly, in any Celltech Securities on the last day of the disclosure period, nor has any such person dealt for value in any Celltech Securities during the disclosure period.

(ii)
Save as disclosed in this paragraph 4, none of Celltech, the Celltech Directors, any members of such directors' immediate families nor any connected person (within the meaning of section 346 of the Companies Act) owned or controlled or (in the case of the Celltech Directors, their immediate families and connected persons) was interested, directly or indirectly, in any relevant securities on the last day of the disclosure period, nor has any such person dealt for value in (or, in the case of Celltech, repurchased or redeemed) any relevant securities during the disclosure period.

(iii)
Save as disclosed in this paragraph 4, no bank, stockbroker, financial or other professional adviser to Celltech or to any subsidiary or associated company of Celltech, nor any person (other than an exempt market maker) controlling or controlled by or under the same control as any such bank, stockbroker, financial or other professional adviser, nor any subsidiaries of Celltech, nor any pension fund of Celltech or any of its subsidiaries, nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) connected with Celltech, owned or controlled any Celltech Securities on the last day of the disclosure period, nor has any such person dealt for value therein during the period from announcement of the Offer to close of business on 17 May 2004 (being the latest practicable date prior to the publication of this document).

(iv)
Neither UCB nor any person acting in concert with UCB for the purposes of the Offer nor Celltech, has any arrangement with any person in relation to Celltech Securities. For these purposes "arrangement" includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

(v)
UCB's principal shareholder, Financière d'Obourg S.A., a société anonyme organised under the laws of Belgium which is listed on Euronext Brussels, owns approximately 40.3 per cent. of its issued and outstanding share capital. Financière d'Obourg's business address is Allée de la Recherche 60, B-1070 Brussels, Belgium and its telephone number is +32 2 653 8808. Financière d'Obourg is a holding company which derives the majority of its revenues from a limited investment portfolio, with its main source of revenue deriving from its investment in UCB. Financière d'Obourg is controlled by Financière de Tubize S.A., a société anonyme organised under the laws of Belgium, which is listed on Euronext Brussels, and which holds approximately 70.1 per cent. of Financière d'Obourg's issued and outstanding share capital. Financière de Tubize's principal business address is Allée de is Recherche 60, B-1070 Brussels, Belgium and its telephone number is +32 2 653 8808. Financière de Tubize's principal activity is operating as a holding company and is owned as to approximately 70.2 per cent. by the Janssen family. The board of directors of Financière de Tubize is comprised of four members—Baron Daniel Janssen (Chairman), Eric Janssen (Director), Countess Diégo du Monceau de Bergendal (Director) and Jonkheer Jean van Rijckevorsel (Director)—all of whom are members of UCB's board of directors. See Appendix V, paragraph 2—"Directors and Executive Committee".

(c)   Definitions

        References in this paragraph 4 to:

(i)
an "affiliate" of a company are to persons controlling, controlled by or under the same control as the company;

(ii)
an "associate" of a company are to:

(1)
a company's subsidiaries, and associated companies, and companies of which any such companies are associated companies. For this purpose ownership of interests of 20 per cent. or more of the equity share capital of a company is the test of associated company status;

(2)
banks and financial and other professional advisers (including stockbrokers) to the company or companies covered in sub-paragraph (1) above, including affiliates of such banks, financial or other professional advisers;

(3)
the directors of the company and the directors of any company covered in sub-paragraph (1) above (together in each case with their close relatives and related trusts); and

(4)
the pension funds of the company or a company covered in sub-paragraph (1) above;

(iii)
a "bank" do not apply to a bank whose sole relationship with Celltech or with UCB or a company covered in sub-paragraph (1) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptance and other registration work;

(iv)
"control" mean a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights of a company, irrespective of whether the holding or holdings give de facto control;

(v)
"derivative" include any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

(vi)
"relevant securities" are to UCB Shares, Celltech Shares or securities convertible into, rights to subscribe for or options (including traded options) in respect of, and derivatives referenced to, any of the foregoing; and

(vii)
"Celltech Securities" are to Celltech Shares, Celltech ADSs or securities convertible into, rights to subscribe for or options (including traded options) in respect of, and derivatives referenced to, Celltech Shares.

5      Service Contracts of the Celltech Directors

(a)
The executive directors of Celltech have entered into service agreements with Celltech as follows:

Name	Date of Contract	Unexpired Term	Notice period	Annual remuneration 2003 (salary, bonus and benefits)(1)	Annual remuneration 2004 (salary and benefits)(2)	Commission or profit sharing arrangements
Dr Göran Ando	16 April 2003	N/A	12 months	£1,204,100	£751,900	N/A
Mr Peter Allen	11 May 1992	N/A	12 months	£693,300	£496,900	N/A
Dr Melanie Lee	24 September 1998	N/A	12 months	£603,100	£425,900	N/A
Mrs Ingelise Saunders	1 September 2001	N/A	12 months	£394,700	£335,000	N/A

(1)
Benefits: company car; fuel card; non-contributory private medical insurance; subscriptions; and pension.

(2)
Reflects salary pay review and benefit increases effective 1 January 2004. Does not include any bonus award for 2004 as awards are discretionary and not awarded until the first quarter of 2005.

(b)
Further details of the executive directors' service agreements with the Company are set out below:

(i)
the service agreements of Mr Peter Allen, Dr Melanie Lee and Mrs Ingelise Saunders were amended on 9 February 2004, 12 February 2004 and 15 February 2004, respectively. Each director accepted the following relevant changes to his or her terms and conditions of employment, which were approved by the Board:

•
the inclusion of a change of control clause which provides that the director may terminate his or her employment on three months' written notice at any time during a six month period following a change of control of Celltech in which case, he or she shall be entitled to receive a payment equivalent to the sum of his or her annual salary (including employer's pension contributions) and annual bonus payment (which is the sum of the annual discretionary bonuses paid to the director over the three years immediately prior to the termination date divided by three). Such a payment is stated to be in full and final settlement of all or any claims that the director has or may have against Celltech or any group company arising out of his or her appointment, employment, termination of employment or otherwise; and

•
the inclusion of a discretionary payment in lieu of notice clause, which enables Celltech to elect to pay the director in lieu of his or her notice period. Should Celltech exercise this right the director would receive the value of his or her salary, benefits and bonus (being the average bonus awarded during the last three years immediately prior to the termination date), for his or her notice period or any remainder thereof; and

(ii)
Dr Göran Ando's service agreement has not been amended within 6 months prior to the date of this document, except that he received along with the other executive directors a salary increase as disclosed in paragraph 5(a) above in accordance with Celltech's past practice and the salary review provisions of his service agreement. Dr Ando's service agreement already contained a change of control provision which is very similar to the provisions summarised in paragraph 5(b)(i) above, save that his annual salary would not include employer's pension contributions and his annual bonus would be averaged over the shorter period he has been employed (as it is less than 3 years). The provision also does not include the statement that the payment would be in full and final settlement of all or any claims.

    Similarly Dr Ando's service agreement also contains a discretionary payment in lieu of notice clause which requires Celltech to pay him the value of his salary and bonus (calculated as the average bonus paid since the commencement of his employment) for his notice period or any remainder thereof.

6      Material Contracts

(a)   Celltech material contracts

        Neither Celltech nor its subsidiaries have entered into any material contracts (not being a contract entered into in the ordinary course of business) during the two years prior to the commencement of the Offer Period.

(b)   UCB material contracts

        The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by UCB and its subsidiaries during the two years prior to the commencement of the Offer Period and are or may be material:

(i)
a Stock and Asset Purchase Agreement dated 2 December 2002 between UCB and Solutia Inc. ("Solutia") regarding Solutia's world wide business of production, manufacturing and sale of resins, additives and adhesives, and including those of Solutia's subsidiaries active in this business. The consideration was US$500,000,000 and the assumption of the liabilities attached to the business.

(ii)
on 19 June 2003, UCB entered into a Euro 250,000,000 facility agreement with, among others, KBC Bank N.V. as co-ordinator, Barclays Bank plc, BNP Paribas, Fortis Bank S.A./N.V. and KBC Bank N.V. as mandated lead arrangers and Fortis Bank S.A./N.V. as facility agent (the "KBC Facility Agreement"), under which a Euro 250,000,000 term loan was made available to UCB (the "Loan"). The purpose of the Loan is the refinancing or financing of the consideration paid for, and the costs incurred by UCB in connection with, the acquisition of resin and additives businesses which Solutia sold to UCB.

  The Loan is to be repaid in full by five approximately equal annual instalments on each anniversary of the date of the KBC Facility Agreement, with the final repayment instalment being due on the fifth anniversary of the date of the KBC Facility Agreement. The interest payable on borrowings under the KBC Facility Agreement is 0.3 per cent. per annum plus London Interbank Offered Rate plus mandatory costs. The KBC Facility Agreement contains representations, financial and other covenants and events of default which are not unusual for a facility of this type.

(iii)
the financing arrangements, details of which are set out in paragraph 7 of this Appendix V.

7      Financing of the Offer

        The cash consideration due under the Offer will be financed from funds available to UCB pursuant to:

(a)
an umbrella agreement dated 17 May 2004 attaching a credit facility letter, revolving credit bridge facility agreement, general lending conditions and general terms and conditions between UCB, Fortis Bank S.A./N.V. ("Fortis"), under which Fortis made available to UCB a facility of £800,000,000 (the "Fortis Acquisition Facility"). The purpose of the Fortis Acquisition Facility is the financing or refinancing of the acquisition by UCB or any of its affiliates of shares in Celltech pursuant to the Offer (including, without limitation, pursuant to sections 428 et seq. of the Companies Act) or by means of share purchases, together with any fees and expenses payable in connection with the Offer.

  The Fortis Acquisition Facility is a revolving credit bridge facility which (subject to the restrictions on Fortis' rights described below) will terminate on the earlier of (i) the date falling six months after the Announcement, (ii) 25 November 2004 or (iii) the date on which the Offer lapses (the "Expiry Date"), unless the Expiry Date is extended in accordance with the provisions relating to the term-out option period in the Fortis Acquisition Facility. The maximum term of the Fortis Acquisition Facility is 13 May 2005.

  The interest payable on borrowings under the Fortis Acquisition Facility is 0.20 per cent. per annum until the Expiry Date, or, if the term-out option is exercised by UCB, 0.30 per cent. per annum during the first three months of the term-out option period and 0.40 per cent. per annum thereafter, plus, in each case, European Interbank Offered Rate (in the case of advances denominated in euro) or London Interbank Offered Rate (in the case of advances denominated in pounds sterling).

  During the period from 17 May 2004 to the date falling six months after the date of the Announcement, the rights of Fortis, among other things, to prevent or limit the utilisation by UCB of the Fortis Acquisition Facility, to cancel or declare the Fortis Acquisition Facility immediately due and payable or payable on demand and to transfer its rights or obligations under the Fortis Acquisition Facility to third parties without UCB's consent are suspended, except in a very limited number of circumstances.

(b)
an umbrella agreement dated 17 May 2004 attaching a credit contract, credit conditions and general conditions between UCB and KBC Bank N.V. ("KBC"), under which KBC made available to UCB a facility of £800,000,000 (subject to a maximum limit of Euro 1,400,000,000) (the "KBC Acquisition Facility"). The purpose of the KBC Acquisition Facility is the financing or refinancing of the acquisition by UCB or any of its affiliates of shares in Celltech pursuant to the Offer (including, without limitation, pursuant to sections 428 et seq. of the Companies Act) or by means of share purchases or otherwise, together with any fees and expenses payable in connection with the Offer.

  The KBC Acquisition Facility may be utilised in the form of short-term straight loans and is for a term of six months from the date of signing of the KBC Facility Agreement (subject to the restrictions on KBC's rights described below), unless extended for a maximum of two consecutive periods of three months each in accordance with the extension option provisions of the KBC Acquisition Facility.

  The interest payable on borrowings under the KBC Acquisition Facility is 0.20 per cent. per annum until the date falling six months from the date of signing of the KBC Acquisition Facility, or, if the extension option is exercised by UCB, 0.30 per cent. per annum during the first three-month extension period and 0.40 per cent. per annum during the second extension period, plus, in each case, European Interbank Offered Rate (in the case of borrowings denominated in euro) or London Interbank Offered Rate (in the case of borrowings denominated in pounds sterling).

  During the period from 17 May 2004 to the date falling six months after the date of the Announcement, the rights of KBC, among other things, to prevent or limit the utilisation by UCB of the KBC Acquisition Facility, to cancel or declare the KBC Acquisition Facility immediately due or payable or payable on demand and to transfer its rights or obligations under the KBC Acquisition Facility to third parties without UCB's consent are suspended, except in a very limited number of circumstances.

  Neither the payment of interest on, nor the repayment of, nor the security for, any liability of UCB will depend to any significant extent on the business of Celltech. Lazard is satisfied that the necessary financial resources are available to UCB to satisfy the cash consideration payable as a result of full acceptance of the Offer.

  UCB anticipates that it will repay the acquisition financing arrangements over the terms of the loans or will refinance the loans in due course, whichever UCB's management deems appropriate at the time.

8      Bases and Sources

(a)
Unless otherwise stated, financial information on UCB and Celltech and their respective groups has been derived or extracted without material adjustment from their respective published audited annual reports and accounts and, where appropriate, interim statements of the relevant group for the relevant period.

(b)
The share prices for Celltech Shares are closing middle-market prices and have been extracted from the Daily Official List of the London Stock Exchange or (in the case of Celltech ADSs) as reported on the NYSE Composite Transactions Tape.

(c)
References to the value of the entire issued and to be issued share capital of Celltech is based upon 278,128,673 Celltech Shares being in issue (as at 17 May 2004, being the day prior to the announcement of the Offer) and a price of 550 pence being paid by UCB for each Celltech Share.

(d)
The calculation regarding the percentage of the existing issued share capital for Celltech in respect of which Celltech Directors and certain members of their immediate families have irrevocably undertaken to accept the Offer is based on 493,029 Celltech Shares being held by the Celltech Directors and such other persons as a proportion of 278,128,673 Celltech Shares currently in issue (as at 17 May 2004).

(e)
The value as stated in this document placed on the existing share capital of UCB is based on 145,933,000 UCB shares in issue on 17 May 2004.

(f)
The closing middle-market prices of UCB shares are derived from the Euronext La Cote Officielle for the relevant dates.

(g)
Exchange rates of £1 : US$1.7675 and £1 : Euro 1.4721 as per Bloomberg at 4.30 p.m. (London time) on 17 May 2004 have been used throughout this document.

9      Other Information

(a)
Celltech has agreed to pay to UCB the sum of £15.25 million (being approximately one per cent. of the value of the Offer) in the event that (a) the Celltech Directors withdraw their unanimous recommendation of the Offer or recommend an alternative transaction, resulting in any person other than UCB (or any person acting in concert with UCB as defined in the City Code) acquiring control of Celltech (as defined in the City Code) or a substantial part of the business of Celltech; or (b) before the Offer lapses or is withdrawn without becoming or being declared wholly unconditional, any person (other than UCB or a person acting in concert (as defined in the City Code) with UCB) announces an intention to make a competing offer however effected, to acquire the entire issued share capital of Celltech (other than Celltech shares owned by such third party or persons acting in concert with it) and, at any time, the competing offer becomes or is declared wholly unconditional.

(b)
Lazard has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

(c)
Each of Morgan Stanley and JPMorgan has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which it appears.

(d)
There is no agreement, arrangement or understanding whereby the beneficial ownership of any Celltech Shares acquired in pursuance of the Offer will be transferred to any other person, save that UCB reserves the right to transfer any such shares to any other member of the UCB Group.

(e)
Save as otherwise disclosed in this document, no agreement, arrangement or understanding (including compensation arrangement) exists between UCB or any person acting in concert with UCB for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Celltech having any connection with or dependence upon the Offer.

(f)
Save as disclosed in this document, there has been no material change in the financial or trading position of Celltech since 31 December 2003, the date to which the latest audited accounts of Celltech were prepared.

(g)
Save as disclosed in this document, there has been no material change in the financial or trading position of UCB since 31 December 2003, the date to which the last published audited accounts of UCB were prepared.

(h)
Past contacts, negotiations and agreements in respect of the Offer:

  On 1 December 2003, Celltech announced it would regain full rights, including all product development and marketing rights, in respect of CDP870 from Pfizer Inc. ("Pfizer") following the termination of the licence agreement by Pfizer for financial and other business reasons.

  On 8 March 2004, there was a meeting between Baron Jacobs (Chairman of UCB's Executive Committee), Mr Doliveux (Director General of UCB's Pharma Sector), Mr Ando (Group Chief Executive of Celltech) and Dr Peter Fellner (Chairman of Celltech) during which the possibility of an acquisition of Celltech by UCB was discussed.

  Following that meeting, UCB established a separate team consisting of its senior executives and certain representatives of Lazard to explore this possibility further. During the first half of March 2004, UCB had several meetings and conference calls with Lazard to consider the matter.

  On 19 March 2004, a meeting occurred between certain key executives of UCB and Celltech, during which a combination of the two companies was discussed. The possibility of an acquisition structure was explored and certain matters, such as strategic direction and cultural fit between the two organisations, were discussed. Following that meeting, it was decided to pursue further the potential acquisition of Celltech by UCB.

  On 5 April 2004, Messrs. Doliveux and Wiers (Advisor to the Executive Committee of UCB) and Messrs. Ando and Allen (Chief Financial Officer of Celltech) had a conference call to discuss various strategic and structural aspects of the potential acquisition.

  During the first half of April 2004, a number of communications (in person and via teleconference) took place between Mr Doliveux and Mr Ando to review certain matters relating to the feasibility of the combination, including strategic fit, research and development and product portfolio.

  On 15 April 2004, a meeting took place in Geneva between certain key executives of UCB and Celltech at which representatives of Lazard, JPMorgan and Morgan Stanley were present. During that meeting, each of UCB and Celltech reiterated and reconfirmed its respective interest in pursuing a transaction. The discussions during that meeting principally focused on potential transaction structures, execution process, scope of due diligence and next steps.

  Following further discussions by each of UCB and Celltech with its respective financial advisers, Lazard, JPMorgan and Morgan Stanley met in London to discuss the terms of the potential transaction, including the scope of due diligence, and transaction mechanics.

  On 19 April 2004, a confidentiality agreement containing a standstill provision was entered into by UCB and Celltech.

  On 29 April 2004, UCB commenced a due diligence exercise with respect to Celltech, which continued through 10 May 2004. During such exercise a number of contacts and communications took place between UCB and Celltech and their respective financial and legal advisers.

  On 30 April 2004, Celltech gave a series of management presentations to UCB discussing various aspects of Celltech's business. Representatives of Lazard, JPMorgan and Morgan Stanley were present at those presentations.

  Throughout this period, a number of discussions took place between Mr Doliveux and Mr Pradier (Human Resources Director of UCB), with the members of the executive committee of Celltech, principally focused on the functioning of a new integrated structure of the post-acquisition company.

  On 5 May 2004, Messrs. Ando and Fellner of Celltech came to UCB's headquarters in Brussels to meet with certain of its directors and executives to discuss management structure, strategic outlook, transaction rationale, transaction timelines and feedback from the due diligence process.

  Later that same day, there was a further telephone conversation among Lazard, JPMorgan and Morgan Stanley to reconfirm the possible terms and conditions of the proposed transaction.

  Following those conversations, over the course of the next day, there were a number of telephone contacts between Messrs. Doliveux and Wiers of UCB and Messrs. Ando and Allen of Celltech to discuss possible terms and conditions of the proposed transaction, including valuation.

  On 6 May 2004, UCB sent to Celltech a draft memorandum of understanding.

  On 11 May 2004, the UCB board of directors met and authorized certain key executives to proceed with the transaction, subject to completing due diligence and agreeing further conditions.

  On 13 May 2004, the memorandum of understanding was executed by UCB and Celltech. Except in certain non-material respects, the memorandum of understanding was not legally binding and related principally to matters such as strategy, organisation, structure and integration.

  Prior to 18 May 2004, there were a number of communications among representatives of UCB and Celltech and their respective financial and legal advisers to finalise the terms and conditions of, and documentation for, the Offer.

(i)
Past contacts, negotiations and agreements in respect of CDP870:

  On 18 December 2003, the UCB Board met to review various alternative strategies for the future development of its pharmaceutical business and UCB's management team was authorised to explore a number of alternatives in greater detail, with support from UCB's financial adviser, Lazard.

  On 8 January 2004, there was a brief meeting between Mr Doliveux and Messrs. Ando and Allen where UCB was informed that Celltech was actively exploring strategic alliance partners for CDP870. In response to that information, UCB established a team to explore the possibility of forming such a strategic alliance with Celltech in respect of CDP870.

  During February and March 2004, UCB engaged in a number of internal analyses and presentations to determine whether it would continue to explore the possibility of an alliance with Celltech in relation to CDP870.

  On 22 March 2004, a confidentiality agreement was entered into by UCB and Celltech.

  During 13 and 14 April 2004, UCB performed due diligence at Celltech's premises. The due diligence related to clinical development, manufacturing, intellectual property and marketing data on CDP870, as well as to certain other regulatory and legal matters.

  During the following week, various members of the respective UCB and Celltech teams progressed the due diligence efforts and a number of contacts and/or discussions occurred between the respective organisations.

  On 20 April 2004, a first draft of an agreement in respect of CDP870 was received by UCB from Celltech.

  On 5 May 2004, UCB responded to the draft agreement with a counterproposal to Celltech.

  Following 5 May 2004, there were a number of negotiations and exchanges in respect of the draft agreement and such agreement was finalised and executed by UCB and Celltech on 17 May 2004.

(j)
Lazard & Co., Limited is acting as the financial adviser to UCB and Lazard Frères & Co. LLC is acting as the US dealer manager in connection with the Offer, for which they will receive customary fees, together with reimbursement of reasonable expenses. In addition, UCB has agreed to indemnify Lazard & Co., Limited, Lazard Frères & Co. LLC and their respective affiliates against, among other things, certain claims, losses and expenses suffered or incurred by Lazard & Co., Limited, Lazard Frères & Co. LLC and their respective affiliates arising from its engagement.

  UCB has retained Capita IRG Plc as the Receiving Agent and The Bank of New York as the Tender Agent. Neither the Receiving Agent nor the Tender Agent have been retained to make solicitations or recommendations. They will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection herewith.

  In addition, UCB has retained Georgeson Shareholder Communications, Inc. and Capita IRG plc to act as the US Information Agent and UK Information Agent, respectively, in connection with the Offer. The Information Agents will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection herewith.

  UCB will not pay any fees or commissions to any broker or dealer or other person (except as set forth above) in connection with the solicitations of tenders in the United States of Celltech Securities pursuant to the Offer.

(k)
UCB is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute of any state of the United States. If UCB becomes aware of any valid US state statute prohibiting the making of the Offer, UCB will make a good faith effort to comply with such US state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, UCB cannot comply with any such state statute, the Offer will not be made (and tenders will not be accepted from or on behalf of) holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of UCB by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

(l)
None of UCB or, to the best of its knowledge, any of the persons listed in paragraph 2(a) of this Appendix V or any associate or majority-owned subsidiary of UCB or any of the persons so listed, beneficially own any equity security of Celltech, and none of UCB or, to the best of its knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Celltech during the past 60 days.

(m)
Except as described in this Offer Document, (a) there have not been any contacts, transactions or negotiations between UCB, any of its respective subsidiaries or, to the best knowledge of UCB, any of the persons listed in paragraph 2(a) of this Appendix, on the one hand, and Celltech or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of UCB or, to the best of its knowledge, any of the persons listed in paragraph 2(a) of this Appendix has any contract, arrangement, understanding or relationship with any person with respect to any securities of Celltech.

(n)
On 17 May 2004, UCB sent a letter to the board of directors of Celltech confirming its intention to offer, as part of the proposals to certain optionholders under one of the Celltech Share Plans, the ability to exchange options over Celltech Shares for options over shares in UCB. In addition, in the letter UCB acknowledged that options which are not exchanged will become exercisable in accordance with the rules of the relevant plan following, if necessary, the waiver by the Celltech remuneration committee of performance condition attaching to such options. Options granted under three of the Celltech Share Plans are subject to performance conditions. Upon a change of control, performance conditions in relation to one plan are deemed waived. The remuneration committee has discretion to waive performance conditions in respect of the other two plans. The Celltech remuneration committee has resolved that, with effect from the Offer becoming or being declared wholly unconditional, it is appropriate for those conditions to be waived.

10    Documents available for inspection

        Copies of the following documents will be available for inspection at the offices of Linklaters, One Silk Street, London, EC2Y 8HQ during usual business hours on any Business Day while the Offer remains open for acceptance:

(a)
the articles of incorporation of UCB;

(b)
the memorandum and articles of association of Celltech;

(c)
the published audited consolidated accounts of the UCB Group for the two financial years ended 31 December 2003;

(d)
the published audited consolidated accounts of the Celltech Group for the two financial years ended 31 December 2003;

(e)
the service agreements of the Directors of Celltech and related letters referred to in paragraph 5 above;

(f)
the material contracts of UCB referred to in paragraph 6(b) above;

(g)
the inducement fee letter agreement referred to in paragraph 9(a) above;

(h)
the written consents referred to in paragraphs 9(b) and 9(c) above;

(i)
the draft Loan Note Instrument;

(l)
the letter of valuation of the Loan Notes by Lazard dated 19 May 2004; and

(k)
copies of the irrevocable undertakings to accept the Offer given by certain of the Directors of Celltech and members of their immediate families and referred to in the letter from Lazard.

        Additionally, UCB and Celltech have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, Celltech has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Free copies of these documents are available on the SEC's website at www.sec.gov.

11    Certain Consequences of the Offer

(a)   Market effect

        The past performance of the price of Celltech Shares and Celltech ADSs is no guide to the future performance of Celltech Securities.

        The purchase of Celltech Securities pursuant to the Offer will reduce the number of holders of Celltech Securities and the number of Celltech Securities that might otherwise trade publicly and,

depending upon the number of Celltech Securities so purchased, could adversely affect the liquidity and market value of the remaining Celltech Securities held by the public. In addition, when the Offer becomes or is declared unconditional in all respects, UCB intends to procure that Celltech applies to the UKLA for official listing and to the London Stock Exchange for the admission to trading of the Celltech Shares to be cancelled. It is anticipated that such cancellation will take effect no earlier than 20 business days after the Offer becomes unconditional in all respects. UCB would also intend to procure that Celltech applies for de-listing of the Celltech ADSs from the New York Stock Exchange. Such de-listing and cancellation would significantly reduce the liquidity and marketability of any Celltech Securities not tendered in the Offer. UCB also may request that Celltech should terminate the existing deposit agreement through which the ADS programme is operated.

        The value of all investments and the outcome from them can fall as well as rise and not all the amount invested may be realised. Holders of Celltech ADSs accepting the Offer and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk.

(b)   Public availability of information

        In the event that Celltech Shares continue to be listed on the Official List following the Offer becoming or being declared unconditional in all respects, holders of Celltech Shares who have not accepted the Offer will continue to receive the same financial and other information from Celltech that Celltech is presently required by the Listing Rules to send to such holders. If Celltech Shares are no longer listed on the Official List following the Offer, Celltech would no longer be required by those rules to make publicly available such financial and other information.

        The Celltech ADSs and the Celltech Shares (not for trading but in connection with the listing of the Celltech ADSs) are currently registered under the Exchange Act. Registration of such Celltech ADSs and Celltech Shares may be terminated upon application of Celltech to the SEC if Celltech ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the United States. Termination of registration of Celltech ADSs and Celltech Shares under the Exchange Act would substantially reduce the information required to be furnished by Celltech to holders of Celltech ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to Celltech. If, as a result of the purchase of Celltech ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 7 of Part B of Appendix I above, Celltech is not required to maintain registration of Celltech ADSs and Celltech Shares under the Exchange Act, UCB would intend to cause Celltech to apply for termination of such registration.

(c)   Margin Regulations

        Celltech ADSs are currently "margin securities" under the regulations of the Board of Governors of the US Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Celltech ADSs. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Celltech ADSs would no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

APPENDIX VI

Definitions

Acceptance Condition	the Condition as to acceptances set out in paragraph (a) of Part A of Appendix I to this document
Acceptance Forms	the Form of Acceptance and, in relation to holders of Celltech ADSs only, the Letter of Transmittal and the Notice of Guaranteed Delivery, accompanying this document pursuant to the Offer
Agent's Message
a message transmitted by the Book-Entry Transfer Facility to, and received by, the Tender Agent and forming part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the interests in Celltech ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that UCB may enforce such agreement against the participant
Announcement	the press release announcing the Offer by UCB for Celltech dated 18 May 2004
Australia	the Commonwealth of Australia, its territories and possessions
Book-Entry Confirmation	the confirmation of a book-entry transfer of Celltech ADSs into the Tender Agent's account at a Book-Entry Transfer Facility
Book-Entry Transfer Facility	the Depository Trust Company
Business Day	a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are open for business (other than solely for trading and settlement in Euros) in the City of London
Canada	Canada, its provinces and territories and all areas subject to its jurisdiction
Celltech or the Company	Celltech Group plc
Celltech ADRs	American Depositary Receipts issued under the Deposit Agreement evidencing the right to Celltech ADSs
Celltech ADSs	American Depositary Shares, each representing two Celltech Shares, evidenced by Celltech ADRs
Celltech Board	the board of directors of Celltech
Celltech Directors	the directors of Celltech, whose names are set out in sub-paragraph 2(c) of Appendix V to this document, or, where the context so requires, the directors of Celltech from time to time
Celltech Group	Celltech and its subsidiary undertakings
Celltech Securities	Celltech Shares and Celltech ADSs
Celltech Shareholders	holders of Celltech Shares from time to time
Celltech Share Plans	all or (where the context permits) any of:
(i) Celltec Group plc 2001 Discretionary Share Option Scheme
(ii) Celltech Group plc Deferred Bonus Plan
(iii) Celltech Chiroscience Executive Share Option Scheme 1999

(iv) Celltech Group 1993 Executive Share Option Scheme
(v) Celltech Group plc Sharesave Scheme (formerly known as the Celltech Chiroscience Savings Related Share Option Scheme 1999)
(vi) Celltech Group 1993 Savings Related Share Option Scheme
(vii) Chiroscience Group (No.1) Executive Share Option Scheme
(viii) Chiroscience Group (No.2) Executive Share Option Scheme
(ix) Chiroscience Group Sharesave Scheme
(x) Chiroscience 1997 All Employee Share Option Scheme
(xi) Darwin Molecular Technologies, Inc. 1993 Stock Option Plan
(xii) Medeva PLC Executive Share Option Scheme
(xiii) Medeva PLC United States Executive Stock Option Plan
(xiv) Medeva PLC 1996 Executive Share Option Scheme
Celltech Shares	ordinary shares with a nominal value of 50 pence each in Celltech
certificated or in certificated form	a Celltech Share which is not in uncertificated form (that is, not in CREST)
City Code	the City Code on Takeovers and Mergers
Closing Date
3.00 p.m. (London time), 10.00 a.m. (New York City time), on 17 June 2004, unless and until UCB, with the consent of the Panel or in accordance with the City Code and in accordance with the Exchange Act, shall have extended the Offer, in which case the term "Closing Date" shall mean the latest time and date at which the Offer, as so extended by UCB, will expire or, if earlier, the time at which the Conditions are satisfied, fulfilled or, to the extent permitted, waived
Closing Price
the middle-market quotation of a Celltech Share at the close of business on a particular trading day as derived from the Daily Official List or, as the case may be, the last reported sale price of a Celltech ADS as reported on the NYSE Composite Transactions Tape
Companies Act	the Companies Act 1985 (as amended)
Conditions	the conditions of the Offer set out in Part A of Appendix I to this document, and "Condition" means any one of them
CREST	the relevant system (as defined in the Regulations) to facilitate the transfer of title to shares in uncertificated form in respect of which CRESTCo is the Operator (as defined in the Regulations)
CREST member	a person who has been admitted by CRESTCo as a system member (as defined in the Regulations)
CREST participant	a person who is, in relation to CREST, a system participant (as defined in the Regulations)
CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor
CREST sponsored member	a CREST member admitted to CREST as a sponsored member
CRESTCo	CRESTCo Limited

Daily Official List	the London Stock Exchange Daily Official List
Deposit Agreement	the deposit agreement, dated as of 25 January 2000, by and among Celltech, the Depositary and all owners and holders of Celltech ADRs issued thereunder
Depositary	The Bank of New York, as depositary, under the Deposit Agreement
Eligible Institution	a financial institution which is a participant in the Securities Transfer Association Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program
Exchange Act	the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder
Executive Committee	the corporate management body of UCB that directs and supervises the day-to-day management of UCB's two sectors and their respective subsidiaries
Form of Acceptance
in relation to Celltech Shares, the form of acceptance, authority and election relating to the Offer which is being sent with the Offer Document for use by Celltech Shareholders wishing to accept the Offer
Further Terms	the further terms of the Offer set out in Part B of Appendix I to this document
Helpline
the telephone helpline run by the Receiving Agent (outside the US) and the Information Agent (inside the US) (0870 162 3118 from the United Kingdom, (800) 261 1054 from the United States and +44 208 639 2157 from other countries)
Initial Offer Period
the period during which the Offer remains conditional, which commences on the date of this document and expires on the earlier of the Offer lapsing or becoming or being declared unconditional in all respects in accordance with its terms
Japan	Japan, its cities and prefectures, territories and possessions
JPMorgan	J.P. Morgan plc
Lazard	Lazard & Co., Limited, except with references to the Offer being made in the United States, in which case such references shall be to Lazard Frères & Co. LLC
Letter of Transmittal	in relation to Celltech ADSs, the letter of transmittal relating to the Offer which is being sent with the Offer Document for use by holders of Celltech ADSs wishing to accept the Offer
Loan Notes	the unsecured loan notes which may be issued by UCB pursuant to the Loan Note Alternative, having the rights and being subject to the restrictions to be set out in the Loan Note Instrument
Loan Note Alternative
the right of Celltech Shareholders (other than certain Overseas Shareholders) to elect to receive Loan Notes instead of all or part of the cash to which they would otherwise have been entitled under the Offer
Loan Note Instrument	the loan note instrument constituting the Loan Notes, the terms of which are summarised in Appendix II to this document (and any instruments supplemental thereto)

London Stock Exchange	London Stock Exchange plc
member account ID	the identification code or number attached to any member account in CREST
Morgan Stanley	Morgan Stanley & Co. Limited
New York Stock Exchange or NYSE	New York Stock Exchange, Inc.
Noteholder	a holder of Loan Notes
Notice of Guaranteed Delivery	the notice of guaranteed delivery relating to the Offer for use by holders of Celltech ADSs
Offer
the recommended cash offer, made by UCB and, outside the United States, by Lazard on behalf of UCB, for all the issued and to be issued Celltech Shares (including those represented by Celltech ADSs) on the terms and subject to the conditions set out in the Offer Document and the Acceptance Forms and including, where the context permits, any subsequent revision, variation, extension or renewal of such offer
Offer Document	this document
Offer Escrow Agent	Capita IRG Plc, in its capacity as escrow agent for the purpose of the Offer
Offer Period
the period beginning on and including 18 May 2004 and ending on the latest of (i) 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 17 June 2004, (ii) the time and date on which the Offer becomes or is declared unconditional and (iii) the time and date on which the Offer lapses or is withdrawn
Official List	the Official List of the UKLA
Overseas Shareholders
Celltech Shareholders who are resident in or nationals or citizens of jurisdictions outside the United Kingdom or the United States or who are nominees of, or custodians or trustees for, citizens or nationals of other countries
Panel	the Panel on Takeovers and Mergers
participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant
pounds sterling or £	UK pounds sterling (and references to "pence" or "p" shall be construed accordingly)
Receiving Agent	Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH
Registrar	Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA
Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)
Regulatory Information Service	any of the services set out in Schedule 12 to the listing rules of the UKLA from time to time
Restricted Jurisdiction	any of Belgium, Canada, Australia or Japan or any jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction
SEC	the United States Securities and Exchange Commission

Securities Act	the United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder
Subsequent Offer Period	the period commencing immediately after the end of the Initial Offer Period during which the Offer will remain open for acceptance
Tender Agent	The Bank of New York, as agent under the Tender Agency Agreement between The Bank of New York and UCB
TTE Instruction	a Transfer to Escrow instruction (as defined by the CREST Manual issued by CRESTCo)
UCB	UCB S.A.
UCB Board	the board of directors of UCB
UCB Directors
the directors of UCB, whose names are set out in sub-paragraph 2(a) and who are indentified as directors of UCB in sub-paragraph 2(a) of Appendix V of this document, or, where the context so requires, the directors of UCB from time to time
UCB Group	UCB and its subsidiary undertakings
UCB Shares	the shares of UCB
UK Information Agent	Capita IRG Plc, Corporate Action, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, UK
UKLA	the UK Listing Authority, being the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000
uncertificated or in uncertificated form
a Celltech Share which is for the time being recorded on the register or members of Celltech as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST
United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland
United States or US	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia
US business day	any day, other than Saturday, Sunday or a federal holiday in the United States, and consisting of the time period from 12.01 a.m. to 12.00 midnight Eastern (US) time
US dollar or US$ or $	the lawful currency of the United States
US Holder
a holder of Celltech Securities that is (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organised in or under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to US federal income taxation regardless of its source or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more US persons have the authority to control all substantial decisions of the trust
US Information Agent	Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004, USA
US person	a US person as defined in Regulation S under the Securities Act

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TO ACCEPT THE OFFER
Offer into the United States
CONTENTS
FREQUENTLY ASKED QUESTIONS
PART I LETTER FROM THE CHAIRMAN OF CELLTECH
RECOMMENDED CASH OFFER BY UCB FOR CELLTECH
PART II LETTER FROM LAZARD
RECOMMENDED CASH OFFER BY UCB FOR CELLTECH
APPENDIX I Conditions to, and Further Terms of, the Offer
Part A—Conditions to the Offer
Part B—Further Terms of the Offer
Part C—Acceptance Forms
APPENDIX II
Particulars of the Loan Notes
APPENDIX III Financial information relating to Celltech
CONSOLIDATED PROFIT AND LOSS ACCOUNT for the year ended 31 December 2003
CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 31 December 2003
RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS for the year ended 31 December 2003
CONSOLIDATED BALANCE SHEET as at 31 December 2003
CONSOLIDATED CASH FLOW STATEMENT for the year ended 31 December 2003
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS for the year ended 31 December 2003
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 December 2003
APPENDIX IV Financial information relating to UCB
CONSOLIDATED BALANCE SHEET (Continued)
ANNEX
NOTES ON THE CONSOLIDATED PROFIT AND LOSS ACCOUNT
AUDITORS' REPORT
CONSOLIDATED CASH FLOW STATEMENT
APPENDIX V Additional Information
APPENDIX VI Definitions